 Exhibit 10.1.1

AGREEMENT AND PLAN OF MERGER

BY

AND

AMONG

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.,

FUSION BCHI ACQUISITION LLC,

AND

BIRCH COMMUNICATIONS HOLDINGS, INC.

DATED AUGUST 26, 2017

STRICTLY PRIVATE AND CONFIDENTIAL. DRAFT FOR DISCUSSION PURPOSES ONLY. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED.

Exhibits

Exhibit A - Amended and Restated Certificate of Incorporation
Exhibit B - Stockholders’ Agreement
Exhibit C - Registration Rights Agreement
Exhibit D - Consumer Business Carve-out

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 26, 2017 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), is entered into by and among Fusion Telecommunications International, Inc., a Delaware corporation (the “Company”), Fusion BCHI Acquisition LLC, a Delaware limited liability company (“Merger Sub”), and Birch Communications Holdings, Inc., a Georgia corporation (“BCHI”). The Company, Merger Sub and BCHI are hereinafter sometimes referred to as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 9.15.

RECITALS

A.           The Boards of Directors of each of the Company and BCHI have deemed it advisable and in the best interests of their respective corporations and stockholders to enter into a business combination by means of the Merger (as defined below).

B.           The Boards of Directors of each of the Company and BCHI have approved, and declared advisable and in the best interests of their respective companies and stockholders, this Agreement and the transactions contemplated hereby, including the merger of BCHI with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company in the Merger, as more fully provided in, and upon the terms and subject to the conditions set forth in, this Agreement.

C.           The Company, as the managing member of Merger Sub, has approved, and declared advisable and in the best interests of Merger Sub and the Company as its sole member, this Agreement and the transactions contemplated hereby, including the Merger, as more fully provided in, and upon the terms and subject to the conditions set forth in, this Agreement.

D.           The Board of Directors of the Company (the “Company Board”) has determined to recommend that the stockholders of the Company vote to adopt and approve this Agreement and the Merger, including the amendment and restatement of the Company’s certificate of incorporation and the issuance of shares of Company Common Stock pursuant to the Merger, and (to the extent necessary to comply with NASDAQ listing requirements) the Reverse Split upon the terms and subject to the conditions set forth in this Agreement (the “Company Board Recommendation”).

E.           The Board of Directors of BCHI has approved, and declared advisable and in the best interests of BCHI and its shareholders, this Agreement and the transactions contemplated hereby, including the Merger, as more fully provided for in this Agreement.

F.           Concurrently with the execution and delivery of this Agreement, each Principal Company Stockholder has executed and delivered to BCHI a support agreement in a form previously approved by BCHI (each, a “Support Agreement” and, collectively, the “Support Agreements”), pursuant to which such Principal Company Stockholder has agreed, among other things, subject to the terms and conditions of the applicable Support Agreement, to vote his, her or its shares of Company Common Stock in favor of the approval of the Merger, and to take certain other actions in furtherance of the Transactions.

G.           The shareholders of BCHI have, by written consent, irrevocably adopted this Agreement and approved the transactions contemplated hereby, including the Merger, as required pursuant to the BCHI Charter, the BCHI Bylaws and applicable Law.

H.           Each of the shareholders of BCHI has entered into a subscription agreement (the “Subscription Agreements”) agreeing to (a) at the Closing, assign and transfer the right of such shareholder to receive shares of Company Common Stock issuable to such shareholder pursuant to the Merger to a limited liability company organized by such shareholders to own and hold all of such shares of Company Common Stock (referred to herein as “Holding LLC”) and (b) cause Holding LLC to execute and deliver, at the Closing, the Stockholders’ Agreement and the Registration Rights Agreement.

I.           In connection with the execution and delivery of this Agreement, and as a condition and inducement to each Party’s willingness to enter into this Agreement, a certain financial institution has executed and delivered a “highly confident letter” with respect to debt facilities to be entered into by the Company and BCHI, the proceeds of which, together with other financing facilities, will be used to effect the Refinancing and the other transactions contemplated by this Agreement, including paying expenses associated with the Transactions.

J.           The Parties intend the Merger to constitute a “reorganization” within the meaning of section 368(a) of the Code, this Agreement to constitute a “plan of reorganization,” and BCHI, Merger Sub and the Company to constitute parties to the reorganization.

The Parties hereby agree as follows:

ARTICLE I

The TRANSACTIONS

Section 1.1 The Merger and Related Matters

(a) The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Georgia Business Corporation Code (the “GBCC”) and the Delaware Limited Liability Company Act (the “Act”), BCHI will be merged with and into Merger Sub at the Effective Time. At the Effective Time, the separate corporate existence of BCHI will cease, and Merger Sub will continue as the surviving entity (the “Surviving Company”) and a wholly owned Subsidiary of the Company and will succeed to and assume all the rights and obligations of BCHI in accordance with the GBCC and the Act.

(b) Effective Time. On the Closing Date, the Company, Merger Sub and BCHI will cause to be filed with the Secretaries of State of the State of Georgia and the State of Delaware a certificate of merger, or other appropriate documents (collectively, the “Certificate of Merger”), executed in accordance with the relevant provisions of the GBCC and the Act, and will make all other filings or recordings required under the GBCC and the Act to effect the Merger and the transactions provided for herein. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretaries of State, or at such other time as BCHI and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

(c) Effects. The Merger will have the effects provided in this Agreement, including Article II, and in the applicable provisions of the GBCC and the Act.

(d) Conversion of Securities.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of BCHI, Merger Sub, the Company or the holders of the BCHI Common Stock, all of the shares of BCHI Common Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 1.1(d)(iii)) will be converted automatically into the right to receive, in the aggregate, in accordance with the terms of this Agreement, a number of fully paid and non-assessable shares of Company Common Stock equal to three (3) times the Fully-Diluted Company Share Total (the “Merger Consideration”). At the Closing, all of the shares of Company Common Stock issuable to the shareholders of BCHI pursuant to the Merger will, pursuant to the Subscription Agreements, be issued to Holding, LLC.

(ii)  From and after the Effective Time, all Shares (other than any Shares to be cancelled pursuant to Section 1.1(d)(iii)) will no longer be outstanding, and, upon the conversion thereof, will automatically be cancelled and will cease to exist. Except as set forth in Section 1.1(d)(iii), as a result of the Merger, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (“Certificates”) will thereafter cease to have any rights with respect to such Shares except the right to receive the applicable shares of Company Common Stock in consideration therefor, upon surrender of such Certificate in accordance with Section 2.1(a).

(iii) At the Effective Time, by virtue of the Merger and without any action on the part of BCHI, Merger Sub or the Company, each Share held in the treasury of BCHI or owned of record by any BCHI Subsidiary immediately prior to the Effective Time will automatically be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto.

(iv) All of the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become limited liability company interests of the Surviving Company.

(v) At the Effective Time, by virtue of the Merger and without any action on the part of BCHI, Merger Sub or the Company, all of the rights under each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall terminate and all of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be deemed cancelled, as provided in the Company Charter and the notice to the holders of shares of Company Preferred Stock required by Section 6.15.

(e) Certificate of Formation and Limited Liability Company Agreement. At the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub will, by virtue of the Merger, be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company until thereafter amended as provided therein or by applicable Law.

(f) Directors. The Parties will take all necessary action such that, from and after the Effective Time, each Subsidiary of the Company will have two (2) directors (or, in the case of a limited liability company, two (2) managers) who are mutually acceptable to BCHI and the Company and who will serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(g) Officers. The officers of the Surviving Company from and after the Effective Time will be determined prior to the Closing by mutual agreement of BCHI and the Company.

Section 1.2 Company Matters . Unless otherwise agreed to by BCHI and the Company prior to the Effective Time, the Company will take all necessary action such that, effective at or prior to the Effective Time:

(a) Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company will, as of the Effective Time, be amended and restated to be the form attached hereto as Exhibit A. Prior to the Effective Time, BCHI and the Company will review and revise in good faith the bylaws of the Company, which will be amended and restated, effective as of the Effective Time, to be consistent with similarly situated Delaware corporations.

(b) Board of Directors. The size of the Company Board will be fixed at nine (9) members. The initial members of the Company Board as of the Effective Time will be determined prior to the Closing in accordance with the provisions of the Stockholders’ Agreement; provided that such initial members to be designated by the Company shall be determined by the Company’s Compensation and Nominating Committee subject to Company Board approval.

(c) Executive Officers. Matthew D. Rosen will be the Chief Executive Officer of the Company and the Chairman of the Company Board. Holcombe T. Green, Jr. will be the Vice Chairman of the Company Board. The other officers of the Company as of the Effective Time will be determined prior to the Closing by mutual agreement of BCHI and the Company.

Section 1.3 Closing . The closing (the “Closing”) of the Merger will take place at the offices of Jones Day, 250 Vesey Street, New York, New York 10281 at 10:00 a.m. local time on the later of (a) the second Business Day following the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions at Closing), and (b) the earlier of (i) a date during the Marketing Period specified by BCHI and the Company by mutual agreement, and (ii) ten (10) Business Days following the final day of the Marketing Period; except that if the Closing would otherwise occur within the ten (10) Business Day period prior to the date on which the Company’s Quarterly Report on Form 10-Q or the Company’s Annual Report on Form 10-K (or any amendment to any previously filed Company Report) would be required to be filed with the SEC, the Closing will occur on the third (3rd) Business Day after the filing by the Company of such report (subject, in each case, to the satisfaction or waiver of such conditions as of the date determined by this clause). In lieu of the foregoing, the Closing may occur at such other place, time and date as may be agreed in writing by BCHI and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.4 Stockholders’ Agreement . At the Closing, the Company, Holding LLC and the Principal Company Stockholders will enter into a stockholders’ agreement, substantially in the form of Exhibit B (the “Stockholders’ Agreement”).

Section 1.5 Registration Rights Agreement . At the Closing, the Company and Holding, LLC will enter into a registration rights agreement, substantially in the form of Exhibit C (the “Registration Rights Agreement”).

Section 1.6 Separation Agreements . In the interim period between the signing of this Agreement and the Closing, the Parties will negotiate and cooperate in good faith to reach agreement on the Separation Agreements in accordance with the terms and conditions of Exhibit D, and BCHI and/or certain of the BCHI Subsidiaries (other than Spinco), on the one hand, and Spinco, on the other hand, will enter into the Separation Agreements. BCHI hereby agrees that it will not (and will cause the BCHI Subsidiaries not to) enter any agreement between BCHI or any of the BCHI Subsidiaries (other than Spinco), on the one hand, and Spinco, on the other hand, relating to the Consumer/SMB Business without the prior written approval of the Company, not to be unreasonably withheld, conditioned or delayed.

ARTICLE II

EFFECTS of THE Merger

Section 2.1 Exchange of Shares

(a) Exchange Procedures. On the Closing Date, immediately after the Effective Time, each holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 1.1(d)(i) will surrender their Certificates to the Company in exchange for shares of the Company Common Stock pursuant to Section 1.1(d)(i); provided, that, pursuant to the Subscription Agreements all of the shares of Company Common Stock issuable to the holders of Shares will be issued to Holding, LLC.

(b) No Further Rights in Shares. All Merger Consideration issued or paid upon surrender of Certificates in accordance with the terms of this Article II will be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

Section 2.2 Section 16 . The Company will cause any disposition of shares of Company Common Stock, Company Options or restricted shares of Company Common Stock or acquisitions of shares of Company Common Stock, options to purchase Company Common Stock or restricted shares of Company Common Stock resulting from the Transactions by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 2.3 No Liability . Notwithstanding anything in this Agreement to the contrary, none of the Company, BCHI, Merger Sub, the Surviving Company or any other Person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.4 Withholding Rights . Each of the Company, the Surviving Company, BCHI and Merger Sub will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, any provision of applicable state, provincial, territorial, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such withheld amounts will be treated for the purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties of the Company

Except as (x) disclosed in the disclosure letter delivered by the Company to BCHI immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure letter will be deemed to apply to each other section thereof to which its relevance as an exception to (or disclosure for the purposes of) such other section is reasonably apparent) (the “Company Disclosure Letter”) or (y) set forth in a registration statement, prospectus, report, form, schedule or other document (including exhibits and all other information incorporated therein) filed by the Company with or furnished to the SEC prior to the date hereof, but excluding any risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements,” or other disclosures contained or referenced therein to the extent they are predictive or forward looking, but only to the extent that such documents are available on the SEC’s Electronic Data Gathering and Retrieval System no later than the third (3rd) Business Day prior to the date of this Agreement (it being understood that this clause (y) shall not be applicable to Section 3.2 or Section 3.3(a)), the Company represents and warrants to BCHI as follows:

Section 3.1 Corporate Organization

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power and authority or to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Copies of the articles of incorporation of the Company, as amended and restated (the “Company Charter”), and the bylaws of the Company, as amended and restated (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to BCHI.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a list of each Company Subsidiary, together with the jurisdiction of organization or incorporation, as the case may be, and the jurisdictions in which each Company Subsidiary is authorized to conduct business. Each Company Subsidiary (i) is duly organized or formed, as the case may be, and validly existing under the Laws of its jurisdiction of organization or formation, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, provincial, territorial, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all the corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, in the case of clauses (ii) and (iii), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Copies of the articles of incorporation, or similar organizational document, as applicable, of each Company Subsidiary, as amended and restated, and the bylaws, or similar governing document, as applicable, of each Company Subsidiary, as amended and restated, as in effect as of the date of this Agreement, have previously been made available to BCHI.

(e) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. All of the issued and outstanding limited liability company interests of Merger Sub is, and at the Effective Time will be, owned by the Company. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 3.2 Capitalization

(a) Section 3.2(a) of the Company Disclosure Letter sets forth the authorized capital stock of the Company, as of the date of this Agreement, by class and series and the number of issued and outstanding shares of each such class and series (collectively, the “Company Capital Stock”) and, in the case of each series of Company Preferred Stock, the number of shares of Company Common Stock, as of the date of this Agreement, that the issued and outstanding shares in such series are convertible into.  The number of shares of Company Common Stock reserved for issuance pursuant to the Equity Compensation Plans is variable in nature as, under the terms of the 2016 Equity Compensation Plan, the number of shares available for issuance thereunder is equal to (i) ten percent of the Company Common Stock then outstanding, plus (ii) any shares for which options were granted under the 2009 stock incentive plan that expire without being exercised.   No shares of Company Capital Stock are held in the Company’s treasury.  All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights..

(b) There are no stockholders agreements, voting trusts, voting agreements or other similar agreements or understandings with respect to the Company Capital Stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders. Except as contemplated under this Agreement, awards issued pursuant to the Equity Compensation Plans and as set forth in the certificates of designation and preferences for the Company Preferred Stock, no Person has any outstanding commitments, rights of first offer or refusal, anti-dilution rights, preemptive rights, rights of participation or any similar right to participate in the Transaction. Except for the Company Options, the Company Warrants and the Reverse Split and except as set forth in Section 3.2(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, scrip rights to subscribe to, calls, restricted shares, phantom stock rights, rights of first offer or refusal, rights to require redemption or repurchase, preemptive rights, anti-dilution rights, registration rights, rights of participation, commitments or other agreements to which the Company or any of the Company Subsidiaries is a party relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any, Equity Securities or other securities of the Company or any of the Company Subsidiaries, or Contracts, commitments or understandings by which the Company or any of the Company Subsidiaries is or may become bound to issue additional Equity Securities or other securities of the Company or the Company Subsidiaries. Section 3.2(b)(i) of the Company Disclosure Letter sets forth, as of the date hereof, with respect to each unexercised Company Option (whether vested or unvested) (i) the name of the holder of such Company Option, (ii) whether such Company Option has vested, (iii) the number of shares of Company Capital Stock that are issuable upon the exercise of such Company Option, (iv) the date on which such Company Option was granted and the term of such Company Option, (v) the vesting schedule and vesting commencement date for such Company Option, (vi) the exercise price per share of Company Capital Stock purchasable under such Company Option, and (vii) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. Section 3.2(b)(ii) of the Company Disclosure Letter sets forth, as of the date hereof, with respect to each unexercised Company Warrant (A) the name of the holder of such Company Warrant, (B) the number of shares of Company Capital Stock that are issuable upon the exercise of such Company Warrant, (C) the date on which such Company Warrant was issued and the term of such Company Warrant, and (D) the exercise price per share of Company Capital Stock purchasable under such Company Warrant. Except as expressly contemplated by this Agreement or as set forth in Section 3.2(b)(iii) of the Company Disclosure Letter, neither the consummation of the Transactions nor any action taken or to be taken by the Company or a Company Subsidiary in connection with the Transactions will result in (x) any acceleration of vesting or exercisability, whether or not contingent on the occurrence of any event after consummation of the Transactions, in favor of any holder of Company Options or (y) any additional benefits for any holder of Company Options.

(c) There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding as of the date of this Agreement.

(d) Except as set forth in Section 3.2(d) of the Company Disclosure Letter, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any Liens (other than transfer restrictions under applicable federal, state, provincial or territorial securities Laws and Liens that will be released at Closing), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary. Except as set forth in Section 3.2(d) of the Company Disclosure Letter, there are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Equity Interest in any Company Subsidiary. Except for the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries directly or indirectly owns any Equity Interest in any Person. Section 3.2(d) of the Company Disclosure Letter sets forth, for each Company Subsidiary, (i) the number and type of any capital stock of, or other equity or voting interests in, such Company Subsidiary that are outstanding as of the date of this Agreement and (ii) the identity of each equity holder of capital stock or other equity or other voting interest in such Company Subsidiary and the number of shares or interests of such Company Subsidiary held by each such holder as of the date of this Agreement.

Section 3.3 Authority; No Violation

(a) Each of the Company and Merger Sub has full corporate or limited liability company power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly adopted by the Company Board and the Company and the managing member of Merger Sub, and, except for the adoption of this Agreement by the Company, as the sole member of Merger Sub, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate or limited liability company proceedings on the part of the Company or Merger Sub are necessary to authorize the execution and delivery of this Agreement or consummation of the Transactions. Except for (i) approval by the holders of a majority of the outstanding shares of Company Common Stock entitled to be voted in accordance with the DGCL at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement and approve the Merger, the amendment and restatement of the Company’s Charter as provided by Section 1.2(a), the issuance of the shares of Company Common Stock as the Merger Consideration and (to the extent necessary to comply with NASDAQ listing requirements) the Reverse Split (ii) any approval of the holders of the Company Preferred Stock of this Agreement or the Transactions that is required pursuant to the Company Charter or the Company Bylaws (collectively, the “Stockholder Approval”), no votes or approvals of the holders of any class or series of Equity Interests of the Company are necessary to approve this Agreement and the consummation of the Transactions. The Company Charter and Company Bylaws are the Company’s only organizational documents, and there are no other Contracts defining or governing the rights of the holders of any Company Capital Stock or any of its other equity holders in their capacities as such, and, to the knowledge of the Company, there are no Contracts between or among the holders of Company Capital Stock defining or governing the rights of the Company Capital Stock, as applicable. The Company Board has (i) determined that this Agreement and the Transactions are advisable and fair to and in the best interests of the Company’s stockholders, and (ii) resolved, subject to Section 6.3(c), to recommend that the Company’s stockholders adopt this Agreement and approve the Transactions. This Agreement has been duly and validly executed and delivered by the Company and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of BCHI and the due authorization, execution and delivery of this Agreement by BCHI, constitutes the valid and binding agreement of each of the Company and Merger Sub, enforceable against the Company and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (B) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

(b) Neither the execution and delivery of this Agreement by the Company or Merger Sub nor the consummation of the Transactions, nor compliance by the Company or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case, as amended, of the Company or any of the Company Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to the Company, any of the Company Subsidiaries or any of their respective material properties or assets, or any material Permit of the Company or a Company Subsidiary or by which any of the material assets of the Company or a Company Subsidiary are bound or subject, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent of or notice to any Person under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any Company Material Contract.

Section 3.4 Consents and Approvals . Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the Act, (b) the filing of an amendment to the Company Charter to effect the Reverse Split, (b) compliance with any applicable requirements of the HSR Act and any other Laws analogous to the HSR Act existing in foreign jurisdictions (together with the HSR Act, “Antitrust Laws”), (c) the filing with the SEC of a proxy statement relating to the Stockholders Meeting (the “Proxy Statement”), and filings required by the applicable requirements of the Securities Act or Exchange Act, (d) such filings with and approvals of The NASDAQ Stock Market, LLC (“NASDAQ”) to permit the shares of Company Common Stock that are to be issued in the Merger to be listed and issued on NASDAQ, (e) receipt of such consents from, or registrations, declarations, notices or filings made to or with State PSCs as are required in order to effect the transfer of control of the Company Licenses or as are otherwise necessary to consummate the Merger and other Transactions, including the Financing (the “Company State Approvals”), and (f) receipt of such consents from, or registrations, declarations, notices or filings made to or with the FCC as are required to in order to effect the transfer of control of the Company Licenses or as are otherwise necessary to consummate the Transactions, including the Financing (the “Company FCC Approval”), no consents or approvals of or filings or registrations with or notifications to any Governmental Entity are necessary in connection with (i) the execution and delivery by the Company or Merger Sub of this Agreement and (ii) the consummation by the Company or Merger Sub of the Transactions except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Reports

(a) Except as set forth on Section 3.5(a) of the Company Disclosure Letter, the Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, forms, documents and proxy statements required (pursuant to applicable Law or Contract) to be filed or furnished, as applicable, since June 30, 2014, excluding the Proxy Statement (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company Reports”). As of their respective effective dates (in the case of Company Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing or furnished dates, as applicable (in the case of all other Company Reports), or in the case of amendments thereto, as of the most recent such amendment, the Company Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company Reports, in each case to the extent in effect on the date of filing, and none of the Company Reports as of such respective dates (or, if amended, the date of the filing or furnishing, as applicable, of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company Report filed with the SEC prior to the date hereof.

(b) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company Reports, and, to the knowledge of the Company, the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has since June 30, 2014 arranged any outstanding, “extensions of credit” to or for directors or executive officers of the Company in violation of Section 402 of SOX.

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that receipts and expenditures are made only in accordance with the authorizations of management and directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(d) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) Since June 30, 2014, the Company has not identified, and is not aware of, any (i) “significant deficiency” or (ii) “material weakness” in the design or operation of the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(f) None of the Company Subsidiaries is, or at any time since June 30, 2014 has been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

Section 3.6 Financial Statements; Liabilities

(a) The consolidated financial statements of the Company and the Company Subsidiaries (including in each case, any related notes and schedules thereto, where applicable) included in the Company Reports (collectively, the “Company Financial Statements”), fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of the Company and the consolidated Company Subsidiaries for the respective fiscal periods or as of the date therein set forth, except the Company Financial Statements are subject, in the case of unaudited statements, to normal year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC. Each of the Company Financial Statements (including the related notes and schedules thereto, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes and schedules thereto, where applicable) and have been prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto and, in the case of unaudited interim financial statements as may be permitted by the SEC for Quarterly Reports of Form 10-Q.

(b) The interim consolidated financial statements of the Company and the Company Subsidiaries for the six months ended June 30, 2017 (collectively the “Interim Company Financial Statements”), fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of the Company and the consolidated Company Subsidiaries for the respective fiscal periods or as of the date therein set forth, except the Interim Company Financial Statements are subject to normal year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC. The Interim Company Financial Statements have been prepared, in all material respects, in accordance with GAAP consistently applied, except as indicated in such statements or in the notes thereto.

(c) Except for (i) those liabilities and obligations that are in their respective amounts reflected or reserved against on the June 30, 2017 consolidated balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements or readily apparent in the notes thereto or (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet that are immaterial in amount, neither the Company nor any of the Company Subsidiaries have any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) of a type required to be reflected or reserved for on a consolidated balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP, except for liabilities or obligations that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Absence of Company Material Adverse Effect . Since January 1, 2017 through the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Legal Proceedings

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened (in writing), legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature (each, an “Action”), against the Company or any of the Company Subsidiaries which would, if decided adversely to the Company or any Company Subsidiary, prohibit the Transactions or reasonably be expected to result in a material liability or obligation of, or otherwise be materially adverse to, the Company or a Company Subsidiary.

(b) There is no outstanding material Order imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries.

Section 3.9 Taxes and Tax Returns . Each of the Company and the Company Subsidiaries has duly and timely filed all federal, state, foreign and local Tax Returns required to be filed by any of them (all such returns being accurate and complete in all material respects) and has duly and timely paid all Taxes (whether or not such Taxes were shown as due and payable on such Tax Returns) other than Taxes that are not yet delinquent or that are being contested in good faith, have not been finally determined and have been adequately reserved against. Any liability with respect to deficiencies asserted as a result of any audit, examination or similar proceeding of the Company or any Company Subsidiary Tax Return by the IRS or any other taxing authority has been paid or is covered by adequate reserves in accordance with GAAP in the Company Financial Statements. There are no disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of the Company Subsidiaries, other than disputes, claims and assessments that are not material to the Company and the Company Subsidiaries either individually or in the aggregate. Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries). Neither the Company nor any of the Company Subsidiaries has agreed to or granted any extension or waiver of the limitation period applicable to any Taxes or Tax Returns. Neither the Company nor any of the Company Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction described in or intended to satisfy the requirements of Section 355 of the Code within the past three (3) years. Each of the Company and the Company Subsidiaries has in all material respects properly and timely withheld or collected and timely paid over to the appropriate taxing authority (or each is properly holding for such timely payment) all Taxes required to be withheld, collected and paid over by applicable Law. There are no Liens for Taxes upon any asset of the Company or any Company Subsidiary other than Permitted Liens (within the meaning of clause (c) of such term). Neither the Company nor any of the Company Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other similar material agreement or ruling relating to Taxes nor are there any pending requests for such rulings or similar agreements by or before a taxing authority. Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting for a Tax period ending on or before the Closing Date, including under Section 481(a) of the Code or any similar provision of applicable Law; (ii) installment sale or other open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) closing agreement described in Section 7121 of the Code or any similar provision of applicable Law executed on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations Section 1.1502 (or any similar provision of applicable Law); or (vi) indebtedness discharged in connection with any election under Section 108(i) of the Code. Other than the affiliated group of which the Company is the common parent, neither the Company nor any of the Company Subsidiaries has any liability under Treasury Regulations Section 1.1502-6 or any similar provision of applicable Law, as a transferee or successor, as a result of any contractual obligation, or otherwise for any Taxes of any other Person. Neither the Company nor any of the Company Subsidiaries has obtained any consent or clearance from or entered into any settlement or arrangement with any taxing authority that would be binding on the Surviving Company or any of its Affiliates or result in a material Tax liability for the Surviving Company or any of its Affiliates for any Tax period (or portion thereof) ending after the Closing Date. Neither the Company nor any of the Company Subsidiaries has engaged in a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a similar provision of applicable Law. Within the past three (3) years, no written claim or nexus inquiry has been made by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that any of them is or may be subject to tax by that jurisdiction or that any of them has a duty to collect Taxes.

Section 3.10 Employee Benefit Plans; Labor

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Letter, none of the Company, any Company Subsidiary, nor any Company Commonly Controlled Entity maintains or contributes to (i) any nonqualified deferred compensation, post-termination or retirement plans for employees, (ii) any qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA (whether or not subject to ERISA)), (iii) any other defined contribution pension plan in the relevant country, state, province, territory or the like, (iv) any “defined benefit plans” (as such term is defined under Section 3(35) of ERISA (whether or not subject to ERISA)), (v) any other defined benefit pension plan in the relevant country, state, province, territory or the like (the plans set forth in clauses (ii), (iii), (iv) and (v) are collectively referred to herein as the “Company Pension Plans”), (vi) any “employee welfare benefit plans” (as such term is defined under Section 3(1) of ERISA, (vii) any other group insurance benefit arrangements in the relevant country, state, province, territory or the like (whether or not subject to ERISA) (the “Company Welfare Plans”), or (viii) any compensatory or benefit plans or programs, or equity or equity-based award plans, including written individual contracts, employee agreements, plans, programs, or arrangements, whether funded or unfunded, written or oral, that currently are, or within the past six (6) fiscal years of the Company or any Company Subsidiary, as appropriate, have been, maintained, contributed to or sponsored (or are or have been required to be maintained, contributed to or sponsored) in whole or in part, by any of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, member, officer, consultant of any of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities, or under (or in connection with) which the Company or any Company Subsidiary or any of the Company Commonly Controlled Entities may have any liability (collectively clauses (i) through (viii) are referred to as “Company Benefit Plans”).

(b) Each Company Pension Plan that is intended to meet the requirements of a “qualified plan” under Sections 401(a) and 501(a) of the Code has either received a favorable determination letter from the IRS that such Company Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code, or in the case of a Company Pension Plan that is maintained pursuant to the adoption of a master, prototype, or volume submitter plan document, the sponsor of such master or prototype or volume submitter plan document has obtained from the National Office of the IRS an opinion or notification letter stating that the form of the master, prototype or volume submitter document is acceptable for the establishment of a qualified retirement plan. Each Company Benefit Plan, including any amendments thereto, that is eligible for approval by, and/or registration for and/or qualification for special Tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, province, territory or the like (each, an “Company Approval”) has received such Company Approval, or there remains a period of time in which to obtain such Company Approval retroactive to the date of any amendment or change in Law that has not previously received such Company Approval. The Company Benefit Plans comply in form and in operation, and have been administered in all material respects in compliance with their terms and with the requirements of, as applicable, the Code, ERISA, the Patient Protection and Affordable Care Act and all other applicable Laws, and none of the Company, the Company Subsidiaries and its Company Commonly Controlled Entities have received any notice from any Governmental Entity questioning or challenging such compliance that has not been resolved.

(c) To the knowledge of the Company, there have been no non-exempt “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any of the Company Benefit Plans. Except as set forth in Section 3.10(c) of the Company Disclosure Letter, none of the assets of any Company Pension Plan or Company Welfare Plan trust is an “employer security” (within the meaning of Section 407(d)(1) of ERISA) or “employer real property” (within the meaning of Section 407(d)(2) of ERISA).

(d) (i) Neither the Company nor any other Person that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “Company Commonly Controlled Entity”) (A) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Company Pension Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code or is otherwise a defined benefit pension plan in the relevant country, state, province, territory or the like, and (B) has any unsatisfied liability imposed under Title IV of ERISA, and (ii) all contributions (including all employer contributions and employee salary reduction contributions) or insurance premiums that are due have been paid with respect to each Company Benefit Plan, and all contributions or insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid with respect to each such Company Benefit Plan or accrued, in each case in accordance with the past custom and practice of the Company, and with applicable Law and administrative agency regulations.

(e) Neither the Company nor any Company Subsidiary has communicated a commitment (whether orally or in writing, whether as part of the collective bargaining process or not) generally to employees, any employee representation body or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Company Benefit Plans beyond those reflected in such plans, or (ii) the adoption or creation of any new benefit plan.

(f) None of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities currently contributes to or has had any liability or potential liability with respect to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) any multi-employer pension plans or multi-employer benefit plans in the relevant country, state, province, territory or the like, during the five (5)-year period ending as of the Closing Date.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Letter, none of the Company Welfare Plans obligates the Company or any Company Subsidiary to provide any current employee or former employee of the Company or a Company Subsidiary (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any Company Subsidiary, other than as required under COBRA or any similar state Law. All amounts required to be included in the Company’s most recent financial statements in respect of any Company Welfare Plan have been included.

(h) No Company Benefit Plan (excluding for this purpose any individual employment agreement or arrangement) has a provision, and no commitment (whether oral or in writing) has been made, that restricts the Company or Company Subsidiaries from amending or terminating such Company Benefit Plan with respect to the accrual of future benefits; except that the legal obligation to bargain over mandatory subjects of bargaining under any Law will not be considered such a restriction.

(i) Except as set forth in Section 3.10(i) of the Company Disclosure Letter, no amounts payable under any Company Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or will fail to be deductible for tax purposes under any other applicable Law. Except as set forth in Section 3.10(i) of the Company Disclosure Letter, consummation of the Transactions will not (i) entitle any current employee or former employee (or spouse, dependent or other family member of such employee) of the Company or Company Subsidiaries to severance pay, unemployment compensation, or any payment contingent upon a change in control or ownership of the Company or Company Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current employee or former employee (or any spouse, dependent, or family member of such employee). Neither the Company nor any Company Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any Person with any amount of additional compensation or gross-up if such Person is provided with amounts subject to excise or additional taxes, interest or penalties incurred pursuant to Sections 4999 or 409A of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(j) (i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code is and has been, during the five years prior to the date hereof, in all material respects in documentary and operational compliance with Section 409A of the Code and any guidance issued with respect thereto and (ii) no Company Option is considered to be a non-qualified deferred compensation arrangement subject to Section 409A of the Code.

(k) The Company and the Company Subsidiaries have correctly classified Persons engaged as consultants or independent contractors for employment purposes and have correctly administered Section 414(n) of the Code with respect to the Company Pension Plans.

(l) The Company has complied in all material respects with all Laws concerning employment rights and obligations. Section 3.10(l) of the Company Disclosure Letter lists each collective bargaining agreement to which the Company or a Company Subsidiary is a party in respect of the employees of the Company or a Company Subsidiary on the date of this Agreement, and any membership of the Company or a Company Subsidiary in any employers’ organization which is entitled to conclude a collective bargaining agreement on behalf of its member companies, and any collective bargaining agreement which, although the Company or Company Subsidiary is not a party to it, applies due to standard reference in employment agreements or by state decree as a generally applicable collective bargaining agreement. No collective bargaining agreement or shop agreement is being negotiated or renegotiated in any material respect by the Company or any of the Company Subsidiaries. There is no labor dispute, work stoppage, slow down or strike against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened which would interfere with the respective business activities of the Company or any of the Company Subsidiaries (and no work stoppages, slow downs, labor disputes or strikes occurred during the last five years). As of the date of this Agreement, to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has committed during the three years prior to the date hereof any unfair labor practice in connection with the operation of the respective businesses of the Company or any of the Company Subsidiaries, and there is no charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity or in relation to any labor rules and regulations or any other competent labor authority pending or threatened in writing.

(m) Section 3.10(m) of the Company Disclosure Letter sets forth a true and complete list of all material (i) severance or employment agreements with directors, officers, employees, or consultants of the Company or any Company Subsidiary, (ii) severance programs of the Company or any Company Subsidiary with or relating to its employees, or (iii) plans, programs or other agreements of the Company or any Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions.

(n) Except as set forth in Section 3.10(n) of the Company Disclosure Letter, there are no unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans (other than routine undisputed claims for benefits under the Company Benefit Plans or other immaterial claims or disputes that are being handled in the normal course of plan administration), and no action, legal or otherwise, has been commenced with respect to any claim (including claims for benefits under Company Benefit Plans). To the knowledge of the Company, no facts exist which could give rise to any actions, audits, suits or claims (other than in the ordinary course).

(o) No Company Benefit Plan is or at any time was funded through a “welfare benefit fund,” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).

Section 3.11 Compliance with Law

(a) The Company and each of the Company Subsidiaries is, and at all times during the five (5) years prior to the date hereof, have been in compliance in all material respects with all Laws and Orders applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any Company Subsidiary is bound. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company an intention to conduct any such investigation with respect to, either individually or in the aggregate, material matters or material liabilities.

(b) None of the Company or any of the Company Subsidiaries has received any notice of any alleged violation of any Laws that remains unresolved or outstanding, except where any such notice, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Environmental Matters . Except as disclosed in Section 3.12 of the Company Disclosure Letter, the Company and each of the Company Subsidiaries is, and at all times has been, in compliance in all material respects with all Environmental Laws. The Company and the Company Subsidiaries hold all Permits required under applicable Environmental Laws to permit the Company and the Company Subsidiaries to conduct their businesses as currently conducted. The business and operations of the Company and the Company Subsidiaries are in compliance with all such Permits. No notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by the Company or any Company Subsidiary, no complaint has been filed, no penalty or fine has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Person involving the Company or any Company Subsidiary relating to or arising out of any Environmental Law. No Hazardous Substances are or were located and no disposal or Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or, to the knowledge of the Company at the time of the cessation of such ownership, lease, operation or use, formerly owned, leased, operated or used by the Company, any Company Subsidiary or any predecessors in interest that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other Person, has caused or taken any action that could reasonably be expected to result in any material liability or obligation relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any of their respective predecessors in interest or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances. The Company has provided to BCHI all material environmental site assessments, audits, investigations and studies in their possession, custody or control relating to property or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been in business other than those related to the provision of communication services that would reasonably be expected to present environmental issues of a materially different scope or magnitude than those presented in the provision of communication services. Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has operated or currently operates (i) any manufacturing facilities, (ii) any facilities that are or have been permitted under the Resource Conservation and Recovery Act or (iii) any business that manages the hazardous wastes of any unrelated party. The representations contained in the immediately prior sentence of this Section 3.12 shall not be deemed to be breached unless the operation or ownership of such other business or businesses has resulted in any material cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

Section 3.13 Material Contracts

(a) Except for Contracts listed in Section 3.13(a) of the Company Disclosure Letter (all Contracts set forth, or required to be set forth, in Section 3.13(a) of the Company Disclosure Letter being referred to herein as a “Company Material Contract”), as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by any Contract that is:

(i) a “material contract” required to be filed as an exhibit to the Company’s annual report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K of the SEC

(ii) a “non-compete,” or similar Contract that restricts or purports to restrict the geographic area in which the Company or any of the Company Subsidiaries may conduct any line of business, or that requires the referral of business opportunities by the Company or any of the Company Subsidiaries;

(iii) a joint venture, partnership or limited liability company Contract or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between or among the Company and the Company Subsidiaries;

(iv) a Contract (other than a future contract, option contract or other derivative transaction) that involves future expenditures by the Company or any Company Subsidiary of more than $2,500,000 in any one year period that cannot be terminated on less than 90 days’ notice without material payment or penalty;

(v) an acquisition Contract that contains “earn-out” or other contingent payment obligations that could reasonably be expected to result in future payments by the Company or a Company Subsidiary in excess of $2,500,000;

(vi) a Contract relating to indebtedness for borrowed money or any financial guaranty involving an amount in excess of $2,500,000;

(vii) a Contract for the lease or sublease of real property material to the business of the Company and the Company Subsidiaries;

(viii) a Contract pursuant to which the Company or any Company Subsidiary (A) is granted or obtains any right to use any material Intellectual Property (excluding standard form Contracts granting rights to use readily available shrink wrap or click wrap software having an acquisition price of less than $100,000 per Contract), (B) is restricted in its right to use or register any material Company Intellectual Property, or (C) permits any other Person to use, enforce, or register any material Company Intellectual Property, in each case including any license agreements, coexistence agreements, and covenants not to sue;

(ix) a Contract relating to (A) the sale, outbound license or outbound lease by the Company or any Company Subsidiary of any material indefeasible rights of use of capacity infrastructure or peering arrangements or (B) the purchase, inbound license or inbound lease by the Company or any Company Subsidiary of any material indefeasible rights of use of capacity infrastructure or peering arrangements;

(x) a collective bargaining agreement; or

(xi) a Contract with material outstanding liabilities or obligations relating to the disposition or acquisition by the Company or any Company Subsidiary of assets or properties in excess of $2,500,000 not made in the ordinary course of business; or

(xii) any employment, severance, consulting or other Contract with an employee or former employee, officer or director of the Company or any Company Subsidiary which will require the payment of amounts by the Company or any Company Subsidiary in excess of $150,000 per annum.

(b) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract in any material respect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract in any material respect. Each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto and, to the knowledge of the Company, is in full force and effect, subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity). True, correct and complete copies of each Company Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to BCHI.

Section 3.14 Intellectual Property; Data Privacy

(a) Either the Company or a Company Subsidiary owns, and has all right, title, and interest in, duly licenses, or otherwise possesses all rights necessary to use, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).

(b) Section 3.14(b)(i) of the Company Disclosure Letter sets forth all Company Registered Intellectual Property. All required filings and fees related to such Company Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars. Section 3.14(b)(ii) of the Company Disclosure Letter sets forth all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary that is not Company Registered Intellectual Property and which is material to the businesses of the Company and Company Subsidiaries as currently conducted (collectively, together with the Company Registered Intellectual Property, the “Company Owned Intellectual Property”).

(c) There are no pending or, to the knowledge of the Company, threatened claims in writing by any Person alleging infringement or misappropriation by the Company or any Company Subsidiary arising from their use of the Company Intellectual Property, and to the knowledge of the Company, the conduct of the businesses of the Company and Company Subsidiaries and their products and services do not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any Person.

(d) Neither the Company nor any Company Subsidiary has made any claim during the past three (3) years of any misappropriation or infringement by any third party of its rights to or in connection with the use of any Company Intellectual Property; and (ii) to the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(e) The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of their material Trade Secrets including requiring employees, contractors and other Persons having access thereto to execute written nondisclosure agreements. To the knowledge of the Company, none of the material Trade Secrets of the Company and the Company Subsidiaries have been disclosed or authorized to be disclosed by the Company or the Company Subsidiaries to any third party other than pursuant to a valid and enforceable nondisclosure agreement. To the knowledge of the Company, no third party to any nondisclosure agreement with the Company or any Company Subsidiary is in material breach, violation or default.

(f) Each Person who contributed, developed or conceived any Company Owned Intellectual Property has done so pursuant to a valid and enforceable written agreement that (i) protects the confidential information disclosed by the Company and its Subsidiaries and (ii) grants the Company and its Subsidiaries exclusive ownership of the Person’s contribution, development or conception and waives any non-assignable interests in such contribution, development or conception, such as moral rights.

(g) During the three (3) years prior to the date hereof, to the knowledge of the Company, there has been no act or omission in respect of the use or enforcement of the Company Owned Intellectual Property that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any such Intellectual Property.

(h) No source code for any Company Proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person who is not an employee of the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has any duty or obligation to deliver, license, or make available the source code for any Company Proprietary Software to any escrow agent or other Person who is not an employee of the Company or any Company Subsidiary.

(i) No Company Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that has been or is used in the businesses of the Company and its Subsidiaries in a manner that would (i) require or condition the use or distribution of such Company Proprietary Software on the disclosure, licensing, or distribution of any source code for any portion of such Company Proprietary Software or (ii) otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any Company Subsidiary to use or distribute any Company Proprietary Software.

(j) The Company Proprietary Software does not contain any program routine, device, code or instructions (including any code or instructions provided by third parties) or other undisclosed feature, including, without limitation, a time bomb, virus, lock-out device, drop-dead device, malicious logic, worm, Trojan horse, bug, error, defect or trap door, that is designed to access, modify, delete, damage, disable, deactivate, interfere with, or otherwise harm the Company Proprietary Software or any of the Company’s information technology systems, data or other electronically stored information, or computer programs or systems.

(k) The Company and the Company Subsidiaries, and to the knowledge of the Company all of its and their providers of information technology services, have (i) complied in all material respects with their respective published privacy policies and internal privacy policies and guidelines and all applicable Laws relating to privacy, data protection, user data or Personal Data, including Personal Data of customers, employees, contractors and third parties who have provided information to the Company or any Company Subsidiary; and (ii) implemented and maintained, in all material respects, a comprehensive security plan that includes industry standard administrative, technical and physical safeguards to ensure that Personal Data is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse. There has been no material loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of Personal Data maintained by or on behalf of the Company and the Company Subsidiaries. Within the past three (3) years, no Person has made any material claim or commenced any Action with respect to, and the Company and the Company Subsidiaries have not, to the knowledge of the Company, experienced any incident relating to, any actual or suspected loss, damage, unauthorized access, unauthorized use, unauthorized modification, or breach of security of Personal Data maintained or processed by or on behalf of the Company and the Company Subsidiaries. Except for disclosures of information permitted or required by privacy Laws or authorized by the provider of Personal Data, to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has shared, sold, rented or otherwise made available, and does not share, sell, rent or otherwise make available, to third parties any Personal Data.

(l) The Company and the Company Subsidiaries have implemented business continuity and disaster recovery plans and have arranged for back-up data processing services adequate to meet their data processing needs in the event that the computer systems, networks, hardware, software, databases, websites, and equipment of the Company or the Company Subsidiaries or any of their material components is rendered temporarily or permanently inoperative as a result of a natural or other disaster. The computer systems, networks, hardware, software, databases, websites, and equipment of the Company or the Company Subsidiaries have not suffered any failures, errors or breakdowns within the past three years that have caused any material disruption or interruption in the business of the Company and the Company Subsidiaries. The computer systems, networks, hardware, software, databases, websites, and equipment of the Company or the Company Subsidiaries have not suffered any failures, errors or breakdowns within the past three (3) years that have caused any material disruption or interruption in the business of the Company or the Company Subsidiaries

Section 3.15 Title to Properties; Assets . The Company and each of the Company Subsidiaries have good and valid fee simple title to, or valid leasehold interest in, its material tangible properties and assets, except for such properties and assets as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business. All such material tangible properties and assets, other than properties and assets in which the Company or any Company Subsidiary have a leasehold interest, are free and clear of all Liens other than Permitted Liens or Liens that will be released at Closing.

Section 3.16 Real Property . Section 3.16 of the Company Disclosure Letter sets forth a list of all real property currently owned or leased by the Company or any Company Subsidiaries and indicates whether each such parcel of real property is owned or leased. The Company or one of the Company Subsidiaries has good and fee simple title to all real property owned by the Company or any of the Company Subsidiaries as of the date of this Agreement (the “Company Owned Real Property”) and valid leasehold estates in all real property leased or subleased (whether as tenant or subtenant) by the Company or any of the Company Subsidiaries as of the date of this Agreement (including improvements thereon, the “Company Leased Real Property”), in each case, free and clear of all Liens, save only for Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has exclusive possession of each Company Leased Real Property and Company Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants, guests, hosts or licensees pursuant to agreements with respect to such real property. There are no Contracts to sell, transfer or otherwise dispose of any of the Company Owned Real Property or the Company Leased Real Property, or to purchase or acquire any other interest in real property.

Section 3.17 Regulatory Matters

(a) Except as set forth on Section 3.17(a) of the Company Disclosure Letter, and except with respect to Permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.12), the Company and the Company Subsidiaries hold all Permits issued by the FCC or the state public service or public utility commissions or other similar state regulatory bodies (“State PSCs”), and all other material regulatory Permits, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company or any of the Company Subsidiaries by a Governmental Entity (the “Company Licenses”) that are required for the Company and each of the Company Subsidiaries to conduct its business, as presently conducted in all material respects.

(b) Each Company License is in full force and effect and has not been suspended, revoked, cancelled or adversely modified. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization, or (ii) any pending proceeding by or before any Governmental Entity, including the FCC or State PSCs to suspend, revoke or cancel such Company License, or any judicial review of a decision by any Governmental Entity, including the FCC or State PSCs with respect thereto. To the knowledge of the Company, there has not been any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms).

(c) The licensee of each Company License is in compliance in all material respects with such Company License and has fulfilled and performed all of its material obligations with respect thereto, including all reports, notifications and applications required by any Law, including the Communications Act of 1934 (the “Communications Act”) or the rules, regulations, written policies and orders of the FCC (together with the Communications Act, the “FCC Rules”) or similar state telecommunications laws (the “State Telecommunications Laws”) and the rules, regulations, written policies and Orders of State PSCs (collectively with the State Telecommunications Laws, the, “PSC Rules”), and the payment of all regulatory fees and contributions, except as permitted by applicable exemptions, waivers or similar concessions or allowances. Without limiting the foregoing, the licensee of each Company License is in material compliance with the applicable requirements of the Federal and state Universal Service Fund programs, the Federal Telecommunications Relay Service programs, the Federal North American Numbering Plan Administration program, the Federal Local Number Portability Administration program (collectively, the “USF Programs”), the Communications Assistance to Law Enforcement Act (“CALEA”), and the FCC’s regulations concerning treatment and protection of Customer Proprietary Network Information (“CPNI”). All reports and other submissions required in connection with the USF Programs, CALEA, CPNI regulations, including contribution remittances, have been timely filed in materially true, correct and complete form. To the knowledge of the Company and the Company Subsidiaries, there are no pending or threatened investigations, inquiries, audits, examinations or other proceedings in connection with the performance of the Company and the Company Subsidiaries of their USF Programs, CALEA and CPNI obligations.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has (i) implemented, or been alleged or found to have implemented, an unauthorized change of an end user’s carrier (“Slamming”) or (ii) placed or been alleged or found to have placed an unauthorized charge on customer billing (“Cramming”).

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Letter, the Company and all Company Subsidiaries have timely complied with any compensation, restoration, reimbursement, reporting, or other obligations arising in connection with public and private right-of-way access and pole attachment agreements.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Letter, the Company and all Company Subsidiaries have timely submitted all required international traffic and circuit status reports in materially true, correct and complete form.

(g)   Except as set forth in Section 3.17(g) of the Company Disclosure Letter, the licensee of each Company License is in material compliance with the applicable requirements of federal and state network outage reporting (“NOR”) requirements. All reports and other submissions required in connection with federal and state NOR requirements have been timely filed in materially true, correct and complete form. To the knowledge of the Company and the Company Subsidiaries, there are no pending or threatened investigations, inquiries, audits, examinations or other proceedings in connection with the performance of the Company and the Company Subsidiaries of their NOR requirements.

(h) Except as set forth in Section 3.17(h) of the Company Disclosure Letter, the Company or a wholly owned Subsidiary of the Company directly or indirectly owns all of the Equity Interests and controls all of the voting power and decision-making authority of each licensee of the Company Licenses. No Company License, Order or other agreement, obtained from, issued by or concluded with any State PSC would impose restrictions on the ability of any Company Subsidiary to make payments, dividends or other distributions to the Company or any Company Subsidiary that limits, or would reasonably be expected to limit, the cash funding and management alternatives of the Company on a consolidated basis in a manner disproportionate to restrictions applied by other State PSCs.

Section 3.18 Interconnection Agreements . The Company or a Company Subsidiary has entered into, with incumbent local exchange carriers or other non-incumbent carriers, all interconnection agreements, line sharing agreements, line splitting agreements and other Contracts (the “Company Interconnection Agreements”), that are necessary to conduct their respective businesses as currently conducted. All Company Interconnection Agreements entered into pursuant to Sections 251 and 252 of the Telecommunications Act of 1996 (the “Telecommunications Act”), including amendments to implement the FCC’s Triennial Review Remand Order, to the extent such amendments have been adopted, include the general terms, conditions and pricing for any unbundled network elements (“UNEs”), collocation or other network facilities or services provided under Sections 251 and 252 of the Telecommunications Act. All Company Interconnection Agreements have been approved by the applicable Governmental Entity, including the applicable State PSC, when required. The Company and any Company Subsidiary, as applicable, that is a party to a Company Interconnection Agreement has performed, in all material respects, all material obligations required to be performed by it under such Company Interconnection Agreement.

Section 3.19 Network Facilities . Except as set forth in Section 3.19 of the Company Disclosure Letter:

(a) All Company Owned Network Facilities and Company Third-Party Network Facilities: (i) are in all material respects in good working order and condition and are without any material defects individually and in the aggregate; (ii) are, individually and in the aggregate, operated, installed, and maintained by the Company, a Company Subsidiary, or their contractors in a manner that is in compliance in all material respects with (x) generally accepted industry standards for the United States or Canadian communications industry, as applicable, (y) performance requirements in service agreements with customers of the Company and the Company Subsidiaries, and (z) all Laws, and (iii) comply, individually and in the aggregate, in all material respects with applicable performance standards.

(b) The Company or a Company Subsidiary owns, free and clear of all Liens (other than Permitted Liens and Liens to be discharged at Closing), all right, title and interest in Company Owned Network Facilities. No third party may revoke or otherwise encumber or interfere in any material respect with such right, title, and interest.

(c) (i) Each Contract under which any third party provides Network Facilities, including leases, licenses, indefeasible rights of use of capacity or infrastructure, pole attachment agreements and Right-of-Way Agreements (a “Company Network Facility Agreement”), to which the Company or any Company Subsidiary is a party, is a valid, legally binding and enforceable agreement and is in full force and effect, and neither the Company nor any Company Subsidiary is in material breach of or material default under any Company Network Facility Agreement, (ii) no event has occurred which, with notice or lapse of time, would constitute a material breach or material default by the Company or any Company Subsidiary or permit termination, revocation, other interference with performance of, modification or acceleration by any third party of any Company Network Facility Agreement, and (iii) as of the date hereof, no third party has repudiated, revoked, terminated, or otherwise materially interfered with performance of or has the right to terminate, repudiate, revoke, or otherwise materially interfere with the performance of any Company Network Facility Agreement. Any notices or other actions required to be taken to renew the term of a Company Network Facility Agreement for any upcoming renewal term have been taken or given in the manner and within the time provided in such Company Network Facility Agreement (or the time period provided for giving of such notice or to undertake such action has not expired) to effectively renew the term of such Company Network Facility Agreement for the upcoming term thereof to the extent that such Company Network Facility Agreement is renewable by its terms and the Company or the applicable Company Subsidiary intends to renew such Company Network Facility Agreement. To the knowledge of the Company, as of the date of this Agreement, the Company and the Company Subsidiaries hold all Company Network Facility Agreements necessary to conduct the Company’s business and no event has occurred, or circumstance exists, that, but for the passage of time or giving of notice, would preclude any Company Network Facility Agreement from being renewed in accordance with the terms thereof to the extent the Company or the applicable Company Subsidiary intends to renew such Company Network Facility Agreement.

Section 3.20 Insurance . The Company and the Company Subsidiaries maintain insurance in such amounts and against such risks as the Company believes to be customary for the industries in which it and the Company Subsidiaries operate. Neither the Company nor any of the Company Subsidiaries has received notice of any pending or threatened cancellation with respect to any such material insurance policy, and each of the Company and the Company Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 3.21 Opinion . Prior to the execution of this Agreement, the Company Board has received an opinion of FTI Capital Advisors, LLC to the effect that as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and matters set forth therein, the Merger is fair to the holders of Company Common Stock from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.22 Application of Takeover Laws . Subject to the accuracy of the representations and warranties in Section 4.23 (Share Ownership), the Company and the Company Board have taken all necessary action, if any, in order to render inapplicable to the Transactions any restriction on business combinations contained in any applicable Takeover Law which is or would reasonably be expected to become applicable to BCHI, the Company or Merger Sub as a result of the Transactions.

Section 3.23 Information Supplied .. None of the information supplied or to be supplied by the Company or a Company Subsidiary specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on or derived from information supplied by BCHI specifically for inclusion in the Proxy Statement. The information supplied by the Company or a Company Subsidiary for inclusion or incorporation by reference in the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.24 Affiliate Transactions . Except as set forth in Section 3.24 of the Company Disclosure Letter, there are not any transactions, agreements, arrangements or understandings between the Company or the Company Subsidiaries, on the one hand, and the Company’s Affiliates (other than the Company Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.25 Broker’s Fees . Except for FTI Capital Advisors, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 3.26 Directors and Officers . Section 3.26 of the Company Disclosure Letter sets forth a list of all officers, directors, partners and/or managers of the Company and each of its Subsidiaries as of the date hereof.

Section 3.27 No Other Representations or Warranties . Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or the Company Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to BCHI or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

Representations and Warranties of BCHI

Except as disclosed in the disclosure letter delivered by BCHI to the Company immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure letter will be deemed to apply to each other section thereof to which its relevance as an exception to (or disclosure for the purposes of) such other section is reasonably apparent) (the “BCHI Disclosure Letter”), BCHI represents and warrants to the Company as follows:

Section 4.1 Corporate Organization

(a) BCHI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia. BCHI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power or authority or to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a BCHI Material Adverse Effect.

(b) Copies of the articles of incorporation of BCHI (the “BCHI Charter”), and the bylaws of BCHI (the “BCHI Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company.

(c) Section 4.1(c) of the BCHI Disclosure Letter sets forth a list of each BCHI Subsidiary, together with the jurisdiction of organization or incorporation, as the case may be, and the jurisdictions in which each BCHI Subsidiary is authorized to conduct business. Each BCHI Subsidiary (i) is duly organized or formed, as the case may be, and validly existing under the Laws of its jurisdiction of organization or formation, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, provincial, territorial, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all the corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, in the case of clauses (ii) and (iii), except as would not reasonably be expected to have, individually or in the aggregate, a BCHI Material Adverse Effect.

(d) Copies of the articles of incorporation, notice of articles, or similar organizational document, as applicable, of each BCHI Subsidiary, as amended and restated, and the bylaws, or similar governing document, as applicable, of each BCHI Subsidiary, as amended and restated, as in effect as of the date of this Agreement, have previously been made available to the Company.

Section 4.2 Capitalization

(a) Section 4.2(a) of the BCHI Disclosure Letter sets forth the authorized capital stock of BCHI by class and the number of issued and outstanding shares of each such class (collectively, the “BCHI Capital Stock”). No shares of BCHI Capital Stock are held in BCHI’s treasury. All of the issued and outstanding shares of BCHI Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) There are no stockholders agreements, voting trusts, voting agreements or other similar agreements or understandings with respect to BCHI Capital Stock to which BCHI is a party or, to the knowledge of BCHI, between or among any of BCHI’s stockholders. Except as contemplated under this Agreement, no Person has any outstanding commitments, rights of first offer or refusal, anti-dilution rights, preemptive rights, rights of participation or any similar right to participate in the Transaction. Except as set forth in Section 4.2(b) of the BCHI Disclosure Letter, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, scrip rights to subscribe to, calls, restricted shares, phantom stock rights, rights of first offer or refusal, rights to require redemption or repurchase, preemptive rights, anti-dilution rights, registration rights, rights of participation, commitments or other agreements to which BCHI or any of BCHI Subsidiaries is a party relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any, Equity Securities or other securities of BCHI or any of BCHI Subsidiaries, or Contracts, commitments or understandings by which BCHI or any of BCHI Subsidiaries is or may become bound to issue additional Equity Securities or other securities of BCHI or BCHI Subsidiaries.

(c) There are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of BCHI may vote that are issued or outstanding as of the date of this Agreement.

(d) All of the issued and outstanding shares of capital stock or other equity ownership interests of each BCHI Subsidiary are owned by BCHI, directly or indirectly, free and clear of any Liens (other than transfer restrictions under applicable federal, state, provincial or territorial securities Laws and Liens that will be released at Closing), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No BCHI Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such BCHI Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such BCHI Subsidiary. There are no outstanding obligations to which BCHI or any BCHI Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Equity Interest in any BCHI Subsidiary. Except for the BCHI Subsidiaries, neither BCHI nor any of the BCHI Subsidiaries directly or indirectly owns any Equity Interest in any Person, except for non-controlling investments made in the ordinary course of business consistent with past practice in entities which are not, individually or in the aggregate, material to BCHI and its Subsidiaries taken as a whole. Section 4.2(d) of the BCHI Disclosure Letter sets forth, for each BCHI Subsidiary, (i) the number and type of any capital stock of, or other equity or voting interests in, such BCHI Subsidiary that are outstanding as of the date of this Agreement and (ii) the identity of each equity holder of capital stock or other equity or other voting interest in such BCHI Subsidiary and the number of shares or interests of such BCHI Subsidiary held by each such holder as of the date of this Agreement.

Section 4.3 Authority; No Violation

(a) BCHI has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of BCHI, and this Agreement and the transactions contemplated hereby, including the Merger, has been duly adopted and approved by the holders of the BCHI capital stock, as required pursuant to the BCHI Charter, the BCHI Bylaws and applicable Law. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, no other corporate proceedings on the part of BCHI are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by BCHI and, assuming this Agreement constitutes the valid and binding agreement of the Company and Merger Sub, this Agreement constitutes the valid and binding agreement of BCHI, enforceable against BCHI in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity). The BCHI Charter and the BCHI Bylaws are the only governing documents of BCHI, and there are no other Contracts defining or governing the rights of the holders of any BCHI Capital Stock or any of its other equity holders in their capacities as such, and there are no Contracts between or among the holders of BCHI Capital Stock defining or governing the rights of the BCHI Capital Stock, as applicable. The BCHI Board has determined that this Agreement and the Transactions are advisable and fair to and in the best interest of BCHI stockholders.

(b) None of the execution and delivery of this Agreement by BCHI, the consummation of the Transactions, nor compliance by BCHI with any of the terms or provisions of this Agreement, will (i) violate any provision of the BCHI Charter, the BCHI Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to BCHI, any of the BCHI Subsidiaries or any of their respective material properties or assets, or any material Permit of BCHI or a BCHI Subsidiary or by which any of the material assets of BCHI or a BCHI Subsidiary are bound or subject, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent of or notice to any Person under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of BCHI or any of the BCHI Subsidiaries under, any BCHI Material Contract.

Section 4.4 Consents and Approvals . Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia pursuant to the GBCC, (b) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (c) the filing with the SEC of filings required by the applicable requirements of the Securities Act or Exchange Act, (d) such filings with and approvals of NASDAQ to permit the shares of Company Common Stock that are to be issued in the Merger to be listed and issued on NASDAQ, (e) receipt of such consents from, or registrations, declarations, notices or filings made to or with State PSCs with respect to the BCHI Licenses as are required in order to consummate the Merger and other Transactions, including the Financing (collectively with the Company State Approvals, the “State Approvals”), and (f) receipt of such consents from, or registrations, declarations, notices or filings made to or with the FCC with respect to the BCHI Licenses as are required in order to consummate the Merger and other Transactions, including the Financing (collectively with the Company FCC Approval, the “FCC Approval”) and (e) the consents or approvals listed in Section 4.4 of the BCHI Disclosure Letter, no consents or approvals of or filings or registrations with or notifications to any Governmental Entity are necessary in connection with (i) the execution and delivery by BCHI of this Agreement and (ii) the consummation by BCHI of the Transactions except as would not reasonably be expected to have, individually or in the aggregate, a BCHI Material Adverse Effect.

Section 4.5 Financial Statements; Liabilities

(a) The consolidated financial statements of Birch Communications, Inc. (“BCI”) and the other BCHI Subsidiaries (including in each case, any related notes and schedules thereto, where applicable) set forth in Section 4.5 of the BCHI Disclosure Letter (collectively, the “BCHI Financial Statements”), fairly present in all material respects the consolidated financial position of BCI and the other BCHI Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of BCI and the other BCHI Subsidiaries for the respective fiscal periods or as of the date therein set forth, except the BCHI Financial Statements are subject, in the case of unaudited statements, to normal year-end audit adjustments in amounts as permitted by GAAP. Each of the BCHI Financial Statements (including the related notes and schedules thereto, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and each of such statements (including the related notes and schedules thereto, where applicable) and have been prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto.

(b) The interim consolidated financial statements of BCI and the other BCHI Subsidiaries for the six months ended June 30, 2017 (collectively the “Interim BCHI Financial Statements”), fairly present in all material respects the consolidated financial position of BCI and the other BCHI Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of BCI and the other BCHI Subsidiaries for the respective fiscal periods or as of the date therein set forth, except the Interim BCHI Financial Statements are subject to normal year-end audit adjustments in amounts as permitted by GAAP. The Interim BCHI Financial Statements have been prepared, in all material respects, in accordance with GAAP consistently applied, except as indicated in such statements or in the notes thereto.

(c) Except for (i) those liabilities and obligations that are in their respective amounts reflected or reserved against on the June 30, 2017 consolidated balance sheet of BCI and the other BCHI Subsidiaries, included in the BCHI Financial Statements or readily apparent in the notes thereto, or (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet that are immaterial in amount, neither BCHI nor any of the BCHI Subsidiaries have any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) of a type required to be reflected or reserved for on a consolidated balance sheet of BCHI and the BCHI Subsidiaries prepared in accordance with GAAP, except for liabilities or obligations that would not reasonably be expected to have a BCHI Material Adverse Effect.

(d) The unaudited consolidated financial statements of BCHI and the other BCHI Subsidiaries (including in each case, any related notes and schedules thereto, where applicable) set forth in Section 4.5 of the BCHI Disclosure Letter fairly present in all material respects the consolidated financial position of BCHI and the other BCHI Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of BCHI and the other BCHI Subsidiaries for the respective fiscal periods or as of the date therein set forth, except that such financial statements are subject to normal year-end audit adjustments in amounts as permitted by GAAP. Such financial statements (including the related notes and schedules thereto, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and each of such statements (including the related notes and schedules thereto, where applicable) and have been prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto. The unaudited consolidated financial statements of BCHI and the other BCHI Subsidiaries for the fiscal years ended December 31, 2014 through December 31, 2016 will not differ in any respect (other than in deminimis respects) from the audited consolidated financial statements of BCHI and the other BCHI Subsidiaries for the fiscal years ended December 31, 2014 through December 31, 2016.

Section 4.6 Absence of BCHI Material Adverse Effect . Since January 1, 2017 through the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a BCHI Material Adverse Effect.

Section 4.7 Legal Proceedings

(a) Except as set forth in Section 4.7 of the BCHI Disclosure Letter, neither BCHI nor any of the BCHI Subsidiaries is a party to any, and there are no pending or, to the knowledge of BCHI, threatened (in writing), legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature, against BCHI or any of the BCHI Subsidiaries which would, if decided adversely to BCHI or any BCHI Subsidiary, prohibit the Transactions or reasonably be expected to result in a material liability or obligation of, or otherwise be materially adverse to, BCHI or a BCHI Subsidiary.

(b) There is no outstanding material Order imposed upon BCHI, any of the BCHI Subsidiaries or the assets of BCHI or any of the BCHI Subsidiaries.

Section 4.8 Taxes and Tax Returns . Each of BCHI and the BCHI Subsidiaries has duly and timely filed all federal, state, foreign and local Tax Returns required to be filed by any of them (all such returns being accurate and complete in all material respects) and has duly and timely paid all Taxes (whether or not such Taxes were shown as due and payable on such Tax Returns) other than Taxes that are not yet delinquent or that are being contested in good faith, have not been finally determined and have been adequately reserved against. Any liability with respect to deficiencies asserted as a result of any audit, examination or similar proceeding of BCHI or any BCHI Subsidiary Tax Return by the IRS, the CRA, or any other taxing authority is covered by adequate reserves in accordance with GAAP in the BCHI Financial Statements. There are no disputes pending, or claims asserted in writing, for Taxes or assessments upon BCHI or any of the BCHI Subsidiaries, other than disputes, claims and assessments that are not material to BCHI and the BCHI Subsidiaries either individually or in the aggregate. Neither BCHI nor any of the BCHI Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among BCHI and the BCHI Subsidiaries). Neither BCHI nor any of the BCHI Subsidiaries has agreed to or granted any extension or waiver of the limitation period applicable to any Taxes or Tax Returns. Neither BCHI nor any of the BCHI Subsidiaries has distributed the stock of any corporation, or had its stock distributed, in a transaction described in or intended to satisfy the requirements of Section 355 of the Code within the past three (3) years. Each of BCHI and the BCHI Subsidiaries has in all material respects properly and timely withheld or collected and timely paid over to the appropriate taxing authority (or each is properly holding for such timely payment) all Taxes required to be withheld, collected and paid over by applicable Law. There are no Liens for Taxes upon any asset of BCHI or any BCHI Subsidiary other than Permitted Liens (within the meaning of clause (c) of such term). Neither BCHI nor any of the BCHI Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other similar material agreement or ruling relating to Taxes nor are there any pending requests for such rulings or similar agreements by or before a taxing authority. Neither BCHI nor any of the BCHI Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting for a Tax period ending on or before the Closing Date, including under Section 481(a) of the Code or any similar provision of applicable Law; (ii) installment sale or other open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) closing agreement described in Section 7121 of the Code or any similar provision of applicable Law executed on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations Section 1.1502 (or any similar provision of applicable Law); or (vi) indebtedness discharged in connection with any election under Section 108(i) of the Code. Neither BCHI nor any of the BCHI Subsidiaries has any liability under Treasury Regulations Section 1.1502-6 or any similar provision of applicable Law, as a transferee or successor, as a result of any contractual obligation, or otherwise for any Taxes of any other Person. Neither BCHI nor any of the BCHI Subsidiaries has obtained any consent or clearance from or entered into any settlement or arrangement with any taxing authority that would be binding on BCHI or any of its Affiliates or result in a material Tax liability for BCHI or any of its Affiliates for any Tax period (or portion thereof) ending after the Closing Date. Neither BCHI nor any of the BCHI Subsidiaries has engaged in a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a similar provision of applicable Law. Within the past three (3) years, no written claim or nexus inquiry has been made by a taxing authority in a jurisdiction where BCHI or any BCHI Subsidiary does not file Tax Returns that any of them is or may be subject to tax by that jurisdiction or that any of them has a duty to collect Taxes. No facts, circumstances or events exist or have existed that have resulted in or may result in the applications of any of sections 79 to 80,04 of the ITA to BCHI or any BCHI Subsidiary. Neither BCHI nor any BCHI Subsidiary is liable for Taxes of any other person, and neither BCHI nor any BCHI Subsidiary has acquired property from any person in circumstances where BCHI did or could become liable for any Taxes of such person. The value of the consideration paid or received by BCHI and each BCHI Subsidiary for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with whom BCHI or BCHI Subsidiary, as applicable, was not dealing at arm’s length for purposes of the ITA was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. Neither BCHI nor any BCHI Subsidiary has claimed any reserves for purposes of the ITA (or analogous provincial or similar provisions) for the most recent taxation year ending prior to the date hereof. Neither BCHI nor any BCHI Subsidiary has made any payment, or is obligated to make any payment, and neither BCHI nor any BCHI Subsidiary is party to any agreement under which BCHI or such BCHI Subsidiary, as applicable, could be obligated to make any payment, that, in each case, may not be deductible by virtue of section 67 or 78 of the ITA or any analogous provincial or similar provision. BCHI and the BCHI Subsidiaries have duly registered with the applicable Governmental Authority for Sales Tax purposes and at all times complied with all Sales Tax obligations and requirements imposed pursuant to applicable Law. All input tax credits and refunds claimed by BCHI and each BCHI Subsidiary for Sales Tax purposes were calculated in accordance with applicable Law. BCHI and the BCHI Subsidiaries have complied with all registration, reporting, payment, collection and remittance requirements in respect of Sales Taxes in accordance with applicable Law. Except as set forth in Section 4.8 of the BCHI Disclosure Letter, (i) BCHI is, and has been at all times during its existence, a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, (ii) each of the BCHI Subsidiaries is, and has been during its respective existence, an entity disregarded as separate from BCHI for tax purposes, (iii) BCHI has no potential liability for any Tax under Section 1374 of the Code, and (iv) neither BCHI nor any BCHI Subsidiary has ever been a member of a consolidated, combined or unitary group for federal, state or local income tax purposes.

Section 4.9 Employee Benefit Plans; Labor

(a) Except as set forth in Section 4.9(a) of the BCHI Disclosure Letter, none of BCHI, any BCHI Subsidiary, nor any BCHI Commonly Controlled Entity maintains or contributes to (i) any nonqualified deferred compensation, post-termination or retirement plans for employees, (ii) any qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA (whether or not subject to ERISA)), (iii) any other defined contribution pension plan in the relevant country, state, province, territory or the like, (iv) any “defined benefit plans” (as such term is defined under Section 3(35) of ERISA (whether or not subject to ERISA)), or (v) any other defined benefit pension plan in the relevant country, state, province, territory or the like (the plans set forth in clauses (ii), (iii), (iv) and (v) are collectively referred to herein as the “BCHI Pension Plans”), (vi) any “employee welfare benefit plans” (as such term is defined under Section 3(1) of ERISA, or (vii) any other group insurance benefit arrangements in the relevant country, state, province, territory or the like (whether or not subject to ERISA)) (the “BCHI Welfare Plans”), or (viii) any compensatory or benefit plans or programs, or equity or equity-based award plans, including written individual contracts, employee agreements, plans, programs, or arrangements, whether funded or unfunded, written or oral, that currently are, or within the past six (6) fiscal years of BCHI or any BCHI Subsidiary, as appropriate, have been, maintained, contributed to or sponsored (or are or have been required to be maintained, contributed to or sponsored) in whole or in part, by any of BCHI, the BCHI Subsidiaries and the BCHI Commonly Controlled Entities, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, member, officer, consultant of any of BCHI, the BCHI Subsidiaries and the BCHI Commonly Controlled Entities, or under (or in connection with) which BCHI or any BCHI Subsidiary or any of the BCHI Commonly Controlled Entities may have any liability (collectively clauses (i) through (viii) are referred to as “BCHI Benefit Plans”).

(b) Each BCHI Pension Plan that is intended to meet the requirements of a “qualified plan” under Sections 401(a) and 501(a) of the Code has either received a favorable determination letter from the IRS that such BCHI Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code, or in the case of a BCHI Pension Plan that is maintained pursuant to the adoption of a master, prototype, or volume submitter plan document, the sponsor of such master or prototype or volume submitter plan document has obtained from the National Office of the IRS an opinion or notification letter stating that the form of the master, prototype or volume submitter document is acceptable for the establishment of a qualified retirement plan. Each BCHI Benefit Plan, including any amendments thereto, that is eligible for approval by, and/or registration for and/or qualification for special Tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, province, territory or the like (each, a “BCHI Approval”) has received such BCHI Approval, or there remains a period of time in which to obtain such BCHI Approval retroactive to the date of any amendment or change in Law that has not previously received such BCHI Approval. The BCHI Benefit Plans comply in form and in operation, and have been administered in all material respects in compliance with their terms and with the requirements of, as applicable, the Code, ERISA, the Patient Protection and Affordable Care Act and all other applicable Laws, and none of BCHI, the BCHI Subsidiaries and its BCHI Commonly Controlled Entities have received any notice from any Governmental Entity questioning or challenging such compliance that has not been resolved.

(c) To the knowledge of BCHI, there have been no non-exempt “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any of the BCHI Benefit Plans. Except as set forth in Section 4.9(c) of the BCHI Disclosure Letter, none of the assets of any BCHI Pension Plan or BCHI Welfare Plan trust is an “employer security” (within the meaning of Section 407(d)(1) of ERISA) or “employer real property” (within the meaning of Section 407(d)(2) of ERISA).

(d) (i) Neither BCHI nor any other Person that, together with BCHI or any BCHI Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “BCHI Commonly Controlled Entity”) (A) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any BCHI Pension Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code or is otherwise a defined benefit pension plan in the relevant country, state, province, territory or the like, and (B) has any unsatisfied liability imposed under Title IV of ERISA, and (ii) all contributions (including all employer contributions and employee salary reduction contributions) or insurance premiums that are due have been paid with respect to each BCHI Benefit Plan, and all contributions or insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid with respect to each such BCHI Benefit Plan or accrued, in each case in accordance with the past custom and practice of BCHI, and with applicable Law and administrative agency regulations.

(e) Neither BCHI nor any BCHI Subsidiary has communicated a commitment (whether orally or in writing, whether as part of the collective bargaining process or not) generally to employees, any employee representation body or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the BCHI Benefit Plans beyond those reflected in such plans, or (ii) the adoption or creation of any new benefit plan.

(f) None of BCHI, the BCHI Subsidiaries and the BCHI Commonly Controlled Entities currently contributes to or has had any liability or potential liability with respect to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) any multi-employer pension plans or multi-employer benefit plans in the relevant country, state, province, territory or the like, during the five (5)-year period ending as of the Closing Date.

(g) Except as set forth in Section 4.9(g) of the BCHI Disclosure Letter, none of the BCHI Welfare Plans obligates BCHI or any BCHI Subsidiary to provide any current employee or former employee of BCHI or a BCHI Subsidiary (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with BCHI or any BCHI Subsidiary, other than as required under COBRA or any similar state Law. All amounts required to be included in BCHI’s most recent financial statements in respect of any BCHI Welfare Plan have been included.

(h) No BCHI Benefit Plan (excluding for this purpose any individual employment agreement or arrangement) has a provision, and no commitment (whether oral or in writing) has been made, that restricts BCHI or BCHI Subsidiaries from amending or terminating such BCHI Benefit Plan with respect to the accrual of future benefits; except that the legal obligation to bargain over mandatory subjects of bargaining under any Law will not be considered such a restriction.

(i) No amounts payable under any BCHI Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or will fail to be deductible for tax purposes under any other applicable Law. Except as set forth in Section 4.9(i) of the BCHI Disclosure Letter, consummation of the Transactions will not (i) entitle any current employee or former employee of BCHI or a BCHI Subsidiary (or spouse, dependent or other family member of such employee) to severance pay, unemployment compensation, or any payment contingent upon a change in control or ownership of BCHI or BCHI Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current employee or former employee of BCHI or a BCHI Subsidiary (or any spouse, dependent, or family member of such employee). Neither BCHI nor any BCHI Subsidiary has any obligation to provide, and no BCHI Benefit Plan or other agreement provides any Person with any amount of additional compensation or gross-up if such Person is provided with amounts subject to excise or additional taxes, interest or penalties incurred pursuant to Sections 4999 or 409A of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(j) Each BCHI Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code is and has been, during the five years prior to the date hereof, in all material respects in documentary and operational compliance with Section 409A of the Code and any guidance issued with respect thereto.

(k) BCHI and the BCHI Subsidiaries have correctly classified Persons engaged as consultants or independent contractors for employment purposes and have correctly administered Section 414(n) of the Code with respect to the BCHI Pension Plans.

(l) BCHI has complied in all material respects with all Laws concerning employment rights and obligations. Section 4.9(l) of the BCHI Disclosure Letter lists each collective bargaining agreement to which BCHI or a BCHI Subsidiary is a party in respect of the employees of BCHI or a BCHI Subsidiary on the date of this Agreement, and any membership of BCHI or a BCHI Subsidiary in any employers’ organization which is entitled to conclude a collective bargaining agreement on behalf of its member companies, and any collective bargaining agreement which, although BCHI or BCHI Subsidiary is not a party to it, applies due to standard reference in employment agreements or by state decree as a generally applicable collective bargaining agreement. No collective bargaining agreement or shop agreement is being negotiated or renegotiated in any material respect by BCHI or any of the BCHI Subsidiaries. There is no labor dispute, work stoppage, slow down or strike against BCHI or any of the BCHI Subsidiaries pending or, to the knowledge of BCHI, threatened which would interfere with the respective business activities of BCHI or any of the BCHI Subsidiaries (and no work stoppages, slow downs, labor disputes or strikes occurred during the last five years). As of the date of this Agreement, to the knowledge of BCHI, neither BCHI nor any of the BCHI Subsidiaries has committed during the three years prior to the date hereof any unfair labor practice in connection with the operation of the respective businesses of BCHI or any of the BCHI Subsidiaries, and there is no charge or complaint against BCHI or any of the BCHI Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity or in relation to any labor rules and regulations or any other competent labor authority pending or threatened in writing.

(m) Section 4.9(m) of the BCHI Disclosure Letter sets forth a true and complete list of all material (i) severance or employment agreements with directors, officers, employees, or consultants of BCHI or any BCHI Subsidiary, (ii) severance programs of BCHI or any BCHI Subsidiary with or relating to its employees, or (iii) plans, programs or other agreements of BCHI or any BCHI Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions.

(n) Except as set forth in Section 4.9(n) of the BCHI Disclosure Letter, there are no unresolved claims or disputes under the terms of, or in connection with, the BCHI Benefit Plans (other than routine undisputed claims for benefits under the BCHI Benefit Plans or other immaterial claims or disputes that are being handled in the normal course of plan administration), and no action, legal or otherwise, has been commenced with respect to any claim (including claims for benefits under BCHI Benefit Plans). To the knowledge of BCHI, no facts exist which could give rise to any actions, audits, suits or claims (other than in the ordinary course).

(o) No BCHI Benefit Plan is or at any time was funded through a “welfare benefit fund,” as defined in Section 419(e) of the Code, and no benefits under any BCHI Benefit Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).

Section 4.10 Compliance with Law

(a) BCHI and each of the BCHI Subsidiaries is, and at all times during the five (5) years prior to the date hereof, have been in compliance in all material respects with all Laws and Orders applicable to BCHI or any of the BCHI Subsidiaries or by which any property or asset of BCHI or any BCHI Subsidiary is bound. To the knowledge of BCHI, no investigation by any Governmental Entity with respect to BCHI or any BCHI Subsidiary is pending, nor has any Governmental Entity indicated to BCHI an intention to conduct any such investigation with respect to, either individually or in the aggregate, material matters or material liabilities.

(b)  None of BCHI or any of the BCHI Subsidiaries has received any notice of any alleged violation of any Laws that remains unresolved or outstanding, except where any such notice, individually or in the aggregate, would not reasonably be expected to have a BCHI Material Adverse Effect.

Section 4.11 Environmental Matters

. BCHI and each of the BCHI Subsidiaries is, and at all times have been, in compliance in all material respects with all Environmental Laws. BCHI and the BCHI Subsidiaries hold all Permits required under applicable Environmental Laws to permit BCHI and the BCHI Subsidiaries to conduct their businesses as currently conducted. The business and operations of BCHI and the BCHI Subsidiaries are in compliance with all such Permits. No notice of violation, notification of liability, demand, request for information, citation, summons or order has been received by BCHI or any BCHI Subsidiary, no complaint has been filed, no penalty or fine has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of BCHI, threatened by any Person involving BCHI or any BCHI Subsidiary relating to or arising out of any Environmental Law. No Hazardous Substances are or were located and no disposal or Releases of Hazardous Substances have occurred at, on, above, under or from any properties currently or, to the knowledge of BCHI at the time of the cessation of such ownership, lease, operation or use, formerly owned, leased, operated or used by BCHI, any BCHI Subsidiary or any predecessors in interest that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of BCHI or any BCHI Subsidiary under any Environmental Law. Neither BCHI nor any BCHI Subsidiary, nor, to the knowledge of BCHI, any other Person, has caused or taken any action that could reasonably be expected to result in any material liability or obligation relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by BCHI or any BCHI Subsidiary or any of their respective predecessors in interest or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances. BCHI has provided to the Company all material environmental site assessments, audits, investigations and studies in their possession, custody or control relating to property or assets currently or formerly owned, leased, operated or used by BCHI or any BCHI Subsidiary. Neither BCHI nor any BCHI Subsidiary has been in business other than those related to the provision of communication services that would reasonably be expected to present environmental issues of a materially different scope or magnitude than those presented in the provision of communication services. Without limiting the generality of the foregoing, neither BCHI nor any BCHI Subsidiary has operated or currently operates (i) any manufacturing facilities, (ii) any facilities that are or have been permitted under the Resource Conservation and Recovery Act or (iii) any business that manages the hazardous wastes of any unrelated party. The representations contained in the immediately prior sentence of this Section 4.11 shall not be deemed to be breached unless the operation or ownership of such other business or businesses has resulted in any material cost, liability or obligation of BCHI or any BCHI Subsidiary under any Environmental Law.

Section 4.12 Material Contracts

(a) Except for Contracts listed in Section 4.12(a) of the BCHI Disclosure Letter (all Contracts set forth, or required to be set forth, in Section 4.12(a) of the BCHI Disclosure Letter being referred to herein as a “BCHI Material Contract”), as of the date of this Agreement, neither BCHI nor any of the BCHI Subsidiaries is a party to or bound by any Contract that is:

(i) a “non-compete,” or similar Contract that restricts or purports to restrict the geographic area in which BCHI or any of the BCHI Subsidiaries may conduct any line of business, or that requires the referral of business opportunities by BCHI or any of the BCHI Subsidiaries;

(ii) a joint venture, partnership or limited liability company Contract or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between or among BCHI and the BCHI Subsidiaries;

(iii) a Contract (other than a future contract, option contract or other derivative transaction) that involves future expenditures by BCHI or any BCHI Subsidiary of more than $2,500,000 in any one year period that cannot be terminated on less than 90 days’ notice without material payment or penalty;

(iv) an acquisition Contract that contains “earn-out” or other contingent payment obligations that could reasonably be expected to result in future payments by BCHI or a BCHI Subsidiary in excess of $2,500,000;

(v) a Contract relating to indebtedness for borrowed money or any financial guaranty involving an amount in excess of $2,500,000;

(vi) a Contract for the lease or sublease of real property material to the business of BCHI and the BCHI Subsidiaries;

(vii) a Contract pursuant to which BCHI or any BCHI Subsidiary (A) is granted or obtains any right to use any material Intellectual Property (excluding standard form Contracts granting rights to use readily available shrink wrap or click wrap software having an acquisition price of less than $100,000 per Contract), (B) is restricted in its right to use or register any material BCHI Intellectual Property, or (C) permits any other Person to use, enforce, or register any material BCHI Intellectual Property, in each case including any license agreements, coexistence agreements, and covenants not to sue;

(viii) a Contract relating to (A) the sale, outbound license or outbound lease by BCHI or any BCHI Subsidiary of any material indefeasible rights of use of capacity infrastructure or peering arrangements or (B) the purchase, inbound license or inbound lease by BCHI or any BCHI Subsidiary of any material indefeasible rights of use of capacity infrastructure or peering arrangements;

(ix) a collective bargaining agreement;

(x) a Contract with material outstanding liabilities or obligations relating to the disposition or acquisition by BCHI or any BCHI Subsidiary of assets or properties in excess of $2,500,000 not made in the ordinary course of business; or

(xi) any employment, severance, consulting or other Contract with an employee or former employee, officer or director of BCHI or any BCHI Subsidiary which will require the payment of amounts by BCHI or any BCHI Subsidiary in excess of $150,000 per annum.

(b) Neither BCHI nor any BCHI Subsidiary is in breach of or default under the terms of any BCHI Material Contract in any material respect. To the knowledge of BCHI, no other party to any BCHI Material Contract is in breach of or default under the terms of any BCHI Material Contract in any material respect. Each BCHI Material Contract is a valid and binding obligation of BCHI or any BCHI Subsidiary that is a party thereto and, to the knowledge of BCHI, is in full force and effect, subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity). True, correct and complete copies of each BCHI Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to the Company.

Section 4.13 Intellectual Property; Data Privacy

(a) Either BCHI or a BCHI Subsidiary owns, and has all right, title, and interest in, duly licenses, or otherwise possesses all rights necessary to use, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “BCHI Intellectual Property”).

(b) Section 4.13(b)(i) of the BCHI Disclosure Letter sets forth all BCHI Registered Intellectual Property. All required filings and fees related to such BCHI Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars. Section 4.13(b)(ii) of the BCHI Disclosure Letter sets forth all Intellectual Property owned or purported to be owned by BCHI or any BCHI Subsidiary that is not BCHI Registered Intellectual Property and which is material to the businesses of BCHI and BCHI Subsidiaries as currently conducted (collectively, together with the BCHI Registered Intellectual Property, the “BCHI Owned Intellectual Property”).

(c) There are no pending or, to the knowledge of BCHI, threatened claims in writing by any Person alleging infringement or misappropriation by BCHI or any BCHI Subsidiary arising from their use of the BCHI Intellectual Property, and to the knowledge of BCHI, the conduct of the businesses of BCHI and BCHI Subsidiaries and their products or services do not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any Person.

(d) Neither BCHI nor any BCHI Subsidiary has made any claim during the past three years of any misappropriation or infringement by any third party of its rights to or in connection with the use of any BCHI Intellectual Property; and (ii) to the knowledge of BCHI, no Person is infringing or misappropriating any BCHI Intellectual Property.

(e) BCHI and the BCHI Subsidiaries have taken reasonable measures to protect the confidentiality of their material Trade Secrets including requiring employees, contractors or other Persons having access thereto to execute written nondisclosure agreements. To the knowledge of BCHI, none of the material Trade Secrets of BCHI and the BCHI Subsidiaries have been disclosed or authorized to be disclosed by BCHI or the BCHI Subsidiaries to any third party other than pursuant to a valid and enforceable nondisclosure agreement. To the knowledge of BCHI, no third party to any nondisclosure agreement with BCHI or any BCHI Subsidiary is in material breach, violation or default.

(f) Each Person who contributed, developed or conceived any BCHI Owned Intellectual Property has done so pursuant to a valid and enforceable written agreement that (i) protects the confidential information disclosed by BCHI and its Subsidiaries and (ii) grants BCHI and its Subsidiaries exclusive ownership of the Person’s contribution, development or conception and waives any non-assignable interests in such contribution, development or conception, such as moral rights.

(g) During the three (3) years prior to the date hereof, to the knowledge of BCHI, there has been no act or omission in respect of the use or enforcement of the BCHI Owned Intellectual Property that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any such Intellectual Property.

(h) BCHI and the BCHI Subsidiaries, and to the knowledge of BCHI all of its and their providers of information technology services, have (i) complied in all material respects with their respective published privacy policies and internal privacy policies and guidelines and all applicable Laws relating to privacy, data protection, user data or Personal Data, including Personal Data of customers, employees, contractors and third parties who have provided information to BCHI or any BCHI Subsidiary; and (ii) implemented and maintained, in all material respects, a comprehensive security plan that includes industry standard administrative, technical and physical safeguards to ensure that Personal Data is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse. There has been no material loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other breach of security of Personal Data maintained by or on behalf of BCHI and the BCHI Subsidiaries. Within the past three (3) years, no Person has made any material claim or commenced any Action with respect to, and BCHI and the BCHI Subsidiaries have not, to the knowledge of BCHI, experienced any incident relating to, any actual or suspected loss, damage, unauthorized access, unauthorized use, unauthorized modification, or breach of security of Personal Data maintained or processed by or on behalf of BCHI and the BCHI Subsidiaries. Except for disclosures of information permitted or required by privacy Laws or authorized by the provider of Personal Data, to the knowledge of BCHI, neither BCHI nor any of the BCHI Subsidiaries has shared, sold, rented or otherwise made available, and does not share, sell, rent or otherwise make available, to third parties any Personal Data.

(i) BCHI and the BCHI Subsidiaries have implemented business continuity and disaster recovery plans and have arranged for back-up data processing services adequate to meet their data processing needs in the event that the computer systems, networks, hardware, software, databases, websites, and equipment of BCHI or the BCHI Subsidiaries or any of their material components is rendered temporarily or permanently inoperative as a result of a natural or other disaster. The computer systems, networks, hardware, software, databases, websites, and equipment of BCHI or the BCHI Subsidiaries have not suffered any failures, errors or breakdowns within the past three (3) years that have caused any material disruption or interruption in the business of BCHI and the BCHI Subsidiaries.

Section 4.14 Title to Properties; Assets . BCHI and each of the BCHI Subsidiaries have good and valid fee simple title to, or valid leasehold interest in, its material tangible properties and assets, except for such properties and assets as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business. All such material tangible properties and assets, other than properties and assets in which BCHI or any BCHI Subsidiary have a leasehold interest, are free and clear of all Liens other than Permitted Liens or Liens that will be released at Closing.

Section 4.15 Real Property . Section 4.15 of the BCHI Disclosure Letter sets forth a list of all real property currently owned or leased by BCHI or any BCHI Subsidiaries and indicates whether each such parcel of real property is owned or leased. BCHI or one of the BCHI Subsidiaries has good and fee simple title to all real property owned by BCHI or any of the BCHI Subsidiaries as of the date of this Agreement (the “BCHI Owned Real Property”) and valid leasehold estates in all real property leased or subleased (whether as tenant or subtenant) by BCHI or any of the BCHI Subsidiaries as of the date of this Agreement (including improvements thereon, the “BCHI Leased Real Property”), in each case, free and clear of all Liens, save only for Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a BCHI Material Adverse Effect, BCHI or one of the BCHI Subsidiaries has exclusive possession of each BCHI Leased Real Property and BCHI Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants, guests, hosts or licensees pursuant to agreements with respect to such real property. There are no Contracts to sell, transfer or otherwise dispose of any of the BCHI Owned Real Property or the BCHI Leased Real Property, or to purchase or acquire any other interest in any real property.

Section 4.16 Regulatory Matters

(a) Except as set forth on Section 4.16(a) of the BCHI Disclosure Letter, and except with respect to Permits, including those required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.11), BCHI and the BCHI Subsidiaries hold all Permits issued by the FCC, State PSCs, the CRTC or other relevant Canadian federal or provincial Governmental Entities (“Canadian Authorities”), and all other material regulatory Permits, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to BCHI or any of the BCHI Subsidiaries by a Governmental Entity (the “BCHI Licenses”) that are required for BCHI and each of the BCHI Subsidiaries to conduct its business, as presently conducted, in all material respects.

(b) Each BCHI License is in full force and effect and has not been suspended, revoked, cancelled or adversely modified. No BCHI License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization, or (ii) any pending proceeding by or before any Governmental Entity, including the FCC, State PSCs, the CRTC or other Canadian Authorities to suspend, revoke or cancel such BCHI License, or any judicial review of a decision by any Governmental Entity, including the FCC, State PSCs, the CRTC or other Canadian Authorities with respect thereto. To the knowledge of BCHI, there has not been any event, condition or circumstance that would preclude any BCHI License from being renewed in the ordinary course (to the extent that such BCHI License is renewable by its terms).

(c) The licensee of each BCHI License is in compliance in all material respects with such BCHI License and has fulfilled and performed all of its material obligations with respect thereto, including all reports, notifications and applications required by any Law, including the Communications Act or FCC Rules or State Telecommunications Laws, the PSC Rules, the Telecommunications Act (Canada), the Radiocommunication Act (Canada) and the rules, regulations, written policies and Orders of the CRTC and other Canadian Authorities, and the payment of all regulatory fees and contributions, except as permitted by applicable exemptions, waivers or similar concessions or allowances. Without limiting the foregoing, the licensee of each BCHI License is in material compliance with the USF Programs, CALEA, the FCC’s regulations concerning CPNI and the Canadian competitive local exchange carrier obligations. All reports and other submissions required in connection with the USF Programs, CALEA, CPNI regulations and the Canadian competitive local exchange carrier obligations, including contribution remittances, have been timely filed in materially true, correct and complete form. To the knowledge of BCHI and the BCHI Subsidiaries, there are no pending or threatened investigations, inquiries, audits, examinations or other proceedings in connection with the performance of BCHI and the BCHI Subsidiaries of their USF Programs, CALEA, CPNI obligations and the Canadian competitive local exchange carrier obligations.

(d) Except as set forth in Section 4.16(d) of the BCHI Disclosure Letter, neither BCHI nor any BCHI Subsidiary has (i) implemented, or been alleged or found to have implemented any Slamming or (ii) Cramming.

(e) Except as set forth in Section 4.16(e) of the BCHI Disclosure Letter, BCHI and all BCHI Subsidiaries have timely complied with any compensation, restoration, reimbursement, reporting, or other obligations arising in connection with public and private right-of-way access and pole attachment agreements.

(f) Except as set forth in Section 4.16(f) of the BCHI Disclosure Letter, BCHI and all BCHI Subsidiaries have timely submitted all required international traffic and circuit status reports in materially true, correct and complete form.

(g) Except as set forth in Section 4.16(g) of the BCHI Disclosure Letter, the licensee of each BCHI License is in material compliance with the applicable requirements of federal and state NOR requirements. All reports and other submissions required in connection with federal and state NOR requirements have been timely filed in materially true, correct and complete form. To the knowledge of BCHI and the BCHI Subsidiaries, there are no pending or threatened investigations, inquiries, audits, examinations or other proceedings in connection with the performance of BCHI and the BCHI Subsidiaries of their NOR requirements.

(h) BCHI or a wholly owned Subsidiary of BCHI directly or indirectly owns all of the Equity Interests and controls all of the voting power and decision-making authority of each licensee of the BCHI Licenses. No BCHI License, Order or other agreement, obtained from, issued by or concluded with any State PSC would impose restrictions on the ability of any BCHI Subsidiary to make payments, dividends or other distributions to BCHI or any BCHI Subsidiary that limits, or would reasonably be expected to limit, the cash funding and management alternatives of BCHI on a consolidated basis in a manner disproportionate to restrictions applied by other State PSCs.

Section 4.17 Interconnection Agreements . BCHI or a BCHI Subsidiary has entered into, with incumbent local exchange carriers, or other non-incumbent carriers, all interconnection agreements, line sharing agreements, line splitting agreements and other Contracts (the “BCHI Interconnection Agreements”) that are necessary to conduct their respective businesses as currently conducted. All BCHI Interconnection Agreements entered into pursuant to Sections 251 and 252 of the Telecommunications Act, including amendments to implement the FCC’s Triennial Review Remand Order, to the extent such amendments have been adopted, include the general terms, conditions and pricing for any UNEs, collocation or other network facilities or carrier services provided under Sections 251 and 252 of the Telecommunications Act. All BCHI Interconnection Agreements have been approved by the applicable Governmental Entity, including the CRTC or the applicable State PSC, when required. BCHI and any BCHI Subsidiary, as applicable, that is a party to a BCHI Interconnection Agreement has performed, in all material respects, all material obligations required to be performed by it under such BCHI Interconnection Agreement.

Section 4.18 Network Facilities . Except as set forth in Section 4.18 of the BCHI Disclosure Letter:

(a) All BCHI Owned Network Facilities and BCHI Third-Party Network Facilities: (i) are in all material respects in good working order and condition and are without any material defects individually and in the aggregate; (ii) are, individually and in the aggregate, operated, installed, and maintained by BCHI, a BCHI Subsidiary, or their contractors in a manner that is in compliance in all material respects with (x) generally accepted industry standards for the United States or Canadian communications industry, as applicable, (y) performance requirements in service agreements with customers of BCHI and the BCHI Subsidiaries, and (z) all Laws, and (iii) comply, individually and in the aggregate, in all material respects with applicable performance standards.

(b) BCHI or a BCHI Subsidiary owns, free and clear of all Liens (other than Permitted Liens and Liens to be discharged at Closing), all right, title and interest in BCHI Owned Network Facilities. No third party may revoke or otherwise encumber or interfere in any material respect with such right, title, and interest.

(c) (i) Each Contract under which any third party provides Network Facilities, including leases, licenses, indefeasible rights of use of capacity or infrastructure, pole attachment agreements and Right-of-Way Agreements (a “BCHI Network Facility Agreement”), to which BCHI or any BCHI Subsidiary is a party, is a valid, legally binding and enforceable agreement and is in full force and effect, and neither BCHI nor any BCHI Subsidiary is in material breach of or material default under any BCHI Network Facility Agreement, (ii) no event has occurred which, with notice or lapse of time, would constitute a material breach or material default by BCHI or any BCHI Subsidiary or permit termination, revocation, other interference with performance of, modification or acceleration by any third party of any BCHI Network Facility Agreement, and (iii) as of the date hereof, no third party has repudiated, revoked, terminated, or otherwise materially interfered with performance of or has the right to terminate, repudiate, revoke, or otherwise materially interfere with the performance of any BCHI Network Facility Agreement. Any notices or other actions required to be taken to renew the term of a BCHI Network Facility Agreement for any upcoming renewal term have been taken or given in the manner and within the time provided in such BCHI Network Facility Agreement (or the time period provided for giving of such notice or to undertake such action has not expired) to effectively renew the term of such BCHI Network Facility Agreement for the upcoming term thereof to the extent that such BCHI Network Facility Agreement is renewable by its terms and BCHI or the applicable BCHI Subsidiary intends to renew such BCHI Network Facility Agreement. To the knowledge of BCHI, as of the date of this Agreement, BCHI and the BCHI Subsidiaries hold all BCHI Network Facility Agreements necessary to conduct BCHI’s business and no event has occurred, or circumstance exists, that, but for the passage of time or giving of notice, would preclude any BCHI Network Facility Agreement from being renewed in accordance with the terms thereof to the extent BCHI or the applicable BCHI Subsidiary intends to renew such BCHI Network Facility Agreement.

Section 4.19 Insurance . BCHI and the BCHI Subsidiaries maintain insurance in such amounts and against such risks as BCHI believes to be customary for the industries in which it and the BCHI Subsidiaries operate. Neither BCHI nor any of the BCHI Subsidiaries has received notice of any pending or threatened cancellation with respect to any such material insurance policy, and each of BCHI and the BCHI Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 4.20 Information Supplied .. None of the information supplied or to be supplied by BCHI or a BCHI Subsidiary specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by BCHI with respect to statements made therein based on or derived from information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement. The information supplied by BCHI or a BCHI Subsidiary for inclusion in the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

Section 4.21 Affiliate Transactions . Except as set forth in Section 4.21 of the BCHI Disclosure Letter, there are not any transactions, agreements, arrangements or understandings between BCHI or the BCHI Subsidiaries, on the one hand, and BCHI’s Affiliates (other than the BCHI Subsidiaries), on the other hand.

Section 4.22 Broker’s Fees . Except as set forth in Section 4.22 of the BCHI Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of BCHI or any BCHI Subsidiary.

Section 4.23 Share Ownership . Neither BCHI nor any BCHI Subsidiary has been, at any time during the three years prior to the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of BCHI, any of the BCHI Subsidiaries or any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of BCHI, any BCHI Subsidiary or their respective Affiliates holds any rights to acquire shares of capital stock of the Company except pursuant to this Agreement.

Section 4.24 Directors and Officers . Section 4.24 of the BCHI Disclosure Letter sets forth a list of all officers, directors, partners and/or managers of the Company and each of its Subsidiaries as of the date hereof.

Section 4.25 No Other Representations or Warranties . Except for the representations and warranties expressly made by BCHI in this Article IV, neither BCHI nor any other Person makes any representation or warranty with respect to BCHI or the BCHI Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to BCHI or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

Pre-Closing Covenants

Section 5.1 Conduct of Businesses by the Company and BCHI Prior to the Effective Time . During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement, as required by a Governmental Entity or applicable Law, as the Company or BCHI, as applicable, may otherwise consent in writing, or, in the case of BCHI, as set forth in Section 5.3 of the BCHI Disclosure Letter or on Exhibit D), each of the Company and BCHI will, and will cause each of their Subsidiaries to, use commercially reasonable efforts to (a) conduct, in all material respects, its business in the ordinary course, including the timely payment of all Taxes, (b) preserve intact its business organization and its significant business relationships and to preserve satisfactory relationships with its employees and keep available the services of its current officers and key employees and to maintain its current rights and franchises, (c) maintain insurance upon all of its material assets in such amounts and of such kinds comparable to that in effect on the date of the Agreement, and (d) maintain all Permits and timely pay all material fees, charges and other amounts to Governmental Entities.

Section 5.2 Company Forbearances . Without limiting the generality of Section 5.1, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as permitted by this Agreement or as required by applicable Law), the Company will not, and will cause each of the Company Subsidiaries not to, without the prior written consent of BCHI:

(a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (but not including accrual of interest on or maturity of obligations incurred before the date of this Agreement), or make any loan or advance, other than (A) letters of credit, surety bonds or guarantees of payment or performance obligations of the Company or any of the Company Subsidiaries, (B) short-term indebtedness for borrowed money incurred solely to refinance any existing short-term indebtedness for borrowed money, in each case, in the ordinary course of business, consistent with past practice, and (C) borrowings under any revolver existing on the date of this Agreement;

(b) (i) issue, grant, sell or pledge, or agree to issue, grant, sell or pledge, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) on exercise or conversion of currently outstanding Company Options or Company Warrants, (B) grants of Company Options in the ordinary course of business under the Equity Compensation Plans in effect on the date of this Agreement to employees hired after the date of this Agreement, consistent with past practices; provided that (1) the aggregate number of shares of Company Common Stock for which such Company Options are exercisable will not exceed 200,000, (2) the exercise price of all such Company Options will be no less than the fair market value at the time they are granted and (3) no Company Options will be granted to officers of the Company without the prior written consent of BCHI or (C) as dividends in respect of any shares of Company Preferred Stock payable in shares of Company Common Stock in accordance with the respective certificates of designations and preferences for the applicable series of Company Preferred Stock, (ii) adjust, split, combine, consolidate or reclassify any of its capital stock or other ownership interests except for any such transaction by a wholly owned Company Subsidiary that remains a wholly owned Company Subsidiary after the consummation of such transaction, or (iii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) dividends in respect of any shares of Company Preferred Stock payable in shares of Company Common Stock in accordance with the respective certificates of designations and preferences for the applicable series of Company Preferred Stock, or (B) dividends paid by any of the Company Subsidiaries to the Company or to any of its wholly owned Subsidiaries;

(c) except as required by Law or any Contract (including any Company Benefit Plan) in effect on the date of this Agreement or as otherwise set forth in Section 5.2(c) of the Company Disclosure Letter:

(i) materially increase any wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any director, executive officer or employee with a base salary equal to or greater than $150,000;

(ii) enter into or amend any employment or severance agreements with any director or executive officer;

(iii) establish any material bonus or incentive plan;

(iv) pay any pension or retirement allowance not allowed by any existing plan or agreement or by applicable Law;

(v) pay any bonus to any director or executive officer;

(vi) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement with or for the benefit of any employee of the Company or a Company Subsidiary, except in each case, in the ordinary course of business and as would not result in a material increase in cost or liability to the Company; or

(vii) amend any Equity Compensation Plan or agreement thereunder.

(d) sell, lease, transfer or otherwise dispose of any of its properties or assets to any Person other than a Company Subsidiary, except for the disposal of obsolete assets or assets sold in the ordinary course of business;

(e) make any acquisition (including by merger) of the capital stock (or other equity interests) or a material portion of the assets of any other Person;

(f) enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole, or materially change any of its technology or operating policies that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except as required by applicable Law;

(g) amend the Company Charter or the Company Bylaws or any organizational document of a Company Subsidiary or take any action to exempt any Person (other than BCHI or the BCHI Subsidiaries) from DGCL Section 203 or any similarly restrictive provisions of its organizational documents;

(h) except as required by GAAP or the SEC, make any material change in its methods or principles of accounting;

(i) except as required by applicable Law, make, change or rescind any Tax election, change any Tax accounting period, adopt or change any Tax accounting method, amend any material Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of the Company Subsidiaries, obtain any Tax ruling, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of the Company Subsidiaries;

(j) enter into, renew, amend in any material respect or waive any of its material rights under any Company Material Contract, except in the ordinary course of business and which would not materially and adversely affect the business of the Company and the Company Subsidiaries;

(k) adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization;

(l) make any discretionary contributions to pension or retirement plans in excess of the minimum required contributions as required by the Pension Protection Act of 2006 or similar legal requirements for plans outside the United States;

(m) conduct the businesses of the Company or any Company Subsidiary in a manner that would cause the Company or any Company Subsidiary to become an “investment company” subject to registration under the Investment Company Act;

(n) terminate or permit any material Permit of the Company or a Company Subsidiary to lapse, other than in accordance with the terms and regular expiration of any such Permit, or fail to apply on a timely basis for any renewal of any renewable material Permit of the Company or a Company Subsidiary;

(o) materially change recurring or non-recurring rates, promotions, sales incentives, commission plans, credit policies or collections procedures;

(p) fail to pay or satisfy, or delay the payment or satisfaction of, any accounts payable or other obligations, in any manner outside of the ordinary course of business or inconsistent with past practices of the Company and the Company Subsidiaries (and in any event, fail to pay or satisfy any accounts payable or other obligations when due without imposition of any penalty or charge);

(q) take any action outside the ordinary course of business consistent with past practices that would materially diminish the working capital of the Company and the Company Subsidiaries; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

Notwithstanding any of the above restrictions, the Company may, prior to the Closing, (i) issue equity or debt securities in connection with capital raising activities, in an aggregate amount of net proceeds to the Company not to exceed $10,000,000 and (ii) effectuate the Reverse Split and take all actions necessary, including amending the Company Charter, to effectuate the Reverse Split.

Section 5.3 BCHI Forbearances . Without limiting the generality of Section 5.1, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as permitted by this Agreement, as required by applicable Law, as set forth in Section 5.3 of the BCHI Disclosure Letter or as set forth on Exhibit D), BCHI will not, and will cause each of the BCHI Subsidiaries not to, without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed):

(a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (but not including accrual of interest on or maturity of obligations incurred before the date of this Agreement), or make any loan or advance, other than letters of credit, surety bonds or guarantees of payment or performance obligations of BCHI or any of the BCHI Subsidiaries and (B) short-term indebtedness for borrowed money incurred solely to refinance any existing short-term indebtedness for borrowed money, in each case, in the ordinary course of business, consistent with past practice;

(b) (i) issue, grant, sell or pledge, or agree to issue, grant, sell or pledge, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock; (ii) adjust, split, combine, consolidate or reclassify any of its capital stock or other ownership interests; or (iii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) pro rata stock dividends or (B) dividends paid by any of the BCHI Subsidiaries to BCHI or to any of its wholly owned Subsidiaries;

(c) except as required by Law, a Contract (including, any BCHI Benefit Plan) in effect on the date of this Agreement or as otherwise set forth in Section 5.3(c) of the BCHI Disclosure Letter:

(i) materially increase any wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any director, executive officer or employee with a base salary equal to or greater than $150,000;

(ii) enter into or amend any employment or severance agreements with any director or executive officer;

(iii) establish any material bonus or incentive plan;

(iv) pay any pension or retirement allowance not allowed by any existing plan or agreement or by applicable Law;

(v) pay any material bonus to any director or executive officer; or

(vi) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement with or for the benefit of any employee of BCHI or a BCHI Subsidiary, except in each case, in the ordinary course of business and as would not result in a material increase in cost or liability to the Company;

(d) sell, lease, transfer or otherwise dispose of any of its properties or assets to any Person other than a BCHI Subsidiary, except for the disposal of obsolete assets or assets sold in the ordinary course of business;

(e) make any acquisition (including by merger) of the capital stock (or other equity interests) or a material portion of the assets of any other Person;

(f) enter into any new line of business that is material to BCHI and the BCHI Subsidiaries, taken as a whole, or materially change any of its technology or operating policies that are material, individually or in the aggregate, to BCHI and the BCHI Subsidiaries, taken as a whole, except as required by applicable Law;

(g) amend the BCHI Charter or the BCHI Bylaws or any organizational documents of any BCHI Subsidiary;

(h) except as required by GAAP or the SEC, make any material change in its methods or principles of accounting;

(i) except as required by applicable Law, make, change or rescind any Tax election, change any Tax accounting period, adopt or change any Tax accounting method, amend any material Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to BCHI or any of the BCHI Subsidiaries, obtain any Tax ruling, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to BCHI or any of the BCHI Subsidiaries;

(j) enter into, renew, amend in any material respect or waive any of its material rights under any BCHI Material Contract, except in the ordinary course of business consistent with past practice and which would not materially and adversely affect the business of BCHI and the BCHI Subsidiaries;

(k) adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization;

(l) make any discretionary contributions to pension or retirement plans in excess of the minimum required contributions as required by the Pension Protection Act of 2006 or similar legal requirements for plans outside the United States;

(m) conduct the businesses of BCHI or any BCHI Subsidiary in a manner that would cause BCHI or any BCHI Subsidiary to become an “investment company” subject to registration under the Investment Company Act;

(n) terminate or permit any material Permit of BCHI or a BCHI Subsidiary to lapse, other than in accordance with the terms and regular expiration of any such Permit, or fail to apply on a timely basis for any renewal of any renewable material Permit of BCHI or a BCHI Subsidiary;

(o) materially change recurring or non-recurring rates, promotions, sales incentives, commission plans, credit policies or collections procedures;

(p) fail to pay or satisfy, or delay the payment or satisfaction of, any accounts payable or other obligations, in any manner outside of the ordinary course of business or inconsistent with past practices of BCHI and the BCHI Subsidiaries (and in any event, fail to pay or satisfy any accounts payable or other obligations when due without imposition of any penalty or charge);

(q) take any action outside the ordinary course of business consistent with past practices that would materially diminish the working capital of BCHI and the BCHI Subsidiaries; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

Notwithstanding any of the above restrictions, BCHI may prior to the Closing cause any or all of the BCHI Subsidiaries that are corporations to be, in effect, converted into limited liability companies, by conversion, merger or other means under applicable state or provincial Law.

ARTICLE VI

Additional Agreements

Section 6.1 Filings; Other Actions; Notification

(a) The Parties will use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law, including Antitrust Laws, or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or Orders, including the FCC Approval and State Approvals, required to be obtained by a Party, or any of their respective Subsidiaries, or to avoid any Action by any Governmental Entity (including those in connection with the Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) (A) as promptly as reasonably practicable, and in any event within fifteen (15) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act, (B) as promptly as reasonably practicable, and in any event within fifteen (15) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required in order to obtain the FCC Approval, (C) as promptly as reasonably practicable, and in any event within thirty (30) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required in order to obtain the State Approvals, and (D) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other applicable Law. The Company and BCHI will furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions.

(b) The Company and BCHI shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transactions, or (ii) required to prevent a Company Material Adverse Effect or BCHI Material Adverse Effect, respectively, from occurring prior to or after the Effective Time.

(c) Without limiting the generality of anything contained in this Section 6.1, each Party hereto will: (i) give the other parties prompt notice of the making or commencement of any Action with respect to the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request or Action; (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Merger or any of the other Transactions; (iv) respond as promptly as practicable to any additional requests for information received by any Party from any Antitrust Authority, the FCC, any State PSC or any other Governmental Entity with respect to the Transactions or filings contemplated by Section 7.1(a); and (v) use reasonable best efforts to (A) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any applicable laws and obtain such approvals, consents and clearances as may be necessary, proper or advisable under any applicable Laws and (B) prevent the entry in any Action brought by a Governmental Entity or any other Person of any Order which would prohibit, make unlawful or delay the consummation of the Transactions. Each Party will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions. In addition, except as may be prohibited by any Governmental Entity or by applicable Law, in connection with any such request or Action, each Party hereto will permit Representatives of the other parties to be present at each meeting or conference relating to such request or Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request or Action.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will be deemed to require the Company, BCHI or any of their respective Affiliates (i) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, including any assets acquired by the Company, BCHI or any of their respective Affiliates in connection with the Transactions, (ii) to commence any litigation against any Person in order to facilitate the consummation of the Transactions or (iii) to defend against any litigation filed with or brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

Section 6.2 Preparation of Proxy Statement; Stockholders Meeting

(a) As promptly as practicable following the date of this Agreement (but no later than thirty (30) days after binding commitments in respect of the Financing (or, if Alternative Financing is being used, the Alternative Financing) have been entered into by a Financing Source), the Company will file the Proxy Statement with the SEC. The Company will use reasonable best efforts to have the Proxy Statement disseminated to its stockholders as promptly as practicable after such filing is cleared by the SEC, and in any event no later than seven (7) Business Days after the Proxy Statement is cleared by the SEC. BCHI will furnish to the Company all information concerning itself and its Subsidiaries, and provide such other assistance (including using reasonable best efforts to assist the Company in preparing pro forma financial information required to be included in the Proxy Statement), as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement by the Company.

(b) Each Party agrees that none of the information supplied by such Party for inclusion or incorporation by reference in the Proxy Statement shall, on the date mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The Company will provide BCHI with a reasonable opportunity to review and comment on the Proxy Statement, and will incorporate the reasonable comments of BCHI therein; provided, that no filing or mailing of, or amendment or supplement to, the Proxy Statement will be made by the Company without BCHI’s prior written consent (which will not be unreasonably withheld, conditioned or delayed). The Company will, as promptly as practicable after receipt thereof, provide BCHI with copies of any written comments and advise BCHI of any oral comments with respect to the Proxy Statement received from the SEC. The Company will use its reasonable best efforts, in cooperation with BCHI, to respond as promptly as practicable to any comments received from the SEC with respect to the Proxy Statement.

(d) If at any time prior to the Effective Time (i) any change occurs with respect to the Parties, or any of their respective Affiliates, directors or officers, or (ii) any information relating to the Parties, or any of their respective Affiliates, directors or officers, is discovered by any of the Parties, in the case of each of clauses (i) and (ii), which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that observes such change or discovers such information shall promptly notify the other Party, and the Company shall file as promptly as practicable with the SEC an appropriate amendment or supplement to the Proxy Statement describing such change or information and, as required by Law, disseminate the information contained in such amendment or supplement to the shareholders of the Company.

(e) The Company will take all lawful action to call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Stockholders Meeting”), on a date as promptly as practicable after the SEC has authorized distribution of and has advised the Company that it has no comments or additional comments on the Proxy Statement, for the purpose of obtaining the Stockholder Approval and shall take all lawful action to solicit and obtain the Stockholder Approval. Subject to Section 6.3(c), the Company Board will recommend to the stockholders of the Company the adoption of this Agreement. The Company may only postpone or adjourn the Stockholder’s Meeting (i) to solicit additional proxies for the purpose of obtaining the Stockholder Approval, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Stockholders Meeting. The only matters to be voted upon at the Stockholders Meeting are (i) the Merger and this Agreement, including the amendment and restatement of the Company’s Charter, the issuance of shares of Company Common Stock pursuant to the Merger, and (to the extent necessary to comply with NASDAQ listing requirements) the Reverse Split (ii) any adjournment or postponement of the Stockholders Meeting and (iii) any other matters as are required by applicable Law.

Section 6.3 No Solicitation or Change of Recommendation

(a) No Solicitation.

(i) Except as set forth in Section 6.3(a)(ii) and Section 6.3(a)(iii), the Company agrees that neither it nor any of the Company Subsidiaries, nor any of their respective officers, managers or directors will, and that they will instruct and cause their respective Affiliates and Representatives (collectively, the “Company Non-Solicit Parties”) not to, directly or indirectly:

(A) initiate, solicit or knowingly facilitate or encourage any inquiries, discussions regarding, or the making or submission of, any proposal, request or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal;

(B) approve, endorse, recommend or enter into any Contract or agreement in principle, whether written or oral, with any Person (other than BCHI) concerning any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar Contract concerning an Alternative Proposal (other than negotiating and entering into a confidentiality agreement as described in Section 6.3(a)(iii)) (an “Alternative Acquisition Agreement”);

(C) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar Contract entered into by the Company or a Company Subsidiary in respect of or in contemplation of an Alternative Proposal (other than to the extent the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any such actions under this Section 6.3(a)(i)(C) would reasonably be expected to be inconsistent with the directors’ duties or obligations under applicable Law);

(D) conduct, engage in, continue or otherwise participate in any discussions or negotiations to facilitate any proposal that constitutes an Alternative Proposal;

(E) furnish any non-public information relating to the Company or any of the Company Subsidiaries, or afford access to the books or records or Representatives of any of the Company or any of the Company Subsidiaries, to any third party that, to the knowledge of the Company, after consultation with its Representatives, is seeking to make, or has made, an Alternative Proposal;

(F) resolve or publicly propose or announce to do any of the foregoing.

(ii) Notwithstanding anything to the contrary in this Agreement and subject to the conditions in Section 6.3(a)(iii) and solely in response to a Bona Fide Alternative Proposal made on or after the date of this Agreement and prior to the Stockholder Approval, the Company Non-Solicit Parties may, with respect to the Person that has made such Bona Fide Alternative Proposal:

(A) provide information or afford access to the books and records or Representatives of the Company or any Company Subsidiary; and

(B) engage or participate in any discussions or negotiations with such Person (and its Representatives) with respect to such Bona Fide Alternative Proposal.

(iii) The Company may not take the actions described in Section 6.3(a)(ii) unless, prior to taking any such action:

(A) the Company has (1) received from such Person an executed confidentiality agreement on terms that are no less restrictive than those contained in the Confidentiality Agreement (and compliant with the last sentence of Section 6.3(g)); provided that such confidentiality agreement (x) shall not be required to contain standstill provisions and (y) shall not contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to BCHI pursuant to this Section 6.3, and (2) disclosed to BCHI (and, if applicable, contemporaneously provided copies of) any non-public information to be provided to such Person and any books or records to which such Person will be afforded access, in each case, to the extent not previously provided to BCHI;

(B) the Company has delivered to BCHI written notice prior to taking any such action (1) stating that the Company Board intends to take such action, (2) stating that the Company Board has made the determination set forth in Section 6.3(a)(iii)(C) and (3) including an unredacted copy of such Bona Fide Alternative Proposal (including any materials relating to such Person’s proposed equity and debt financing, if any) and an executed copy of the confidentiality agreement described in Section 6.3(a)(iii)(A); and

(C) the Company Board has determined in good faith, after consultation with its outside financial and legal advisors that (1) such Bona Fide Alternative Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with the directors’ duties or obligations under applicable Law.

(b) No Change of Recommendation. Except as set forth in Section 6.3(c), the Company will not, and will cause the other Company Non-Solicit Parties not to:

(i) withdraw, qualify or modify, in a manner adverse to BCHI, the Company Board Recommendation;

(ii) fail to announce publicly, within ten (10) Business Days after a tender offer or exchange offer relating to any securities of the Company has been commenced, that the Company Board recommends rejection of such tender or exchange offer;

(iii) fail to include the Company Board Recommendation in the notice distributed to the stockholders of the Company pursuant to Section 6.2(e);

(iv) approve, adopt or recommend any Alternative Proposal; or

(v) resolve or publicly propose to do any of the foregoing (any such prohibited action described in Section 6.3(b)(i) through this Section 6.3(b)(v) being referred to as a “Change of Recommendation”);

provided that the making of any determination of the Company Board (or any committee thereof) to provide, or the provision of, a Change of Recommendation Notice in compliance with the terms of this Agreement will not, in and of itself, be deemed a Change of Recommendation.

(c) Certain Permitted Changes of Recommendation. Subject to Section 6.3(d), at any time prior to receiving the Stockholder Approval, the Company Board in response to a Superior Proposal may effect, or cause the Company to effect, as the case may be, a Change of Recommendation if: (i) the Company Board determines that after complying with Section 6.3(d), a Bona Fide Alternative Proposal constitutes a Superior Proposal and (ii) the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that the failure to take such action would be inconsistent with the directors’ duties or obligations under applicable Law.

(d) Procedure Prior to Changes in the Recommendation. The Company Board will be entitled to effect, or cause the Company to effect, a Change of Recommendation in connection with a Superior Proposal (to the extent permitted under Section 6.3(c)), only if (A) the Company shall have delivered to BCHI a written notice (a “Change of Recommendation Notice”) (1) stating that the Company Board intends to take such actions pursuant to Section 6.3(c), (2) stating that the Company Board has made the determinations set forth in Sections 6.3(c)(i) and 6.3(c)(ii) and (3) including an unredacted copy of such Superior Proposal and unredacted form of any Alternative Acquisition Agreement related to such Superior Proposal (including any materials relating to such Person’s proposed equity and debt financing, if any) and (B) the Negotiation Period shall have expired. During the five (5) Business Day period commencing on the date of BCHI’s receipt of such Change of Recommendation Notice (such period, as may be extended pursuant to this Section 7.3(d), the “Negotiation Period”), the Company will engage, and will cause its Representatives to be available for the purpose of engaging, in good faith negotiations with BCHI (to the extent BCHI desires to negotiate) regarding an amendment of this Agreement so that the Alternative Proposal that is the subject of the Change of Recommendation Notice ceases to be a Superior Proposal. Each time the financial or other material terms or conditions of such Bona Fide Alternative Proposal (or terms or conditions related thereto, such as the proposed equity and debt financing) are amended or modified, the Company will be required to deliver to BCHI a new Change of Recommendation Notice (including, as attachments thereto, amended forms of the written Alternative Acquisition Agreements relating to such Bona Fide Alternative Proposal) and the Negotiation Period will be extended by an additional two (2) Business Days from the date of BCHI’s receipt of such new Change of Recommendation Notice.

(e) Certain Permitted Disclosure. Nothing contained in this Section 6.3 will be deemed to prohibit the Company from complying with its required disclosure obligations under applicable Law with regard to an Alternative Proposal or making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with the directors’ duties or obligations under applicable Law; provided, however, that neither the Company nor the Company Board (or any committee thereof) will affect any Change of Recommendation, except in accordance with Section 6.3(c) and Section 6.3(d); and provided, further, that in no event will any “Stop-Look-and-Listen” communication contemplated by Rule 14d-9(f) under the Exchange Act be deemed to be a Change of Recommendation or to violate this Section 6.3. Disclosure of the type described in this Section 6.3(e) (other than the type described in the second proviso of the foregoing sentence) that is not an express rejection of any Alternative Proposal or an express confirmation that the Company Board Recommendation remains in effect will be deemed to be a Change of Recommendation.

(f) Existing Discussions. The Company will, and will cause the Company Subsidiaries and their respective officers, managers and directors and their respective Affiliates and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with, or any solicitation or intentional assistance or encouragement of, any Person with respect to any Alternative Proposal (or that could reasonably be expected to lead to or result in an Alternative Proposal) which are on-going as of the date of this Agreement and request that any such Person promptly return or destroy (and confirm destruction of) all confidential information concerning the Company and any Company Subsidiary. The Company will take the necessary steps to promptly inform, on the date of this Agreement, the individuals or entities referred to in the preceding sentence of this Section 6.3(f).

(g) Notice. Without limiting anything in this Section 6.3, the Company will promptly (and, in any event, within 24 hours) notify BCHI orally and in writing if any inquiries, proposals or offers with respect to an Alternative Proposal or requests for non-public information relating to the Company or any Company Subsidiary (other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Alternative Proposal) are received by, or any discussions or negotiations with respect to an Alternative Proposal are sought to be initiated or continued with, the Company or any Company Subsidiary or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of such discussions, proposals, offers or requests, and including in the written version of such notice, an unredacted copy of any written (including via electronic transmission) proposals, offers or requests, in each case, including any amendments or modifications thereto. The Company will promptly (and, in any event, within 24 hours after any amendment or modification of, or development with respect to, any such, proposal, offer, request or Alternative Proposal, or at the reasonable request of BCHI) notify BCHI orally and in writing of the status of any such inquiries, proposals, offers or requests, including any material developments, notifications, amendments or modifications thereto and furnish to BCHI copies of any written inquiries, correspondence and draft documentation in connection with such discussions, proposals, offers or requests. The Company will not, and will cause its respective Subsidiaries and Representatives not to, enter into any Contract that would prohibit them from providing the information required to be provided to BCHI pursuant to this Section 6.3(g).

Section 6.4 Access to Information

(a) Upon reasonable notice, BCHI and the Company will, and will cause each of their respective Subsidiaries to, afford to BCHI or the Company, as applicable, and to their respective officers, employees, accountants, counsel, lenders, financial advisors and other Representatives reasonable access during normal business hours during the period prior to the Effective Time to all their respective owned or leased properties, books, Contracts, commitments, personnel (including contractors and distributors), records, Tax Returns, work papers and all other information concerning its business, operations, status of compliance with Environmental Law, properties and personnel as BCHI or the Company, as applicable, may reasonably request; except that each of BCHI and the Company, as applicable, and its Representatives will conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of BCHI or the Company, as applicable, and their respective Subsidiaries; except further that neither BCHI nor the Company, as applicable, or their respective Subsidiaries will be required to provide any access or disclose any information if such access or disclosure would contravene any applicable Law or where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any fiduciary duty or binding agreement entered into prior to the date of this Agreement; except further that the foregoing shall not require BCHI or the Company to permit any inspection or to disclose any information that in the reasonable judgement of BCHI or the Company, as the case may be, would result in the disclosure of any trade secrets of third parties.

(b) All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, dated as of May 18, 2017, by and among the Company, Birch Equity Partners, LLC and Birch Communications, Inc. (the “Confidentiality Agreement”).

(c) No investigation by either of the Parties or their respective Representatives will affect the representations and warranties of the other set forth in this Agreement.

Section 6.5 Employee Matters

(a) After the Closing Date through the date of termination for the applicable BCHI Employee, the Company will provide, and will cause its Affiliates to provide, each employee of BCHI or any BCHI Subsidiary as of the Closing Date who is employed by the Company or any of the Company Subsidiaries after the Closing Date (the “BCHI Employees”) with such employee compensation and benefits as the Company or its Affiliate (as applicable), in its sole discretion considers to be appropriate, subject to the provisions of this Section 6.5 and applicable Law.

(b) To the extent commercially reasonable, and without duplication of any benefits, the Company (i) will give, and cause its Affiliates to give, each BCHI Employee the same service credit under any Company Benefit Plan that covers such BCHI Employee after the Closing Date as would have been granted to such BCHI Employee by BCHI or any BCHI Subsidiary, as applicable, prior to the Closing under any comparable BCHI Benefit Plan, for all purposes (including eligibility to participate, vesting in eligible benefits and levels of benefits) other than for benefit accrual purposes under a defined benefit pension plan, (ii) will give, and cause its Affiliates to give, each BCHI Employee service credit granted by the Company or its Subsidiary, as applicable, under any Company Benefit Plan that covers such BCHI Employee after the Closing Date for service prior to the Closing, based upon the provisions of such Company Benefit Plan, for purposes of entitlement to benefits thereunder (except for purposes of benefits accrual under a defined benefits pension plan), (iii) will allow, and cause its Affiliates to allow, such BCHI Employees to participate in each Company Benefit Plan providing welfare benefits (including medical, life insurance, long-term and short-term disability insurance and long-term care insurance) in the plan year in which the Closing occurs without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations, and (iv) will credit, and cause its Affiliates to credit, the BCHI Employees with any expenses incurred within the year in which the Closing Date occurs, but prior to the Closing Date, that were credited by BCHI pursuant to the comparable BCHI Benefit Plans for purposes of determining deductibles, co-pays and other applicable limits under the Company Benefit Plans, in which they participate and any similar replacement plans.

(c) For the period of the year in which the Closing occurs that is after the Closing Date, the Company will continue, and cause its Affiliates to continue, to credit to each BCHI Employee all vacation and personal holiday time that such BCHI Employee has accrued but not used through the Closing Date and is entitled to use as of the Closing Date, subject to the Company’s vacation day carryover policy.

(d) Nothing in this Agreement will create any right or obligation which is enforceable by any employee, former employee, BCHI Employee or any other Person with respect to any terms or conditions of employment, including, but not limited to, the benefits and compensation described in this Section 6.5. For the avoidance of doubt, any amendments to the Company’s, the Company Subsidiaries’, and the Surviving Company’s benefit and compensation plans, programs or arrangements will occur only in accordance with their respective terms and will be pursuant to action taken by the Company, the Company Subsidiaries, or the Surviving Company which are independent of the consummation of this Agreement or any continuing obligations hereunder. Nothing in this Section 6.5 shall be construed as prohibiting the Company or its Affiliates from terminating any BCHI Employee’s employment as the Company or such Affiliate determines appropriate in its sole discretion, subject to the terms of any employment agreement and applicable Law.

Section 6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From the Effective Time, the Company will, and will cause its Subsidiaries to, indemnify, defend and hold harmless (including by advancing expenses) each current and former director, officer and employee of (i) BCHI and its Subsidiaries and (ii) the Company and each of its Subsidiaries (each, a “D&O Indemnified Party” and, collectively, the “D&O Indemnified Parties”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with BCHI or its Subsidiaries, or the Company and its Subsidiaries, as the case may be, occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), to the fullest extent permitted under applicable Law. Each of (x) the Company Charter, the Company Bylaws and the respective organizational documents of each of the Company Subsidiaries as currently in effect, and (y) any indemnification agreements with a D&O Indemnified Party listed on Section 6.6(a) of the Company Disclosure Letter or Section 6.6(a) of the BCHI Disclosure Letter, which will in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law, will not, from and after the Effective Time, be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties except, in the case of clauses (x) and (y), as required by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Company will, and the Company will cause the Surviving Company to cause the certificate of formation and limited liability company agreement of the Surviving Company to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the D&O Indemnified Parties no less favorable to the D&O Indemnified Parties than as set forth in the Company Charter and Company Bylaws in effect on the date of this Agreement, which provisions will, from and after the Effective Time, not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties except as required by applicable Law.

(b) Prior to the Effective Time, the Company will and, if it is unable to, the Company will cause the Surviving Company as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from the Company’s current insurance carrier, as applicable, or from an insurance carrier with the same or better credit rating as such current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) for the persons who, as of the date of this Agreement, are covered by either BCHI’s existing D&O Insurance or the Company’s existing D&O Insurance, as applicable. Such “tail” insurance policies will have terms, conditions, retentions and levels of coverage at least as favorable as BCHI’s existing D&O Insurance, with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transactions); except that the maximum aggregate premium for such insurance policies for any such year will not be in excess of the Maximum Premium. The Company will cause the Surviving Company to maintain such “tail” insurance policies in full force and effect for their full term. If Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company will, and the Company will cause the Surviving Company to, continue to maintain in effect, at no expense to the D&O Indemnified Parties, for a period of at least six (6) years from and after the Effective Time, each of BCHI’s D&O Insurance and the Company’s D&O Insurance, as applicable, in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the respective existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Company will, and the Company will cause the Surviving Company to, purchase the best available D&O Insurance for such six(6)-year period from an insurance carrier with the same or better credit rating as BCHI’s current insurance carrier with respect to its existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in BCHI’s existing policies as of the date of this Agreement; except that the Surviving Company will not be required to pay an aggregate premium for such insurance policies in excess of 150% of the annual premium paid by BCHI for coverage for its last full fiscal year for such insurance (the “Maximum Premium”); and if the premiums of such insurance coverage exceed such amount, the Surviving Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) The provisions of this Section 6.6 are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(d) In the event that the Company, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Company and the Surviving Company will assume all of the obligations thereof set forth in this Section 6.6.

Section 6.7 NASDAQ Listing; Reverse Split . The Company will use reasonable best efforts to cause the Company Common Stock issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after date of this Agreement, and in any event prior to the Closing Date. To the extent necessary to comply with NASDAQ listing requirements, the Company shall submit to the holders of Company Common Stock at the Stockholders’ Meeting a proposal to approve and adopt an amendment to the Company Certificate of Incorporation to authorize the Company Board to effect a five-to-one reverse split of all outstanding shares of Company Common Stock, such that each holder of shares of Company Common Stock shall receive one share of Company Common Stock for every five shares of Company Common Stock held by such holder (the “Reverse Split”), effective prior to the Effective Time.

Section 6.8 Advice of Changes . Each of BCHI and the Company will promptly advise the other of any change or event, of which it has knowledge, (a) having or reasonably likely to have a BCHI Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or (b) that would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement if it would result in the failure of closing conditions in Section 7.3(a) or Section 7.3(b) or Section 7.2(a) or Section 7.2(b), respectively, by the Outside Date, except that (i) no such notification will affect the representations, warranties or covenants of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement and (ii) a failure to comply with this Section 6.8 will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying BCHI Material Adverse Effect, Company Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.9 Control of the Other Party’s Business . Nothing contained in this Agreement will give BCHI, directly or indirectly, the right to control or direct the operations of the Company or the Company Subsidiaries or will give the Company, directly or indirectly, the right to control or direct the operations of BCHI or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of BCHI and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.10 Subsidiary Compliance . The Company, as the sole stockholder of Merger Sub prior to the Effective Time, will cause Merger Sub to comply with and perform all of its obligations under or relating to this Agreement prior to the Effective Time and to consummate the Transactions on the terms and conditions set forth in this Agreement.

Section 6.11 Financing

(a) Subject to the terms and conditions of this Agreement, BCHI and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the financing in an aggregate amount necessary to effect the Refinancing, and to otherwise complete the Transactions, including paying expenses associated with the Transactions, which financing will be on the terms and conditions satisfactory to BCHI and the Company, each in its sole and absolute discretion (the “Financing”). BCHI and the Company will each use its reasonable best efforts to (I) negotiate and enter into commitments for, and then definitive agreements with respect to, the Financing as promptly as practicable (such commitments and definitive agreements, the “Financing Agreements”), (II) satisfy on a timely basis (taking into account the Marketing Period) all conditions in the Financing Agreements applicable to BCHI and the Company and their respective Subsidiaries to obtaining the Financing as promptly as practicable, (III) consummate the Financing at or prior to the Closing and (IV) enforce the counterparties’ obligations and its rights under the Financing Agreements, including by suit or other appropriate proceeding to cause the lenders under the Financing to fund in accordance with their respective commitments if all conditions to funding the Financing in the applicable Financing Agreements have been satisfied or waived. BCHI and the Company will keep each other reasonably informed on a timely basis of the status of its respective efforts to arrange the Financing and to satisfy the conditions thereof. If any portion of the amount of the Financing becomes reasonably likely to be unavailable on the material terms and conditions contemplated by the applicable Financing Agreements, each of BCHI and the Company will use its commercially reasonable efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable, taken as a whole, to the Parties than the terms and conditions set forth in the applicable Financing Agreements (“Alternative Financing”) as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period. In such event, (1) the term “Financing” will be deemed to include the Alternative Financing, and (2) the term “Financing Agreements” will be deemed to include any commitment letters and definitive agreement with respect to the Alternative Financing. Notwithstanding anything contained in this Section 6.11 or in any other provision of this Agreement, in no event will the Parties be required (i) to amend or waive any of the terms or conditions hereof or of the Financing Agreements or (ii) to consummate the Closing any earlier than required under clause (b) of the first sentence of Section 1.3.

(b) Each Party will provide, and will cause its Subsidiaries to provide, and will use reasonable best efforts to cause its Representatives to provide, all cooperation that is customary and necessary in connection with arranging, obtaining and syndicating the Financing and causing the conditions in the Financing Agreements to be satisfied, including using reasonable best efforts in (i) assisting with, and designating one or more members of senior management of the Company to participate in, the preparation of customary offering and syndication documents and materials, including, including private placement or offering memoranda, bank information memoranda, bank syndication material and packages, lender and investor presentations, rating agency materials and presentations and similar documents and materials, in connection with the Financing, and providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing customary information (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing to the Financing Sources as promptly as practicable all Required Information to the extent it is available to such Party and all other information and disclosures relating to such Party and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably necessary in preparation of the Offering Documents (including execution of customary authorization and management representation letters), (iii) designating one or more members of senior management of such Party to participate in a reasonable number of due diligence sessions in connection with the Financing, including direct contact between such senior management and the Financing Sources and potential lenders in the Financing, drafting sessions, management presentations, rating agency presentations, lender meetings and one or more road shows, (iv) requesting such Party’s independent auditors to cooperate in obtaining customary accountant’s comfort letters and consents from such Party’s independent auditors, (v) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents (including a certificate of the chief financial officer of such Party and its Subsidiaries with respect to solvency matters before giving effect to the Financing or the consummation of the Transactions), (vi) subject to any contractual agreement in effect, facilitating the pledging of collateral for the Financing, including taking commercially reasonable actions necessary to permit the Financing Sources to evaluate such Party and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Financing, (vii) obtaining from such Party’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably necessary in connection with the Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, (viii) preparing any supplements to the above information as may be required pursuant to the Financing Agreements and (ix) cooperating with the other Parties to satisfy the conditions precedent to the Financing to the extent within the control of such Party and its Subsidiaries, and taking all corporate or limited liability company actions, subject to the occurrence of the Effective Time, reasonably necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Company and the Surviving Company immediately upon the Effective Time. In connection with the foregoing, the Company will file with the SEC all Company Reports for the annual and quarterly fiscal periods ending on and after the date hereof as soon as practicable but in any event not later than (i) 90 days following the end of the Company’s fiscal year, in the case of annual reports on Form 10-K and (ii) 45 days following the end of each fiscal quarter of the Company, in the case of quarterly reports on Form 10-Q. Each of the Company and BCHI hereby consent to the use of their and their respective Subsidiaries’ logos in connection with the Financing in a form and manner agreed with the Party whose logo is being used; except that such logos are to be used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Party whose logo is being used or the reputation or goodwill of such Party. Each Party will use its reasonable best efforts to periodically update any Required Information (to the extent it is available) to be included in any Offering Document to be used in connection with such Financing such that any such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

Section 6.12 Transaction Litigation . Each Party will give the other Party prompt notice of any Action commenced or, to the knowledge of the Company or to the knowledge of BCHI, as the case may be, threatened, against the such Party or its directors, officers, managers, partners or Affiliates relating to this Agreement or the Transactions (collectively, “Transaction Litigation”). The Parties will consult with each other regarding the defense or settlement of any Transaction Litigation and neither Party will compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same, without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed). In connection with any Transaction Litigation and the Parties’ performance of their obligations under this Section 6.12, BCHI and the Company will enter into a customary common interest or joint defense agreement or implement such other techniques as reasonably required to preserve any attorney-client privilege or other applicable legal privilege; except that no Party will be required to provide information if doing so, in the opinion of its legal counsel, would cause the loss of any attorney-client privilege or other applicable legal privilege; except that, if any information is withheld pursuant to the foregoing exception, such Party will inform the other Party as to the general nature of what is being withheld and the Parties will use reasonable best efforts to enable the informing Party to provide such information without causing the loss of any attorney-client or other applicable legal privilege.

Section 6.13 Publicity . The initial press release with respect to the execution of this Agreement will be a joint press release to be reasonably agreed upon by BCHI and the Company. Following such initial press release, none of the Parties will, and neither the Company nor BCHI will permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, the Transactions without the prior consent (which consent will not be unreasonably withheld, conditioned or delayed) of BCHI, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by BCHI; except that either of BCHI or the Company may, without the prior consent of the other (but after prior consultation with the other to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent such Party may reasonably conclude may be required by applicable Law. The restrictions set forth in this Section 6.13 will not apply to any release or public statement in connection with any dispute between BCHI and the Company regarding this Agreement or the Transactions; except that the foregoing will not limit the ability of any Party to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 6.14 Takeover Laws . If any Takeover Law is or may become applicable to the Transactions, the Company and BCHI, including the Company Board and the board of directors of BCHI, will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this agreement and the Parties will otherwise act to eliminate or minimize the effects of such Takeover Law on the Merger.

Section 6.15 Actions Concerning Company Preferred Stock . The Parties will, and will cause their Affiliates to, take all necessary action to cause written notice as contemplated under the Company Charter to be given to each holder of shares of Company Preferred Stock, at least forty-five (45) days prior to the Closing Date, such that such holder has fifteen (15) days in which to exercise its conversion rights under the respective certificates of designations and preferences for the applicable series of Company Preferred Stock.

Section 6.16 Separation of Consumer/SMB Business . Prior to the Closing, the Parties will cooperate in good faith to consummate the transactions contemplated by Exhibit D pursuant to agreements negotiated in good faith by the Parties (the “Separation Agreements”) and upon the terms and subject to the conditions mutually agreed upon by the Company and BCHI in accordance with Exhibit D.

Section 6.17 Divestiture or Dissolution of Fusion Global . The Company will use reasonable best efforts to effectuate, on or prior to the Closing, (i) the divestiture of its ownership interest in Fusion Global Services LLC, a Delaware limited liability company (“Fusion Global”) and the entrance into a profit sharing arrangement with the purchaser of Fusion Global (such divestiture and profit sharing arrangement, the “Fusion Global Arrangement”) or (ii) the dissolution of Fusion Global.

Section 6.18 BCHI Financial Statements . As soon as practicable after the execution of this Agreement, BCHI will deliver to the Company audited consolidated financial statements of BCHI and the other BCHI Subsidiaries for the fiscal years ended December 31, 2014 through December 31, 2016.

ARTICLE VII

Closing Conditions

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger . The respective obligations of the Parties to effect the Merger will be subject to the satisfaction (or waiver by BCHI and the Company) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Stockholder Approval.

(b) Regulatory Consents. Each of the State Approvals and the FCC Approval shall have been obtained and in effect, and any waiting period prescribed by Law with respect to such approvals before the Transaction may be consummated shall have expired.

(c) Antitrust Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(d) No Injunctions or Restraints; Illegality. No Law or Order shall be in effect or shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Transactions.

(e) Financing. The Financing (or, if Alternative Financing is being used, the Alternative Financing) shall have been funded.

(f) NASDAQ Listing. The shares of Company Common Stock issuable to Holding, LLC as contemplated by Article II shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(g) Company Preferred Stock. All of the shares of Company Preferred Stock, and all of the shares of any other class or series of preferred stock of the Company outstanding as of immediately prior to the Effective Time, shall have been cancelled or converted into shares of Company Common Stock in accordance with the applicable provisions of the respective certificates of designations and preferences for the applicable series of Company Preferred Stock or other class or series of preferred stock.

(h) Transaction Agreements. Each of the Stockholders Agreement and the Registration Rights Agreement shall have been executed and delivered by each of the parties thereto.

(i) Fusion Global Arrangement or Dissolution of Fusion Global. The Company shall have consummated the Fusion Global Arrangement or shall have dissolved Fusion Global.

(j) Separation of Consumer/SMB Business. The Separation Agreements shall have been entered into and the transactions contemplated by the Separation Agreements shall have been consummated.

(k) Selection of Directors. All nine of the initial members of the Company Board shall have been determined in accordance with the provisions of the Stockholders’ Agreement.

Section 7.2 Conditions to Obligations of BCHI . The obligation of BCHI to effect the Merger is also subject to the satisfaction, or waiver by BCHI, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (except for the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.25) shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date), except that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Company Material Adverse Effect at the Closing Date (ignoring solely for purposes of this proviso any reference to Company Material Adverse Effect or other materiality qualifiers contained in such representations and warranties), and BCHI shall have received a certificate signed on behalf of the Company by an officer of the Company to the foregoing effect. The representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.25 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

(b) Performance of Obligations of the Company. Each of the Company and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and BCHI will have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(c) Company Material Adverse Effect. There shall not have occurred at any time after the date of this Agreement any Company Material Adverse Effect.

Section 7.3 Conditions to Obligations of the Company and Merger Sub . The obligation of the Company and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by the Company, on behalf of itself and Merger Sub, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of BCHI set forth in this Agreement (except for the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.5(d) and Section 4.22) shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date), except that this condition will be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a BCHI Material Adverse Effect at the Closing Date (ignoring solely for purposes of this proviso any reference to BCHI Material Adverse Effect or other materiality qualifiers contained in such representations and warranties), and the Company shall have received a certificate signed on behalf of BCHI by an officer of BCHI to the foregoing effect. The representations and warranties of BCHI set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time. The representation and warranty of BCHI set forth in Section 4.5(d) shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

(b) Performance of Obligations of BCHI. BCHI shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and the Company will have received a certificate signed on behalf of BCHI by an officer of BCHI to such effect.

(c) BCHI Material Adverse Effect. There shall not have occurred at any time after the date of this Agreement any BCHI Material Adverse Effect.

(d) FIRPTA Certificate. BCHI shall have delivered to the Company an executed notice to the IRS prepared in accordance with the requirements of Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3) that is reasonably acceptable to the Company and dated as of the Closing Date, along with written authorization for the Company to deliver such notice to the IRS on behalf of BCHI following the Closing.

Section 7.4 Frustration of Closing Conditions . No Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3, as the case may be, to be satisfied, if such Party’s failure to perform any material obligation required to be performed by it has been the primary cause of, or primarily results in, such failure.

ARTICLE VIII

Termination and Amendment

Section 8.1 Termination . This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and BCHI duly authorized by each of the Company Board and the board of directors of BCHI, respectively.

(b) by either of the Company or BCHI:

(i) by written notice to the other Party at any time after the Outside Date, if the Closing has not been consummated on or before the Outside Date; except that, if on the Outside Date (A) the conditions set forth in Section 7.1(b) and Section 7.1(c) not satisfied but all of the other conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and the condition set forth in Section 7.1(b) remains capable of being satisfied and (B) no final and non-appealable order imposed by any Governmental Entity preventing the consummation of the Transactions is in effect as of such date of determination, then the Outside Date may be extended until April 30, 2018 at the election of either BCHI or the Company by written notice to the other at or before 11:59 p.m., New York time, on the Outside Date; and except that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available (x) to a Party if the inability to satisfy such conditions was due to the failure of such Party to perform any of its obligations under this Agreement or (y) to a Party if another Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.10;

(ii) if any Law or Order having the effect set forth in Section 7.1(c) is in effect and has become final and nonappealable;

(iii) if (x) the Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement and (y) the Stockholder Approval shall not have been obtained at such meeting (and shall not have been adopted at any adjournment or postponement thereof); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iii) if the failure to obtain the Stockholder Approval results from a material breach of this Agreement by such Party; or

(iv) if binding commitments in respect of the Financing (or, if Alternative Financing is being used, the Alternative Financing) at the Closing shall not have been entered into by a Financing Source on or before the date that is 60 days after the date hereof.

(c) by BCHI if the Company has breached any of its representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured by the Company by the earlier of (1) the Outside Date and (2) 30 days following receipt of written notice from BCHI of such breach or failure.

(d) by the Company if BCHI has breached any of its representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or BCHI has failed to perform its covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by BCHI by the earlier of (1) the Outside Date and (2) 30 days following receipt of written notice from the Company of such breach or failure.

(e) by BCHI if (i) the Company has breached any of its obligations under Section 6.3 (No Solicitation or Change of Recommendation) or (ii) the Company Board has made a Change of Recommendation (whether or not in compliance with Section 6.3(c) (Certain Permitted Changes of Recommendation)).

(f) by the Company if the Company Board has made a Change of Recommendation and is in compliance with, and has not breached any provisions of, Section 6.3.

Section 8.2 Effect of Termination . In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof will be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will become null and void (other than the provisions of this Section 8.2, Section 8.3 and the provisions in Article IX (General Provisions), all of which will survive termination of this Agreement). Upon termination pursuant to this Article VIII, there will be no liability on the part of the Parties or their respective directors, managers, officers and Affiliates; except that, upon the termination of this Agreement nothing will be deemed to (i) release any Party from any liability to any other Party for any breach by such Party of this Agreement prior to such termination or (ii) impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement as provided in Section 9.10 of this Agreement.

Section 8.3 Fees and Expenses . Except as otherwise expressly provided in this Agreement, if the Transactions are not consummated, the fees and expenses incurred by each Party in connection with the negotiation, preparation, execution and delivery of this Agreement and the documents and instruments contemplated hereby and in connection with the Transactions contemplated hereby, including all fees and disbursements of advisors retained by any Party will be the sole responsibility of such incurring and retaining Party.

ARTICLE IX

General Provisions

Section 9.1 Notices . All notices and other communications in connection with this Agreement will be in writing and will be deemed to have been duly given: (a) on the date of service if served personally on the Party to whom notice is to be given; (b) on the day of transmission if sent by e-mail to the e-mail address given below (provided no delivery failure message is received by the sender); (c) on the Business Day after delivery to an overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

(a) if to the Company, Merger Sub, or Surviving Company to:

Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 1718
New York, New York 10170
Attention: James P. Prenetta, Jr., Executive Vice President and General Counsel
Email: jprenetta@fusionconnect.com

with a copy to (which will not constitute notice):

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention: Dennis J. Block
Email: dblock@gtlaw.com

(b) if to BCHI, to:

Birch Communications Holdings, Inc.
c/o Birch Communications, Inc.
320 Interstate North Pkwy SE
Atlanta, Georgia 30339
Attention: Gordon P. Williams, Jr., Senior Vice President and General Counsel
Email: chuck.williams@birch.com

with a copy to (which will not constitute notice):

Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
Attention: William B. Rowland
Email: wbrowland@jonesday.com

Section 9.2 Interpretation

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits, Schedules or Disclosure Letters, such reference will be to an Article or Section of or Exhibit, Schedule or Disclosure Letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) ”or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. References to statutes include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The Company Disclosure Letter and BCHI Disclosure Letter as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. The representations and warranties of BCHI and the Company are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Letter and BCHI Disclosure Letter. In no event will the listing of any matter in the Company Disclosure Letter or BCHI Disclosure Letter be deemed or interpreted to expand the scope the respective Party’s representations, warranties or covenants set forth in this Agreement. All attachments to the Company Disclosure Letter and BCHI Disclosure Letter are incorporated by reference into the Company Disclosure Letter and BCHI Disclosure Letter, respectively, in which they are directly or indirectly referenced. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item therein as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Company Material Adverse Effect or BCHI Material Adverse Effect, as the case may be.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.3 Counterparts . This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

Section 9.4 Entire Agreement; Third Party Beneficiaries . This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, (b) is not intended to confer on any Person, other than the Parties and their respective successors and permitted assigns, any rights or remedies hereunder, except (i) as provided in Section 6.6 (which is intended for the benefit of the D&O Indemnified Parties, each of whom will be a third party beneficiary of Section 6.6) and (ii) for the Financing Sources and their respective successors, legal representatives and permitted assigns (each of which will be a third party beneficiary with respect to their respective rights under this Section 9.4, Section 9.8 and Section 9.11). None of the Financing Sources will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder. In no event will the Company be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 9.5 Amendment . Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Stockholder Vote by written agreement signed by each of the Parties; except that, after receipt of the Stockholder Vote, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Shares, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.6 Extension; Waiver . At any time prior to the Effective Time, the Company (on behalf of itself and Merger Sub), by action taken or authorized by the Company Board and by the board of directors of BCHI, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement, except that, after any approval of the Transactions by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion hereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Shares under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.7 Governing Law . This Agreement will be governed and construed in accordance with the internal Laws of the State of Delaware, without regard to any applicable conflict of laws principles (whether of the State of Delaware or any other jurisdiction).

Section 9.8 Jurisdiction

(a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and, in the absence of such jurisdiction, the United States District Court for the District of Delaware, and, in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any Delaware state court sitting in New Castle County (together, the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Chosen Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Chosen Courts, and any appellate court hearing actions or proceedings therefrom, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Chosen Courts, and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Chosen Courts. Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Notwithstanding the foregoing, each of the Parties agrees that it will not bring any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Financing Agreements or the performance thereof, in any forum other than the Supreme Court of the State of New York, Borough of Manhattan, or, if under applicable law, exclusive jurisdiction is vested in the federal courts of the State of New York (and appellate courts thereof). Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING AGREEMENTS OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(c).

Section 9.9 Assignment . Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties and any attempt to do so will be null and void; except that each of BCHI, the Company and Merger Sub may assign its rights and obligations hereunder to the Financing Sources providing the Financing pursuant to the terms thereof to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Financing, but no such assignment will release any assigning Party from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

Section 9.10 Specific Performance . The Parties agree that immediate, extensive and irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligation of the Parties to consummate the Merger) in the Chosen Courts without proof of damages or otherwise, and that such explicit rights to specific enforcement are an integral part of the Transactions and, without such rights, neither the Company nor BCHI would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 9.11 Waivers . Any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof, except in the case of any express waiver of Section 9.4, Section 9.8, Section 9.10, and this Section 9.11 which is, individually or in the aggregate, materially adverse to any Financing Source, which waiver will only be effective with respect to such Financing Source if such Financing Source has consented thereto or to the extent that the consent of such Financing Source is not required to be obtained under the applicable provisions of the Financing Agreements relating to waivers of this Agreement, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.12 No Survival of Representations and Warranties .. The representations and warranties of contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 9.13 Severability . If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction will be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 9.14 Non-Recourse . Except for any claim or cause of action arising under or related to any Support Agreement, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. Except for any liability or obligation arising under or related to any Support Agreement, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.9) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Action based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate any of the Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Action, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise.

Section 9.15 Definitions

. For the purposes of this Agreement:

“Act” has the meaning set forth in Section 1.1(a).

“Action” has the meaning set forth in Section 3.8(a).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, control, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.3(a)(i)(B).

“Alternative Financing” has the meaning set forth in Section 6.11(a).

“Alternative Proposal” means any proposal or offer made by a Person (other than BCHI, a BCHI Subsidiary or an Affiliate of BCHI or a BCHI Subsidiary) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) 15% or more of the consolidated total assets of the Company and the Company Subsidiaries, taken as a whole, or (ii) 5% or more of the voting securities of the Company, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning, directly or indirectly, 5% or more of any class of outstanding Equity Interests of the Company or any Company Subsidiary, (c) any merger, consolidation, exclusive license, business combination, joint venture, partnership, share exchange or other transaction involving the Company or any Company Subsidiary pursuant to which any Person or its holders of Equity Interests would beneficially own, directly or indirectly, 5% or more of any class of outstanding Equity Interests of the Company or any Company Subsidiary or the surviving entity resulting, directly or indirectly, from any such transaction or (d) concerning any recapitalization, liquidation, dissolution or any other similar transaction involving the Company or any Company Subsidiary, which represents, individually or in the aggregate, 15% or more of the Company’s consolidated assets, in each case, other than the Transactions.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Laws” has the meaning set forth in Section 3.4.

“Award Agreements” has the meaning set forth in Section 2.3(b).

“BCHI” has the meaning set forth in the Preamble.

“BCHI Approval” has the meaning set forth in Section 4.9(b).

“BCHI Benefit Plans” has the meaning set forth in Section 4.9(a).

“BCHI Bylaws” has the meaning set forth in Section 4.1(b).

“BCHI Capital Stock” has the meaning set forth in Section 4.2(a).

“BCHI Charter” has the meaning set forth in Section 4.1(b).

“BCHI Commonly Controlled Entity” has the meaning set forth in Section 4.9(d).

“BCHI Common Stock” means the common stock, par value $0.01 per share, of BCHI.

“BCHI Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“BCHI Employees” has the meaning set forth in Section 6.5(a).

“BCHI Financial Statements” has the meaning set forth in Section 4.5(a).

“BCHI Intellectual Property” has the meaning set forth in Section 4.13(a).

“BCHI Interconnection Agreements” has the meaning set forth in Section 4.17.

“BCHI Leased Real Property” has the meaning set forth in Section 4.15.

“BCHI Licenses” has the meaning set forth in Section 4.16(a).

“BCHI Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of BCHI and the BCHI Subsidiaries, taken as a whole, (b) has a material adverse effect on the ability of BCHI to consummate the Transactions or (c) would prevent the consummation by BCHI of the Transactions by the Outside Date; provided, however, that in no event will any of the following (including the effect of any of the following) be taken into account in determining whether, with regard to clause (a) there has been or will be, a “BCHI Material Adverse Effect”: (i) changes, events, effects, occurrences, states of facts or developments generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates, (ii) changes in GAAP or the interpretation thereof or changes in Laws, the interpretation thereof or political, legislative or regulatory conditions (A) applicable to BCHI or the BCHI Subsidiaries or any of its or their respective properties or assets or (B) generally affecting the industries in which BCHI and the BCHI Subsidiaries operate, (iii) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), and (iv) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, except that the underlying causes of such change or failure will not be excluded by this clause (iv), except, in the case of clauses (i), (ii) and (iii) to the extent disproportionately affecting BCHI and the BCHI Subsidiaries when compared to other Persons operating in the same industries.

“BCHI Material Contract” has the meaning set forth in Section 4.12(a).

“BCHI Network Facility Agreement” has the meaning set forth in Section 4.18(c).

“BCHI Owned Network Facilities” means Network Facilities that are owned by BCHI or any BCHI Subsidiary.

“BCHI Owned Real Property” has the meaning set forth in Section 4.15.

“BCHI Owned Intellectual Property” has the meaning set forth in Section 4.13(b)(ii).

“BCHI Pension Plans” has the meaning set forth in Section 4.9(a).

“BCHI Proprietary Software” means all Software owned or purported to be owned by BCHI or a BCHI Subsidiary.

“BCHI Registered Intellectual Property” means BCHI Intellectual Property owned or purported to be owned by BCHI or any BCHI Subsidiary that is registered or for which an application for registration has been submitted by BCHI or any BCHI Subsidiary.

“BCHI Subsidiary” means any direct or indirect Subsidiary of BCHI.

“BCHI Third-Party Network Facilities” means all of the Network Facilities of BCHI and its Subsidiaries that are not owned by BCHI or any of its Subsidiaries but are provided under lease, license, indefeasible rights of use of capacity or infrastructure or other BCHI Network Facility Agreement, including Right-of-Way Agreements, between BCHI or any BCHI Subsidiary, on the one hand, and a third party, on the other hand.

“BCHI Welfare Plans” has the meaning set forth in Section 4.9(a).

“BCI” has the meaning set forth in Section 4.5(a).

“Bona Fide Alternative Proposal” means an unsolicited written bona fide Alternative Proposal that was not received or obtained in violation of Section 6.3.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“CALEA” has the meaning set forth in Section 3.17(c).

“Canadian Authorities” has the meaning set forth in Section 4.16(a).

“Certificate of Merger” has the meaning set forth in Section 1.1(b).

“Certificates” has the meaning set forth in Section 1.1(d)(i).

“Change of Recommendation” has the meaning set forth in Section 6.3(b)(vi).

“Change of Recommendation Notice” has the meaning set forth in Section 6.3(d).

“Chosen Courts” has the meaning set forth in Section 9.8(a).

“Claim” has the meaning set forth in Section 6.6(a).

“Closing” has the meaning set forth in Section 1.4.

“Closing Date” has the meaning set forth in Section 1.4.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” has the meaning set forth in Section 3.17(c).

“Company” has the meaning set forth in the Preamble.

“Company Approval” has the meaning set forth in Section 3.10(b).

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” has the meaning set forth in Section 3.1(b).

“Company Capital Stock” has the meaning set forth in Section 3.2(a).

“Company Charter” has the meaning set forth in Section 3.1(b).

“Company Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company Commonly Controlled Entity” has the meaning set forth in Section 3.10(d).

“Company Disclosure Letter” has the meaning set forth in the preamble to Article III.

“Company FCC Approval” has the meaning set forth in Section 3.4.

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Interconnection Agreements” has the meaning set forth in Section 3.18.

“Company Leased Real Property” has the meaning set forth in Section 3.16.

“Company Licenses” has the meaning set forth in Section 3.17(a).

“Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, (b) has a material adverse effect on the ability of the Company to consummate the Transactions or (c) would prevent the consummation by the Company of the Transactions by the Outside Date; provided, however, that in no event will any of the following (including the effect of any of the following) be taken into account in determining whether, with regard to clause (a), there has been or will be, a “Company Material Adverse Effect”: (i) changes, events, effects, occurrences, states of facts or developments generally affecting the United States or global economy or the financial, credit, debt, securities or other capital markets in the United States or any other jurisdiction, including changes in interest rates, (ii) changes in GAAP or the interpretation thereof or changes in Laws, the interpretation thereof or political, legislative or regulatory conditions (A) applicable to the Company or the Company Subsidiaries or any of its or their respective properties or assets or (B) generally affecting the industries in which the Company and the Company Subsidiaries operate, (iii) acts of war or terrorism (or the escalation of the foregoing) or natural or weather-related disasters or other force majeure events (including hurricanes, floods or earthquakes), and (iv) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, except that the underlying causes of such change or failure will not be excluded by this clause (iv), except, in the case of clauses (i), (ii) and (iii) to the extent disproportionately affecting the Company and the Company Subsidiaries when compared to other Persons operating in the same industries.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Network Facility Agreement” has the meaning set forth in Section 3.19(c).

“Company Non-Solicit Parties” has the meaning set forth in Section 6.3(a)(i).

“Company Options” means each unexercised and unexpired option to purchase Company Capital Stock that is outstanding immediately prior to the Effective Time.

“Company Owned Intellectual Property” has the meaning set forth in Section 3.14(b)(ii).

“Company Owned Network Facilities” means Network Facilities that are owned by the Company or any Company Subsidiary.

“Company Owned Real Property” has the meaning set forth in Section 3.16.

“Company Pension Plans” has the meaning set forth in Section 3.10(a).

“Company Preferred Stock” means each share of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-4 Preferred Stock and Series B-2 Preferred Stock of the Company.

“Company Proprietary Software” means all Software owned by the Company or a Company Subsidiary.

“Company Registered Intellectual Property” means Company Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary that is registered or for which an application for registration has been submitted by the Company or any Company Subsidiary.

“Company Reports” has the meaning set forth in Section 3.5(a).

“Company State Approvals” has the meaning set forth in Section 3.4.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company, and will include Merger Sub.

“Company Third-Party Network Facilities” means all of the Network Facilities of the Company and its Subsidiaries that are not owned by the Company or any of its Subsidiaries but are provided under lease, license, indefeasible rights of use of capacity or infrastructure or other Company Network Facility Agreement, including Right-of-Way Agreements, between the Company or any Company Subsidiary, on the one hand, and a third party, on the other hand.

“Company Warrants” means each warrant to purchase Company Common Stock that is outstanding and unexercised as of the Effective Time.

“Company Welfare Plans” has the meaning set forth in Section 3.10(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Consumer/SMB Business” has the meaning set forth in Exhibit D.

“Contracts” means any contracts, agreements, arrangements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.

“CPNI” has the meaning set forth in Section 3.17(c).

“CRA” means the Canada Revenue Agency.

“Cramming” has the meaning set forth in Section 3.17(d).

“CRTC” means the Canadian Radio-television and Telecommunications Commission.

“D&O Indemnified Parties” has the meaning set forth in Section 6.6(a).

“D&O Insurance” has the meaning set forth in Section 6.6(b).

“DGCL” means the Delaware General Corporation Law.

“Effective Time” has the meaning set forth in Section 1.1(b).

“Environment” means soil, soil vapor, surface water, groundwater, land, sediment, surface or subsurface structures or strata or ambient air.

“Environmental Law” means any Law regulating or relating to the protection of human health, safety (as it relates to Releases of Hazardous Substances), natural resources or the Environment, including, without limitation, laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership or similar interest in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Equity Compensation Plans” means the equity compensation plans and agreements of the Company and the Company Subsidiaries described in Section 9.15 of the Company Disclosure Letter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC” means the Federal Communications Commission.

“FCC Approval” has the meaning set forth in Section 4.4.

“FCC Rules” has the meaning set forth in Section 3.17(c).

“Financing” has the meaning set forth in Section 6.11(a).

“Financing Agreements” has the meaning set forth in Section 6.11(a).

“Financing Source” means, in its capacity as such, any lender providing a binding commitment for the Financing pursuant to a Financing Agreement, or any Affiliates, employees, officers, directors, agents or advisors of any such lender.

“Fully-Diluted Company Share Total” means, as of immediately prior to the Effective Time, the number of shares of Company Common Stock issued and outstanding, plus the number of shares of Company Common Stock issued or issuable upon the conversion of the Company Preferred Stock and any other class or series of preferred stock of the Company outstanding as of immediately prior to the Effective Time, plus the number of shares of Company Common Stock issuable upon the exercise of all In-the-Money Company Warrants (as adjusted for stock splits and calculated using the treasury stock method). For the avoidance of doubt, all shares of Company Common Stock that are (a) issued after the date hereof pursuant to Section 5.2, or (b) issuable upon the conversion of Company Preferred Stock, any other class or series of preferred stock of the Company, or any other security or debt instrument, in each case, issued after the date hereof pursuant to Section 5.2, will be included in the Fully-Diluted Company Share Total, unless otherwise agreed by the Parties.

“Fusion Global” has the meaning set forth in Section 6.17.

“Fusion Global Arrangement” has the meaning set forth in Section 6.17.

“GAAP” means U.S. generally accepted accounting principles.

“GBCC” has the meaning set forth in Section 1.1(a).

“Governmental Entity” means any federal, state, provincial, territorial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, arbitration or mediation body or appointing authority, or self-regulatory organization.

“Hazardous Substances” means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas, microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law or (iii) is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder or (iv) is regulated under any Environmental Law.

“Holding LLC” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals: (a) all patents and applications for patents (including all invention disclosures) and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights, (c) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing, (d) all Software (including source and object code), firmware, development tools, proprietary languages, algorithms, files, records, technical drawings and related documentation, data and manuals and rights therein, (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, (f) trade secrets, confidential business information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind (collectively, if and to the extent proprietary, held as confidential and protectable as a “trade secret” under applicable Law, “Trade Secrets”), (g) all databases and data collections and all rights therein, (h) all other proprietary rights (including moral rights) and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim BCHI Financial Statements” has the meaning set forth in Section 4.5(b).

“Interim Company Financial Statements” has the meaning set forth in Section 3.6(b).

“In-the-Money Company Warrants” means any Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time and has a per share exercise price that is less than the volume weighted average daily closing price of the Company Common Stock, as reported by NASDAQ (or any successor to such exchange), for the ten consecutive trading days ending on the Business Day preceding the Closing Date (as adjusted for stock splits); provided, that all Company Warrants issued after the execution of this Agreement will be deemed to be In-the-Money Company Warrants.

“IRS” means the Internal Revenue Service.

“ITA” means the Income Tax Act (Canada), as amended.

“knowledge of the Company” means the actual knowledge of Matthew D. Rosen, Gordon Hutchins, Jr., Michael R. Bauer, Russell P. Markman and James Prenetta, after reasonable investigation.

“knowledge of BCHI” means the actual knowledge of Gordon P. Williams, Vincent Oddo, Kevin Dotts, James O’Brien and Michelle Ansley, after reasonable investigation.

“Law” means any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, writ, edict, decree, rule, regulation, judgment, ruling, policy, guideline or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liens” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Marketing Period” means the first period of twenty (20) consecutive days (or such other period as may be mutually agreed upon by the Parties) throughout and on the last day of which (a) the Financing Sources will have received the Required Information, and (b) all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 (other than those that by their nature will not be satisfied until the Effective Time) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 not to be satisfied assuming the Effective Time were to be scheduled for any time during such consecutive 20-day period (or such other period as may be mutually agreed upon by the Parties). Notwithstanding the foregoing, the “Marketing Period” will not commence and will be deemed not to have commenced if, on or prior to the completion of such consecutive 20-day period (or such other period as may be mutually agreed upon by the Parties), (i) the Company will have announced any intention to restate any financial statements or financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement will be required, or (ii) the Company will have failed to file any report with the SEC when due, in which case the Marketing Period will be deemed not to commence unless and until all such reports have been filed.

“Maximum Premium” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.1(d).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” has the meaning set forth in Section 3.4.

“Negotiation Period” has the meaning set forth in Section 6.3(d).

“Network Facilities” means all material network facilities (including cables, wires, conduits, switches, and other equipment and facilities) and related material operating support systems, network operations centers, and land and buildings associated therewith.

“NOR” has the meaning set forth in Section 3.17(g).

“Offering Documents” has the meaning set forth in Section 6.11(b).

“Order” means any judgment, order, decision, writ, injunction, decree, stipulation, award, ruling, or other finding or agency requirement of a Governmental Entity, or arbitration award.

“Outside Date” means April 2, 2018, or if extended to a later date pursuant to and in accordance with Section 8.1(b)(ii), any such later date.

“Party” has the meaning set forth in the Preamble.

“Permits” means all licenses, franchises, permits, variances, Orders, approvals, certificates, authorizations, registrations and rights of or with all Governmental Entities.

“Permitted Lien” means (a) Liens in respect of any liabilities and obligations reflected in the financial statements of the Company and the Company Subsidiaries included in the Company Reports or the BCHI Financial Statements, (b) with respect to owned real property and leased real property, (i) defects, exceptions, restrictions, rights of way, easements, covenants, encroachments and other similar encumbrances or imperfections of title, none of which materially impair or interfere with the present users of such property, and (ii) zoning, entitlement, land use, environmental regulations, and building restrictions, none of which materially impair or interfere with the present uses of such property, (c) Liens for current Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s or BCHI’s, as applicable, financial statements, and (d) pledges or deposits in connection with workers’ compensation or unemployment insurance, (e) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens that arise or are incurred in the ordinary course of business for amounts not yet due and payable and (f) any other Liens that, in the aggregate, do not materially impair the continued use and operation of the assets or properties to which they relate.

“Person” means any individual (in any capacity) or legal entity, including a Governmental Entity.

“Personal Data” means any data or information from, about, or related to an identified or identifiable individual that (i) alone or in combination with other data information could be used, directly or indirectly, to identify an individual or otherwise facilitate decisions regarding individuals, (ii) constitutes personal data or personal information under any applicable Law or any applicable privacy policy, including, individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Government Entity-issued identifier (including state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing.

“Proxy Statement” has the meaning set forth in Section 3.4.

“Principal Company Stockholders” means Marvin S. Rosen, Matthew D. Rosen, Philip D. Turits, Michael J. Del Giudice, Jack Rosen, Larry Blum, Paul C. O’Brien and William Rubin.

“PSC Rules” has the meaning set forth in Section 3.17(c).

“Refinancing” means (i) the repayment in full and termination of (x) the principal debt facilities of the Company and BCHI, (y) the subordinated notes of BCHI, dated October 28, 2016, in favor of Holcombe T. Green, Jr., R. Kirby Godsey and the Holcombe T. Green, Jr. 2013 Five-Year Annuity Trust, and (z) the subordinated note of the Company, dated November 14, 2016, in favor of Marvin S. Rosen, in each case, with the proceeds of the Financing and (ii) the release and termination of any and all security interests and liens in connection with any of the foregoing.

“Registration Rights Agreement” has the meaning set forth in Section 1.5.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, emptying, seeping, dispersal, migration, transporting, placing and the like, including, without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” means any officer, director, employee, investment bank, accountant, attorney or other advisor or representative of a Person.

“Required Information” means all customary financial and other information regarding BCHI, the Company and their respective Subsidiaries as may be reasonably requested by a Party or a Financing Source in connection with the Financing, including financial statements prepared in accordance with GAAP, financial information necessary for the preparation of pro forma financial statements customary for debt offerings under Rule 144A under the Securities Act, projections, audit reports, a draft of a customary comfort letter (including “negative assurance comfort”) with respect to such financial information by auditors of the Company which such auditors are prepared to issue upon completion of customary procedures letter.

“Reverse Split” has the meaning set forth in Section 6.7.

“Right-of-Way Agreement” means a right-of-way agreement, license agreement or other agreement permitting or requiring a Person to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land, underwater or underground.

“Sales Taxes” means the goods and services tax and the harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada), the Quebec sales tax imposed under An Act Respecting the Quebec Sales Tax and the provincial sales tax imposed under the Provincial Sales Tax Act (British Columbia), the Provincial Sales Tax Act (Saskatchewan) and the Retail Sales Tax Act (Manitoba).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation Agreements” has the meaning set forth in Section 6.16.

“Share” has the meaning set forth in Section 1.1(d)(i).

“Slamming” has the meaning set forth in Section 3.17(d).

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all comments and any procedural code.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Spinco” has the meaning set forth in Exhibit D.

“State Approvals” has the meaning set forth in Section 4.4.

“State PSCs” has the meaning set forth in Section 3.17(a).

“State Telecommunications Laws” has the meaning set forth in Section 3.17(c).

“Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Stockholders’ Agreement” has the meaning set forth in Section 1.4.

“Stockholders Meeting” has the meaning set forth in Section 6.2(e).

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to a Person, another Person in which such first Person owns, directly or indirectly, (a) any amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or (b) a majority of the Equity Interests of such other Person.

“Superior Proposal” means a Bona Fide Alternative Proposal that the Company Board has determined in good faith, after consultation with its outside financial and legal advisors (taking into account the various legal, financial, regulatory and other aspects of such Bona Fide Alternative Proposal, including the financing terms thereof, the nature of the consideration offered, the expected timing and risk and likelihood of consummation), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would result in a transaction more favorable to each of the stockholders of the Company from a financial point of view than the Transactions (after taking into account any revisions to the terms of the Transactions proposed by BCHI, whether pursuant to Section 6.3(d) or otherwise); provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Alternative Proposal will be deemed to be references to “more than 95%.”

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in Section 1.1(a).

“Takeover Laws” means any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Common Stock, including any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law.

“Tax” or “Taxes” means any (a) federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, estimated, capital, sales, transfer, use, value added, payroll, employment, unemployment, workers’ compensation, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes of any kind, charges, levies or like assessments, including escheat, together with all penalties, and additions and interest thereto, whether disputed or not, and whether liability is imposed directly or by virtue of an obligation to indemnify or otherwise assume or succeed to the Taxes of another Person and (b) liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period.

“Tax Return” includes all returns, reports, claims for refund and forms (including elections, designations, attachments, declarations, disclosures, schedules, estimates, information returns and TD Form 90-22.1, and its successor form FinCEN Form 114) relating to Taxes, including any amendment thereof and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, report, document or declaration.

“Telecommunications Act” has the meaning set forth in Section 3.18.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Litigation” has the meaning set forth in Section 6.12.

“Transactions” means the Merger, the matters described in Section 1.2 and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“UNEs” has the meaning set forth in Section 3.18.

“USF Programs” has the meaning set forth in Section 3.17(c).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Fusion Telecom:

/s/  Gordon Hutchins, Jr.
      Gordon Hutchins, Jr.
      President and Chief Operating Officer

Fusion BCHI Acquisition

/s/  Gordon Hutchins, Jr.
      Gordon Hutchins, Jr.
      Manager

Birch Communications Holdings

/s/   Gordon Williams, Jr.
       Gordon Williams, Jr.
       Senior Vice President and General Counsel

Exhibit A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.]1

The name of the corporation is [Fusion Telecommunications International, Inc.] (the “Company”).

The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, County of New Castle, City of Wilmington 19808. The name of the Company’s registered agent at such address is Corporation Service Company.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 160,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

the voting powers, if any, and whether such voting powers are full or limited in such series;

the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

the provisions, if any, of a sinking fund applicable to such series; and

any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

The Board may make, amend, and repeal the Bylaws of the Company; provided, that nothing herein will limit the power of the stockholders of the Company to make, amend and repeal Bylaws. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Company. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

Subject to the rights of the holders of any series of Preferred Stock:

(a) any action required or permitted to be taken by the stockholders of the Company may be taken at a duly called annual or special meeting of stockholders of the Company or without a meeting by means of any consent in writing of such stockholders; and

(b) special meetings of stockholders of the Company may be called only (i) by the Chairman of the Board (the “Chairman”), (ii) by the Chief Executive Officer of the Company (the “Chief Executive Officer”), or (iii) by the Secretary of the Company (the “Secretary”) acting at the request of the Chairman, the Chief Executive Officer, a majority of the total number of Directors that the Company would have if there were no vacancies on the Board (the “Whole Board”), or stockholders of the Company holding at least a majority of voting power of the outstanding Voting Stock. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Company of any class or series entitled to vote generally in the election of Directors.

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company.

Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than one nor more than nine and will be fixed from time to time by, or in the manner provided in, the Bylaws of the Company. Subject to adjustment per the Bylaws, the number of Directors as of the date of this Second Amended and Restated Certificate of Incorporation is fixed at nine. At each annual meeting of the stockholders of the Company, the successors to the Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election and until their successors are elected and qualified. Election of Directors of the Company need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the Director whose seat is being filled and until such Director’s successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

To the full extent permitted by the Delaware General Corporation Law and any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a Director of the Company. No repeal or modification of this Article VIII will adversely affect the protection of any Director of the Company provided hereby in relation to any breach of fiduciary duty or other act or omission as a Director of the Company occurring prior to the effectiveness of such repeal or modification.

Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Company to the fullest extent permitted or required by the Delaware General Corporation Law and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 4 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the Delaware General Corporation Law so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 2 only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 1 of this Article IX with respect to the related Proceeding or the absence of any prior determination to the contrary.

Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader reimbursements of prosecution or defense expenses than such law permitted the Company to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Company (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article IX shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

No Duplication of Payments. The Company shall not be liable under this Article IX to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

1
Prior to closing, the parties may mutually agree to change the name of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation this [__ day of __________,] 2017.

[FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.]
By:
  Name:
  Title:

Exhibit B

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of [●], 2017 among Fusion Telecommunications International, Inc., a Delaware corporation (the “Company”), BCHI Holdings, LLC, a Georgia limited liability company (“Holding LLC”), the other Persons set forth on Schedule I hereto (the “Initial FTI Stockholders”) and each Person that becomes a party to this Agreement by delivering to the Company and Holding LLC a duly executed joinder to this Agreement in the form attached hereto as Exhibit A hereto or such other form approved by Holding LLC and the Company (together, with the Initial FTI Stockholders, the “FTI Stockholders” and each an “FTI Stockholder).

RECITALS

A.           This Agreement is being entered into in connection with the consummation of the transactions contemplated by the Merger Agreement, dated as of August 26, 2017 (as amended or modified from time to time, the “Merger Agreement”), by and among the Company, Birch Communications Holdings, Inc., a Georgia corporation, and Fusion BCHI Acquisition LLC, a Delaware limited liability company.

B.           After giving effect to the transactions contemplated by the Merger Agreement, Holding LLC and the Initial FTI Stockholders own the equity securities of the Company in the respective amounts indicated on Schedule I hereto.

C.           Holding LLC, the FTI Stockholders and the Company wish to set forth certain agreements regarding the relationships among them and the governance of the Company.

In consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the Company and each Stockholder agree as follows:

 ARTICLE I

DEFINITIONS

    Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, (ii) with respect to Holding LLC, any member of Holding LLC or any trust therefor, and (iii) with respect to any natural person, any spouse or lineal descendant of such person, and in each case, any trust therefor.

“Agreement” has the meaning set forth in the preamble.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Common Stock or other Equity Securities of the Company shall be calculated in accordance with the provisions of such rule. For the avoidance of doubt, no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York City.

“Bylaws” means the Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Cause” shall mean the occurrence of any of the following:

(A) any action or omission by the applicable Director that constitutes (1) a criminal act committed in connection with or related to the activities of the Company or (2) fraud, willful misconduct or gross negligence in the performance of such Director’s duties as a director of the Company or otherwise relating to the activities of the Company;

(B) the conviction of the applicable Director of any criminal offense unrelated to the activities of the Company that constitutes a felony or for which a term of imprisonment of any duration is imposed (other than an offense under any road traffic legislation, not accompanied by any other criminal offense that constitutes a felony);

(C) a breach by the applicable Director of a material securities law or regulation or a material rule of any securities exchange of the Securities and Exchange Commission; or

(D) if such Director also is a party to a consulting, services, severance or employment agreement with the Company and such term is defined therein, the meaning as set forth in such agreement.

“Charter” means the Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time.

“Closing” means the closing of the Transaction as defined in and as contemplated by the Merger Agreement.

“Common Stock” means the common stock, par value $.01 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Communications Act” means the Communications Act of 1934.

“Company” has the meaning set forth in the preamble.

“Control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Claims” has the meaning set forth in Section 4.16(a).

“Director” means any member of the Board.

“Equity Securities” means any and all shares of Common Stock or other equity securities of the Company, securities of the Company convertible into, or exchangeable or exercisable for (whether presently convertible, exchangeable or exercisable or not), such shares, and options, warrants or other rights (whether presently convertible, exchangeable or exercisable or not) to acquire such shares of Common Stock or other equity securities of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC Regulations” means the rules, regulations, published decisions, published orders and policies promulgated by the Federal Communications Commission and in effect from time to time.

“FTI Director” means, as of any date, each Person who is a director of the Company on such date and who was designated as a director nominee in accordance with the provisions of Section 2.1(b)(ii) and elected to the Board at an annual or special meeting of the stockholders of the Company.

“FTI Stockholders” has the meaning set forth in the preamble.

“FTI Nominating Committee” means, as of any date on which an action or decision of the FTI Nominating Committee is required or permitted to be taken pursuant to this Agreement, the FTI Directors serving on the Board on such date.

“Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act.

“Holding LLC” has the meaning set forth in the preamble.

“Information” means all confidential information about the Company or any of its Subsidiaries that is or has been furnished to any Stockholder or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives (whether written or oral or in electronic or other form and whether prepared by the Company or any of its Subsidiaries or their respective Representatives), together with that portion of all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, such information; provided, however, that the term “Information” shall not include any information that (i) is or becomes generally available to the public through no action or omission by such Stockholder or its Representatives in violation of this Agreement, (ii) is or becomes available to such Stockholder on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that, to such Stockholder’s knowledge, after reasonable inquiry, is not prohibited from disclosing to such Stockholder by a contractual, legal or fiduciary obligation or (iii) is independently developed by a Stockholder or its Representatives or Affiliates without use of any Information.

“Initial FTI Stockholders” has the meaning set forth in the preamble.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, or an order, act, statute, ordinance, regulation, rule, extension order or code promulgated by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

“Merger Agreement” has the meaning provided in the first recital.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including, in the case of any Stockholder, any designee nominated for election to the Board or a committee thereof by such Stockholder.

“Sale of the Company” means, in any one or more related transactions, a merger (other than a merger solely for the purpose of forming a holding company with no change in indirect ownership or to effect a change in the Company’s state of incorporation), business combination or sale of all or substantially all of the Company’s assets, in each case, as a result of which the Directors immediately prior to such transaction do not represent a majority of the Board immediately following the consummation of such transaction (or series of transactions), or the stockholders of the Company immediately prior to such transaction do not, immediately following the consummation of such transaction (or series of transactions), continue to own equity securities representing more than 50% of the vote and of the equity of the Company, of the ultimate controlling Person (in the case of a merger or business combination) or Person succeeding to ownership of all or substantially all of the Company’s assets (in the case of a sale of assets).

“Secondary Indemnitors” has the meaning assigned to such term in Section 4.16.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Indemnitee” has the meaning set forth in Section 4.16.

“Stockholder” means each of Holding LLC and the FTI Stockholders.

“Subsidiary” means, with respect to any Person, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, or a majority of the economic interests in such Person’s equity, are owned by such Person, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting or equity interests or of which such Person is the general partner or managing member.

 “Transfer” means, directly or indirectly, to sell, transfer, assign, hypothecate or similarly dispose of (by merger, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to, the sale, transfer, assignment, hypothecation or similar disposition of (by merger, operation of law or otherwise), any shares of Equity Securities beneficially owned by a Person.

“Transferee” means any Person to whom any Stockholder or any transferee thereof Transfers Equity Securities in accordance with the terms hereof.

“Voting Securities” means at any time the then-issued and outstanding Common Stock and any other securities of the Company of any kind or class having power generally to vote for the election of Directors.

    Other Definitional Provisions. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference will be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(e) A reference to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified.

(f) The word “dollars” and symbol “$” mean U.S. dollars.

(g) References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns.

(h) The word “or” shall be disjunctive but not exclusive.

(i) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

(j) Any statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such statute or rule as from time to time amended, modified or supplemented, including by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein.

 ARTICLE II
CORPORATE GOVERNANCE

    Board of Directors Matters.

(a) Board Size and Composition. Effective as of the Closing, in accordance with Section [●] of the Bylaws, the size of the Board has been fixed at nine Directors.

(b) Nomination of Directors. Subject to Section 2.1(e), each Stockholder agrees with the Company that it shall: (i) appear in person or by proxy at each annual meeting or special meeting of the stockholders of the Company at which Directors are to be elected for the purposes of obtaining a quorum; (ii) at each such stockholders’ meeting, vote, in person or by proxy, all of the Voting Securities owned by it on the date of such meeting in favor of election of the following designees nominated for election to the Board pursuant to this Section 2.1(b) and in accordance with the Bylaws and the nomination procedures of the Company; and (iii) in any action by written consent of the holders of Voting Securities for the purpose of electing Directors, consent to election of the following designees nominated for election to the Board pursuant to this Section 2.1(b) and in accordance with the Bylaws and the nomination procedures of the Company:

(i) four (4) Persons (at least one (1) of whom shall be an independent director within the meaning of the NASDAQ listing standards) designated as nominees for election to the Board by Holding LLC;

(ii) four (4) Persons (at least one (1) of whom shall be an independent director within the meaning of the NASDAQ listing standards) designated as nominees for election to the Board by the FTI Nominating Committee; and

(iii) one (1) Person designated as a nominee for election to the Board (who shall be an independent director within the meaning of the NASDAQ listing standards) by Holding LLC with the prior written approval (not to be unreasonably withheld, conditioned or delayed) of the FTI Nominating Committee.

In the event that either Holding LLC or the FTI Nominating Committee fails to designate any nominee that it is entitled to designate pursuant to this Section 2.1(b), then the Company will provide written notice of such failure to Holding LLC or the FTI Nominating Committee, as applicable. If such failure is not cured within ten (10) Business Days following the transmission of such notice by the Company, then the Board will be entitled to designate a nominee for such position. The rights of each of Holdings LLC and the FTI Nominating Committee to designate nominees for election to the Board as set forth in this Section 2.1(b) are personal to each of Holdings LLC and the FTI Nominating Committee and may not be exercised by any Transferee, except that in the event Holding LLC no longer holds any Common Stock but its Affiliates continue to hold Common Stock Transferred by Holding LLC to such Affiliates (whether directly or by Transfers through other Affiliates of Holding LLC), and such rights have not been terminated pursuant to Section 2.1(e), the rights of Holdings LLC to designate nominees pursuant to this Section 2.1(b) may be exercised by the Affiliates of Holding LLC to which such Common Stock was Transferred.

(c) Chairman and Vice Chairman of the Board. Matthew D. Rosen will be the initial Chairman of the Board and Holcombe T. Green, Jr. will be the initial Vice Chairman of the Board.

(d) Removal and Replacement; Vacancies.

(i) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Director nominated for election to the Board pursuant to Section 2.1(b), the Company, by action of the remaining Directors, shall, and the Stockholders agree with the Company to use their reasonable best efforts to cause the remaining Directors to, fill the vacancy created thereby with a replacement nominee designated by the entity (i.e., either Holding LLC or the FTI Nominating Committee) that had designated such Director for nomination pursuant to Section 2.1(b) as promptly as practicable. If such vacant position had been held by a Person nominated under Section 2.1(b)(iii), then the nomination of the replacement nominee shall be subject to the prior written approval of the FTI Nominating Committee, in accordance with Section 2.1(b)(iii).

(ii) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Director nominated for election to the Board pursuant to Section 2.1(b) and the remaining Directors have not caused the vacancy created thereby to be filled pursuant to Section 2.1(d)(i) by a new designee of the appropriate Person promptly after both Holding LLC and the FTI Nominating Committee have been notified of such vacancy, then in such case the Company shall take all such actions as and when requested by whichever of Holding LLC or the FTI Nominating Committee is entitled, pursuant to Section 2.1(b) to designate a Person to fill such vacancy (the “Designating Stockholder”), and each other Stockholder hereby agrees with the Company to vote, or act by written consent with respect to, all Voting Securities beneficially owned by it on the date of the relevant vote or action to act to fill the vacancy with a Person designated as a replacement by the Designating Stockholder in accordance with Section 2.1(b). Upon the written request of any Person having rights under Section 2.1(b), each other Stockholder agrees with the Company to vote, or act by written consent with respect to, all Voting Securities beneficially owned by it on the date of the relevant action to, remove any Director nominated by such Person for election to the Board pursuant to Section 2.1(b) and to elect any replacement Director designated for nomination by such Person pursuant to this Section 2.1(d).

(iii) Subject to Section 2.1(e), unless otherwise requested in writing by the Person entitled to nominate such Person for election to the Board under Section 2.1(b), no other Stockholder shall take any action to cause the removal of any Directors nominated by such Person for election to the Board pursuant to Section 2.1(b); provided, that any Director may be removed by the Board for Cause and, in such case, the resulting vacancy will be filled with a Person designated as a replacement by the Designating Stockholder in accordance with Section 2.1(b) .

(iv) Any vacancy on the Board that results from the termination of rights of nomination pursuant to Section 2.1(e) may be filled by action of a majority of the Board, in accordance with the Bylaws and applicable nomination procedures of the Company.

(e) Termination of Rights of Nomination.

(i) Upon such time as Holding LLC and its Affiliates cease to beneficially own, collectively, at least 20% of the number of shares of Common Stock they collectively beneficially own immediately following the Closing, Holding LLC shall cease to have the right to designate any nominee for election to the Board pursuant to Section 2.1(b).

(ii) Unless otherwise mutually agreed by Holding LLC and the FTI Nominating Committee, upon such time as the aggregate number of issued and outstanding shares of Common Stock beneficially owned by Marvin Rosen and Matt Rosen is less than that number of shares of Common Stock equal to 1.5% of the then issued and outstanding shares of Common Stock, the FTI Nominating Committee shall cease to have the right to designate any nominee for election to the Board pursuant to Section 2.1(b).

    Company Cooperation. The Company shall take such action as may be required under applicable Law, the Charter and the Bylaws (subject to such vote of the Board as may be required) (a) to cause the Board to consist of the number of Directors specified in Section 2.1(a) and (b) to cause one of the Directors to be appointed and serve as the Chairman of the Board and another of the Directors to be appointed and serve as the Vice Chairman of the Board in accordance with Section 2.1(c). The Company agrees to include in the slate of nominees to be voted upon by stockholders of the Company the Persons designated for nomination to the Board in accordance with Section 2.1(b). The Company agrees that no modification or amendment of the Charter or the Bylaws that is inconsistent with the provisions of this Agreement shall be effective without the approval of Holding LLC and the FTI Nominating Committee.

  FTI Nominating Committee. The FTI Nominating Committee will only take such actions under this Agreement as authorized in writing (email being sufficient), including the nomination of individuals for election to the Board by the FTI Nominating Committee pursuant to Section 2.1(b)(ii), by a majority of the FTI Nominating Committee.

    FTI Stockholders. Notwithstanding anything to the contrary herein, at such time as any Person shall cease to serve as an FTI Director for any reason, such Person shall no longer be an FTI Stockholder within the meaning of this Agreement and the rights and obligations of such Person under this Agreement shall terminate at such time. At such time as any Person shall be elected as an FTI Director such Person shall become an FTI Stockholder within the meaning of this Agreement but only upon execution and delivery, to the Company and Holding LLC, of a duly executed joinder to this Agreement in the form attached hereto as Exhibit A hereto or such other form approved by Holding LLC and the Company.

    Affiliate Transactions. Except for such transactions as are contemplated by agreements to which the Company is a party on the date hereof or to be entered into on the date hereof, any transaction between the Company or any Subsidiary of the Company, on the one hand, and a Stockholder or any Affiliate of such Stockholder, on the other, shall require the approval of a majority of the disinterested members of the Board.

 ARTICLE III
REPRESENTATIONS AND WARRANTIES

    Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as follows:

(a) the Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(b) the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of the Charter or Bylaws.

    Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants, solely with respect to itself, to each other Stockholder and to the Company as follows:

(c) such Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(d) the execution and delivery of this Agreement by such Stockholder, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of its charter, bylaws or other similar organizational documents.

 ARTICLE IV
MISCELLANEOUS

    Not A “Group”. The Stockholders and the Company acknowledge that the arrangements contemplated by this Agreement are not intended to constitute the formation of a Group. Each Stockholder agrees that, for purposes of determining beneficial ownership of such Stockholder, it shall disclaim any beneficial ownership by virtue of this Agreement of the Company’s securities owned by the other Stockholders, and the Company agrees to recognize such disclaimer in its Exchange Act and Securities Act reports.

    Termination. This Agreement shall terminate upon the earliest of (a) a Sale of the Company or (b) the date on which the rights of Holding LLC or the FTI Nominating Committee pursuant to Section 2.1(b) to nominate individuals for election to the Board have terminated in accordance with the terms of Section 2.1(e); provided, however, that, notwithstanding anything in this Section 4.2 to the contrary, the rights and obligations of any particular Stockholder (other than an FTI Stockholder) under this Agreement shall terminate on the date on which such Stockholder no longer beneficially owns any Equity Securities; provided, further, that, notwithstanding anything in this Section 4.2 to the contrary, the termination of the rights and obligations of any Person who ceases to serve as an FTI Director for any reason shall be governed by Section 2.4.

    Confidentiality. Each Stockholder agrees with the Company to, and agrees with the Company to use commercially reasonable efforts to cause its Representatives to, keep confidential and not divulge any Information; provided, however, that nothing herein shall prevent any Stockholder from disclosing such Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder or Representative, (c) to the extent required by Law or legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (d) to the extent necessary in connection with the exercise of any remedy hereunder, (e) to other Stockholders, or (f) to such Stockholder’s Representatives that in the reasonable judgment of such Stockholder need to know such Information; provided, further, that, in the case of clause (a), (b) or (c), such Stockholder shall notify the Company of the proposed disclosure as far in advance of such disclosure as reasonably practicable and, if requested by the Company, use commercially reasonable efforts (but at the sole expense of the Company) to ensure that any Information so disclosed is accorded confidential treatment, when and to the extent available.

    Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval of the Company, Holding LLC and the FTI Nominating Committee; provided, however, that (a) this Agreement may not be amended, modified or waived in any manner adversely affecting the rights or obligations of any Stockholder without the prior written consent of such Stockholder, (b) no amendment, modification or waiver to Section 2.1 (directly or by amendment of the definitions used therein) shall adversely affect the rights of Holding LLC or the FTI Nominating Committee to designate nominee(s) for election to the Board in accordance with this Agreement without the consent of Holding LLC or the FTI Nominating Committee, as the case may be, (c) amendment, modification or waiver of this Section 4.4 shall require the prior written consent of each Stockholder, and (d) any Stockholder may terminate or waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose.

    Successors, Assigns and Transferees. Except as expressly set forth herein, this Agreement shall bind and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an email or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or email address as such party shall designate by like notice):

if to the Company, to:

Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 1718
New York, New York 10170
Attention: James P. Prenetta, Jr. Executive Vice President and General Counsel
Email: jprenetta@fusionconnect.com

if to any Stockholder, to the address of such Stockholder as shown in Schedule I hereto.

    Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

    Entire Agreement; Third Party Beneficiaries. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that they may have related to the subject matter hereof in any way. This Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement any rights, benefits, causes of action or remedies with respect to the subject matter or any provision thereof.

    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

    Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the Laws of another jurisdiction.

    Specific Performance; Jurisdiction.

(a) The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that any non-breaching party shall be entitled to seek an injunction, temporary restraining order or other equitable relief exclusively in the Delaware Court of Chancery enjoining any such breach and enforcing specifically the terms and provisions hereof, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. The provisions of this Section 4.11(a) are in addition to any other remedy to which any party is entitled at law, in equity or otherwise.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding in connection with or with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The parties hereto further agree that any dispute between the parties regarding the approval by the FTI Nominating Committee of any Person designated by Holding LLC pursuant to Section 2.1(b)(iii) will be submitted to the Delaware Court of Chancery with a request to rule on an expedited basis. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in connection with or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in connection with or with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 4.11, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action in connection with or relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 4.6. Nothing in this Section 4.11 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

    Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 4.12.

    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Signatures provided by electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

    Certain Indemnification Matters. The Company hereby acknowledges that an Indemnitee (as defined in the Charter) who is an officer, director, partner, member, manager, employee, managing director or Affiliate of, or a Director nominee pursuant to Section 2.1 of, a Stockholder (each such Indemnitee, a “Specified Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance pursuant to charter documents, constitutive agreements or other agreements with such Stockholder or Affiliates of such Stockholder or other Person (other than the Company and its Affiliates) of which such Specified Indemnitee is an officer, director, partner, member, manager, employee, managing director or Affiliate (collectively, the “Secondary Indemnitors”). In furtherance of the foregoing, the Company hereby covenants and agrees as follows:

(d) The Company shall be the indemnitor of first resort for any claims or proceedings (collectively, “Covered Claims”) for which any Specified Indemnitee is entitled, under the Charter or otherwise, to indemnification by the Company (i.e., the Company’s obligations to each such Specified Indemnitee with respect to any Covered Claim are primary and any obligations of any Secondary Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Specified Indemnitee with respect Covered Claims are secondary).

(e) Subject to Sections 1 and 2 of Article IX of the Charter, the Company shall pay the expenses (including attorneys’ fees and expenses) incurred by any Specified Indemnitee in defending any Covered Claim in advance of such Covered Claim’s final disposition, without regard to any rights any such Specified Indemnitee may have against any Secondary Indemnitor.

(f) The Company hereby irrevocably waives, relinquishes and releases each Secondary Indemnitor from any and all claims against such Secondary Indemnitor for contribution, subrogation or any other recovery of any kind in respect of any Covered Claim.

The Company further agrees that no advancement or payment by any Secondary Indemnitor on behalf of any such Specified Indemnitee with respect to any Covered Claim for which any such Specified Indemnitee has sought indemnification from the Company shall affect the foregoing and any such Secondary Indemnitor shall have a right of contribution and/or subrogation to the extent of such advancement or payment to all of the rights of recovery of such Specified Indemnitee against the Company. Any amendment, repeal or modification of this Section 4.16 shall not adversely affect any right or protection of a Specified Indemnitee or Secondary Indemnitor existing prior to such repeal or modification.

    Rights and Obligations of Transferees. No Stockholder shall Transfer any Equity Securities except in compliance with the Securities Act, the Charter (as defined in the Merger Agreement), any applicable state or foreign securities Laws and this Agreement, or if such Transfer would violate the Communications Act or FCC Regulations and such Stockholder has been so advised by the Company. Without limiting the generality of the foregoing, no such Transfer shall be made or recognized in the books and records of the Company if such Transfer would result in a violation of the Communications Act or FCC Regulations. Any Transfers in violation of this Agreement shall be null and void.

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholders’ Agreement to be executed effective as of the date set forth in the first paragraph hereof.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

By:
Name:
Title:

BCHI HOLDINGS, LLC

By:
Name:
Title:

FTI STOCKHOLDERS:

By:

By:

By:

By:

Schedule I--Stockholder Information

Stockholder	Equity Securities	Notice Information

EXHIBIT A

FORM OF JOINDER TO

STOCKHOLDERS’ AGREEMENT

This JOINDER to the Stockholders’ Agreement, dated as of __________, 2017 (the “Stockholders’ Agreement”), of Fusion Telecommunications International, Inc., a Delaware corporation (the “Company”), BCHI Holdings, LLC, a Georgia limited liability company (“Holding LLC”) and the other Persons set forth on Schedule I of the Stockholders’ Agreement (the “Initial FTI Stockholders”) is executed on behalf of the undersigned (“FTI Stockholder”), effective as of the date set forth on the signature page below, with reference to the following facts:

A.           Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Stockholders’ Agreement.

B.           FTI Stockholder is, as of the date set forth below, an FTI Director.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

1.           Agreement to be Bound. FTI Stockholder hereby agrees that upon execution of this Joinder, FTI Stockholder shall become a party to the Stockholders’ Agreement as an “FTI Stockholder” and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders’ Agreement applicable to FTI Stockholder.

2.           Equity Securities. As of the date of this Agreement, the FTI Stockholder owns [INSERT AMOUNT AND TYPE OF COMPANY EQUITY SECURITIES OWNED BY STOCKHOLDER.]

3.           Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.           Notices. For purposes of Section 4.6 of the Stockholders’ Agreement, all notices, demands or other communications to FTI Stockholder shall be directed to FTI Stockholder’s address set forth below FTI Stockholder’s signature below.

[Signature Page Follows]

IN WITNESS WHEREOF, Stockholder has executed this Joinder effective as of the date set forth below.

FTI STOCKHOLDER:

By:

Name:

Title:

ADDRESS:

Date:

 EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into effective as of [●], 2017, by and among Fusion Telecommunications International, Inc., a Delaware corporation (the “Company”), BCHI Holdings, LLC, a Georgia limited liability company (the “Initial Stockholder”), and each Person (as defined below) that becomes a party to this Agreement by delivering to the Company a duly executed joinder to this Agreement in the form attached hereto as Exhibit A or such other form approved by the Company having the same effect thereof pursuant to Section 6.1 (together with Initial Stockholder, each, a “Stockholder,” and, collectively, the “Stockholders”).

RECITALS

A.           The Company is party to a Merger Agreement, dated as of August 26, 2017, by and among Birch Communications Holdings, Inc., Fusion BCHI Acquisition LLC and the Company (the “Merger Agreement”).

B.           Pursuant to the terms of the Merger Agreement, the Initial Stockholder will acquire shares (the “Closing Shares”) of the Company’s common stock, $0.01 par value per share (the “Company Common Stock”).

C.           In connection with the transactions contemplated by the Merger Agreement, the Company has agreed to provide the registration rights provided in this Agreement.

D.           The Company and the Stockholders are entering into this Agreement to set forth the terms and conditions applicable to such registration rights.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and the Initial Stockholder agree as follows:

ARTICLE V

Definitions

Capitalized terms not otherwise defined herein have the meaning set forth in the Merger Agreement. As used in this Agreement, the following terms have the following meanings:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day other than a weekend or public holiday.

“Closing Shares” has the meaning set forth in the recitals.

“Closing Shares Registration Statement” means the Company’s Registration Statement on Form S-1 or S-3 (or a successor form) that covers the resale, to be made on a delayed or continuous basis, of Closing Shares representing no greater than 25% of the total number of all Closing Shares that constitute Registrable Securities (and may include other Registrable Securities held by the other Stockholders, as set forth herein), under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Closing Shares Shelf Expiration” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the preamble and shall include the Company’s successors.

“Company Common Stock” has the meaning set forth in the recitals.

“Controlling Person” has the meaning set forth in Section 5.1.

“Demand Registration” has the meaning set forth in Section 2.2.

“Demand Registration Request” has the meaning set forth in Section 2.2.

“Demand Registration Statement” means a Registration Statement filed by the Company with the SEC pursuant to Section 2.2 hereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

“Immediate Family” means, with respect to any individual, such individual’s spouse, parents, parents-in-law, descendants, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

“Initiating Stockholder” has the meaning set forth in Section 2.2.

“Merger Agreement” has the meaning set forth in the recitals.

“NASDAQ” means The NASDAQ Stock Market, LLC.

“Partner Distribution” has the meaning set forth in Section 2.2.

“Permitted Interruption” has the meaning set forth in Section 2.6(c).

“Permitted Transferee” means, (a) with respect to any Stockholder that is an individual, (i) members of the Immediate Family of such Stockholder or (ii) any trust or partnership established solely for the benefit of the Immediate Family Member of such Stockholder, or (b) with respect to any Stockholder that is not an individual, an Affiliate (other than any “portfolio company” described below) of such Stockholder; provided, however, that in no event shall any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity controlled by any portfolio company of any Stockholder constitute a “Permitted Transferee” of such Stockholder.

“Person” means an individual, limited liability company, association, joint stock company, partnership, corporation, trust, estate or unincorporated organization.

“Piggyback Registration” has the meaning set forth in Section 2.3.

“Piggyback Stockholders” has the meaning set forth in Section 2.3.

“Registrable Securities” means all shares of Company Common Stock held by the Stockholders at any time, including the Closing Shares, and any shares of Company Common Stock issued or issuable to any Stockholder with respect thereto by way of stock dividend or distribution, stock split, or in connection with any combination of shares, recapitalization, merger, share exchange, conversion, consolidation or similar transaction (including pursuant to Article I of the Merger Agreement), whether now owned or acquired by Stockholders or acquired at a later time; provided, however, that any such shares of Company Common Stock shall cease to be Registrable Securities (i) when they have been sold pursuant to a Registration Statement, (ii) when they have been sold pursuant to Rule 144 of the Securities Act, (iii) with respect to any Stockholder, at such time as the entire amount of such Stockholder’s Registrable Securities may be sold in a single sale, in the opinion of counsel satisfactory to the Company and such holder, each in their reasonable judgment, without any limitation as to volume pursuant to Rule 144 of the Securities Act, (iv) when they have been transferred to any Person other than a Permitted Transferee to whom registration rights are assigned in accordance with Section 6.1 hereof, or (v) when they have ceased to be outstanding.

“Registration Expenses” has the meaning set forth in Section 3.7.

“Registration Statement” means the Closing Shares Registration Statement, a Demand Registration Statement and any other registration statement prepared and filed with the SEC pursuant to Article II hereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Required Stockholders” means the holders of at least a majority of the Registrable Securities held by the Stockholders.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

“Shelf Takedown” has the meaning set forth in Section 2.1.
“Stockholder(s)” has the meaning set forth in the preamble, and such term shall include any transferee to whom registration rights granted pursuant to this Agreement are validly assigned pursuant to Section 6.1 hereof.

“underwritten offering” means a registered underwritten offering in which securities of the Company are sold to one or more underwriters for reoffering to the public.

“WKSI” means a “well-known seasoned issuer” as defined in Rule 405 promulgated by the SEC.

ARTICLE VI

CLOSING SHARES REGISTRATION STATEMENT; Demand and Piggyback Rights

Section 6.1 Closing Shares Registration Statement. The Company shall prepare the Closing Shares Registration Statement and file it with the SEC, and shall use reasonable best efforts to cause the Closing Shares Registration Statement to be declared effective by the SEC no later than 120 days from the date hereof. The Company shall use reasonable best efforts to cause the Closing Shares Registration Statement to remain effective (subject to Section 2.6(c)) until the earlier to occur of (i) the date on which all Registrable Securities included within the Closing Shares Registration Statement have been sold (other than to a Permitted Transferee to whom registration rights are effectively assigned in accordance with Section 6.1 hereof) or (ii) the fifth (5th) anniversary of the date that the Closing Shares Registration Statement is declared effective by the SEC (the end of such period, the “Closing Shares Shelf Expiration”). The Stockholders who hold Registrable Securities each shall be entitled, at any time and from time to time when the Closing Shares Registration Statement is effective, to sell such Registrable Securities pursuant to such Closing Shares Registration Statement (a “Shelf Takedown”). The resale of shares of Registrable Securities pursuant to the Closing Shares Registration Statement may from time to time from and after the date the Closing Shares Registration Statement is declared effective by the SEC and until the Closing Shelf Expiration, upon the written request of any Stockholder that holds, together with its Affiliates, at least a simple majority of the Registrable Securities issued pursuant to the transactions contemplated by the Merger Agreement to such Stockholder and its Affiliates and included under the Closing Shares Registration Statement, be an underwritten offering; provided, however, that the Company shall not be required to effect an underwritten Shelf Takedown unless the gross proceeds from the sale of Registrable Securities in such offering are reasonably expected to be at least $10,000,000 (without regard to any underwriting discount or commission); and provided, further, that the Company shall not be required to effect more than one (1) underwritten Shelf Takedown in any 90-day period or more than three (3) underwritten Shelf Takedowns in any 365-day period. In the event that any Stockholder requests an underwritten Shelf Takedown pursuant to this Section 2.1 (the “Requesting Stockholder”), then the other Stockholders, if any, in each of such Stockholder’s discretion, shall have the right to participate in such underwritten Shelf Takedown of Registrable Securities registered under the Closing Shares Registration Statement, subject to this Section 2.1, and (ii) the Company shall promptly notify each of the Stockholders (other than the Requesting Stockholder) of such underwritten Shelf Takedown, and such Stockholders shall have five (5) Business Days after receipt of such notice to request, by written notice to the Company and the Requesting Stockholder, that Registrable Securities held by such Stockholder and registered pursuant to the Closing Shares Registration Statement be sold pursuant to such proposed underwritten Shelf Takedown. The Company and the Stockholders shall use their reasonable best efforts to cooperate in taking any customary actions necessary or appropriate, including making necessary filings with the SEC, to permit any such Stockholder to participate in such proposed underwritten Shelf Takedown in such circumstances. If the Closing Shares Registration Statement ceases to be effective for any reason at any time prior to the Closing Shares Shelf Expiration, the Company shall use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within 45 days of such cessation of effectiveness amend the Closing Shares Registration Statement in a manner to obtain the withdrawal of the order suspending the effectiveness thereof. In any underwritten Shelf Takedown, the majority of the Stockholders requesting such underwritten Shelf Takedown shall have the right to select the plan of distribution, to select one counsel for the selling Stockholders and to designate the lead managing underwriter in connection with any underwritten Shelf Takedown pursuant to such registration and each other managing underwriter for any such underwritten Shelf Takedown; provided, that in each case, each such underwriter is reasonably satisfactory to the Company, which approval shall not be unreasonably withheld or delayed. If the managing underwriters advise the Requesting Stockholder and the Company that, in their opinion, the number of shares of Common Stock requested to be included in such underwritten Shelf Takedown exceeds the amount that can be sold in such underwritten Shelf Takedown without adversely affecting the distribution (including the timing and/or price at which the Registrable Securities can be sold) of the shares of Company Common Stock being offered, such underwritten offering will include only the number of shares of Company Common Stock that the underwriters advise can be sold in such underwritten offering without having an adverse effect on the distribution (including the timing and/or price at which the Registrable Securities can be sold) of the shares of Company Common Stock being offered. The Company will include in such underwritten Shelf Takedown pursuant to the Closing Shares Registration Statement, to the extent of the number of shares of Company Common Stock which the Requesting Stockholder and the Company are so advised can be sold in such underwritten Shelf Takedown, the Registrable Securities of the Stockholders, pro rata, on the basis of the number of shares of Company Common Stock requested to be included by such Stockholders.

Section 6.2 Demand Registration Rights. As of and after the Closing Shares Shelf Expiration, each Stockholder shall have the right to require the Company to file one or more registration statements under the Securities Act covering all or any part of its and its Affiliates’ Registrable Securities (a “Demand Registration”) by delivering a written request (the “Demand Registration Request”) therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof (each such Stockholder so requesting a Demand Registration, an “Initiating Stockholder”). Any Demand Registration Request may request that the Company register Registrable Securities on an appropriate form, including a long-form registration statement on Form S-1 (or any similar long-form registration statement), a shelf registration statement, and, if the Company is a WKSI, an automatic shelf registration statement; provided, however, that the Company shall only be obligated to register such Registrable Securities if the sale of the Registrable Securities requested to be registered by such Stockholder is reasonably expected to result in aggregate gross cash proceeds of at least $20,000,000 (without regard to any underwriting discount or commission); and provided, further, that unless otherwise approved by the Board, the Company shall not be obligated to file a Registration Statement relating to any registration request under this Section 2.2 within a period of 180 days after the effective date of any other Registration Statement. The Company shall, as promptly as reasonably practicable (subject to Section 2.6(c)), use its reasonable best efforts to file with the SEC (no later than forty five (45) days from the Company’s receipt of the applicable Demand Request) and cause to be declared effective such registration under the Securities Act of the Registrable Securities which the Company has been so requested to register, for distribution in accordance with such intended method of distribution, including a distribution to, and resale by, the members or partners of the Initial Stockholder (a “Partner Distribution”), and (y) if requested by the Stockholders, obtain acceleration of the effective date of the registration statement relating to such registration. The Company shall use reasonable best efforts to cause any Registration Statement filed pursuant to this Section 2.2 (subject to Section 2.6(c) hereof) to remain effective until the earlier of (i) the date on which all Registrable Securities included within such Registration Statement have been sold (other than to a Permitted Transferee to whom registration rights are effectively assigned in accordance with Section 6.1 hereof) and (ii) the expiration of 180 days (or, if such registration is a shelf-registration statement that permits sales of Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, one (1) year) from the date such Registration Statement first becomes effective (exclusive of any period during which the holders of Registrable Securities are prohibited or impaired from disposition of Registrable Securities by reason of the occurrence of a Permitted Interruption), at which time the Company shall have the right to deregister any of such securities that remain unsold. The Company shall, at the request of any Stockholder (including to effect a Partner Distribution), file any prospectus supplement or post-effective amendments, or include in the initial Registration Statement any disclosure or language, or include in any prospectus supplement or post-effective amendment any disclosure or language, and otherwise take any action, reasonably deemed necessary or advisable by such Stockholder (including to effect a Partner Distribution). Notwithstanding anything contained herein to the contrary, the Company shall not be required to effect more than five (5) Demand Registrations pursuant to this Section 2.2.

Section 6.3 Piggyback Registration Rights. If the Company at any time proposes to register any securities (whether pursuant to the exercise of Demand Registration rights by a Stockholder of the Company or at the initiative of the Company) under the Securities Act (other than the Closing Shares Registration Statement solely as provided in Section 2.1) in connection with a public offering of such securities for cash, whether for its own account or for the account of other securityholders, and the form of registration statement to be used may be used for the registration of Registrable Securities held by the Stockholders, the Company shall give prompt written notice of its intention to do to each Stockholder at least fifteen (15) Business Days prior to filing any registration statement, and the Stockholders (“Piggyback Stockholders”), may, by written notice to the Company, request that any or all Registrable Securities not otherwise registered pursuant to a Registration Statement (other than the Closing Shares Registration Statement solely as provided in Section 2.1) be included in such proposed registration of securities by the Company under the Securities Act (a “Piggyback Registration”). Upon the written request of any such Piggyback Stockholder, made within ten (10) Business Days following the receipt of any such written notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Piggyback Stockholder and the intended method of distribution thereof), the Company shall, subject to this Section 2.3, use its reasonable best efforts to cause all such Registrable Securities, the Piggyback Stockholders of which have so requested the registration thereof, to be registered under the Securities Act with the securities which the Company at the time proposes to register to permit the sale or other disposition by the Piggyback Stockholders (in accordance with the intended method of distribution thereof) of the Registrable Securities to be so registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the registration statement filed by the Company or the prospectus related thereto. There is no limitation on the number of such Piggyback Registrations pursuant to the preceding sentence which the Company is obligated to effect. No registration of Registrable Securities effected under this Section 2.3 shall relieve the Company of its obligations to effect Demand Registrations under Section 2.2 hereof.

Section 6.4 Additional Demand Registrations. If the Company effects the registration of less than all of the Registrable Securities requested to be included by the Initiating Stockholder in a Demand Registration under Section 2.2, then the Stockholders shall be entitled to request an additional Demand Registration with respect to such Registrable Securities that were not so registered. If the Company withdraws or suspends any Demand Registration pursuant to Section 2.6(c) before the expiration of such Demand Registration pursuant to Section 2.2, and before all of the Registrable Securities covered by such Demand Registration have been sold pursuant thereto, the Initiating Stockholder shall be entitled to request an additional Demand Registration with respect to such Registrable Securities that were not so sold. Any such additional Demand Registration shall be requested and effected in the manner and subject to the procedures that applied with respect to the Demand Registration that was the subject of the cutback in Section 3.4.

Section 6.5 Effective Registration Statement. A Demand Registration pursuant to Section 2.2 shall not be deemed to have been effected unless (i) a Registration Statement with respect thereto has become effective and, after it has become effective, such Demand Registration is not interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason, and (ii) the sale of Registrable Securities contemplated thereby (if underwritten) has been consummated.

Section 6.6 Limitations on Demand and Piggyback Rights.

(a) With respect to any registrations requested pursuant to Section 2.2 or Section 2.3, the Company may include in such registration any other equity securities of the Company. Notwithstanding anything in this Agreement to the contrary, the Stockholders will not have piggyback or other registration rights with respect to registered primary offerings by the Company (i) covered by a Form S-8 Registration Statement (or a successor form) applicable to employee benefit-related offers and sales, (ii) where the securities are not being sold for cash, (iii) covered by a registration statement on Form S-4 (or successor form) or (iv) relating to a corporate reorganization pursuant to Rule 145 promulgated by the SEC.

(b) Any demand for the filing of a Registration Statement will be subject to the constraints of any customary and reasonable lockup arrangements entered into by the Company in connection with a then pending underwritten offering, and such demand must be deferred until such lockup arrangements no longer apply. If a demand has been made under this Article II, no further demands may be made so long as the related offering is still being pursued in good faith.

(c) The Company may postpone the filing of any Registration Statement or suspend the effectiveness of any Registration Statement (including, without limitation, the Closing Shares Registration Statement), any amendment or post-effective amendment thereto or prospectus supplement for a reasonable “blackout period” not in excess of 60 days if the board of directors of the Company determines in good faith that such registration, offering, amendment or supplement (i) would materially interfere with a bona fide business, financing or acquisition (including any merger, reorganization, consolidation, tender offer or similar transaction) transaction of the Company because it would be reasonably likely to require premature disclosure of material, nonpublic information, the premature disclosure of which the board of directors reasonably determines in the exercise of its good faith judgment (and not for the avoidance of its obligations under this Agreement) would not be in the best interests of the Company, or (ii) could not be effected by the Company in compliance with the applicable financial statement requirements under the Securities Act or Exchange Act (such event described in this Section 2.6(c) during which the Company is not required to make such filing, amendment or supplement is herein referred to as a “Permitted Interruption”); provided, however, that the Company shall not postpone the filing of a demanded Registration Statement or suspend the effectiveness of any Registration Statement pursuant to this Section 2.6 more than once in any 90-day period. If a Permitted Interruption affects a Registration Statement during the period such Registration Statement remains effective, the Company agrees to notify each of the Stockholders so affected by a Permitted Interruption in writing as promptly as practicable upon each of the commencement and the termination of each Permitted Interruption. The Company shall not be required in such notice of a Permitted Interruption to disclose the cause for such Permitted Interruption, and each Stockholder agrees, subject to applicable law, that it will not disclose receipt of such notice of Permitted Interruption to any Person. Each Stockholder agrees that, upon receipt of any such notice from the Company, such Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the applicable Registration Statement until the earlier of (i) such Stockholder’s receipt of the Company’s notice as to the termination of the Permitted Interruption and (ii) 90 days after receipt of the original notice of a Permitted Interruption. In the event of a Permitted Interruption, the duration of the applicable period in which a Registration Statement is to remain effective shall be extended by the number of days of such period. The Company shall reimburse each holder of Registrable Securities for all reasonable and documented out-of pocket costs and expenses incurred by such Stockholder in connection with the postponement or withdrawal of such a filing.

ARTICLE VII

Notices, Cutbacks and Other Matters

Section 7.1 Notifications Regarding Registration Statements.  In order for one or more Initiating Stockholders to exercise their right to demand that a Registration Statement be filed, they must so notify the Company in writing indicating the number of shares sought to be registered. The Company will keep the Stockholders contemporaneously apprised of all pertinent aspects of its pursuit of any registration, whether pursuant to a Demand Registration or otherwise, with respect to which a Piggyback Registration opportunity is available. Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain the confidentiality of these discussions.

Section 7.2 Notifications Regarding Registration Piggyback Rights. Subject to Section 2.3, in the event that any sale of shares pursuant to a Registration Statement is underwritten, the Company shall promptly notify each Piggyback Stockholder of such development and the Piggyback Stockholders shall have fifteen (15) days after receipt of such notice to request the registration by the Company under the Securities Act of Registrable Securities not otherwise registered pursuant to a Registration Statement (other than the Closing Shares Registration Statement) in connection with such proposed registration of securities.

Section 7.3 Plan of Distribution; Underwriters. In connection with any Demand Registration, the majority of the Initiating Stockholders participating in such Demand Registration shall have the right to select the plan of distribution, to select one counsel for the selling Stockholders and to designate the lead managing underwriter in connection with any underwritten offering pursuant to such registration and each other managing underwriter for any such underwritten offering; provided, that in each case, each such underwriter is reasonably satisfactory to the Company, which approval shall not be unreasonably withheld or delayed.

Section 7.4 Cutbacks. If the managing underwriters advise the Company and the selling Stockholders that, in their opinion, the number of shares requested to be included in an underwritten offering (other than any resale of Registrable Securities pursuant to the Closing Shares Registration Statement that is an underwritten offering, which shall be subject to Section 2.1) exceeds the amount that can be sold in such offering without adversely affecting the distribution (including the timing and/or price at which the Registrable Securities can be sold) of the shares being offered, such offering will include only the number of shares that the underwriters advise can be sold in such offering without having an adverse effect on the distribution (including the timing and/or price at which the Registrable Securities can be sold) of the shares being offered. The Company will include in such Registration Statement (other than any resale of Registrable Securities pursuant to the Closing Shares Registration Statement that is an underwritten offering, which shall be subject to Section 2.1), to the extent of the number which the Company is so advised can be sold in such offering, first, all securities proposed by the Company, if any, to be sold for its own account; second, Registrable Securities requested by the Stockholders to be included in such Registration Statement, pro rata, on the basis of the number of shares of Company Common Stock requested to be included in such Registration Statement.

Section 7.5 Withdrawals. Even if shares held by a Stockholder have been part of a registered underwritten offering, such Stockholder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the shares being offered for its account. In the event of such a withdrawal, the Company and any Stockholder having the right to participate in such offering may, in their discretion, include additional shares in such offering in replacement of any shares so withdrawn without requiring any further notice or piggyback registration rights with respect to the Stockholder that has withdrawn its shares.

Section 7.6 Lockups. In connection with any underwritten offering of Registrable Securities, (a) the Company (and each of its executive officers and directors) and (b) each Stockholder which is selling shares of Company Common Stock pursuant to its rights hereunder will agree to be bound by the underwriting agreement’s lockup restrictions (which must apply, and continue to apply, in like manner to each of the Company (and each of its executive officers and directors) and Stockholders participating in the underwritten offering) that are agreed to (i) by the Company (if a majority of the shares being sold in such underwritten offering are being sold for its account) or (ii) by Stockholders holding a majority of shares being sold by all Stockholders in such underwritten offering (if a majority of the shares being sold in such underwritten offering are being sold by Stockholders), as applicable.

Section 7.7 Expenses. All costs and expenses incurred in connection with any Registration Statement or registered offering that includes shares held by Stockholders, whether or not a Registration Statement becomes effective or the offering is consummated, including all registration and filing fees, printing expenses, reasonable fees and disbursements of counsel (including the fees and disbursements of one outside counsel for the Stockholders (selected by the holders of the majority of the Registrable Securities to be included in such Registration Statement) and of the independent certified public accountants), and the expense of qualifying such shares under state blue sky laws (all such expenses, the “Registration Expenses”), will be borne by the Company. However, any underwriters’, brokers’ and dealers’ discounts and commissions, or similar fees of securities industry professionals, and applicable transfer taxes, if any, in each case relating to shares sold for the account of a Stockholder will be borne by such Stockholder. Notwithstanding anything herein to the contrary, the Company shall not be required to pay fees and disbursements of any outside counsel retained by any Stockholder or by any underwriter in connection with any Registration Statement or registered offering, except as expressly set forth above in this Section 3.7.

ARTICLE VIII

FACILITATING REGISTRATIONS AND OFFERINGS

Section 8.1 General. If the Company becomes obligated under this Agreement to facilitate a registration and offering of shares on behalf of Stockholders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of shares for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Article IV.

Section 8.2 Registration Statements. In connection with each Registration Statement (including the Closing Shares Registration Statement and any other Registration Statement that is demanded by Stockholders or as to which piggyback rights otherwise apply), the Company will:

(a) (i) prepare and file with the SEC a Registration Statement (or an amendment or supplement to the Closing Shares Registration Statement) covering the applicable shares, (ii) file amendments thereto as warranted, (iii) seek the effectiveness thereof, and (iv) file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the Stockholders and as reasonably necessary in order to permit the offer and sale of such shares in accordance with the applicable plan of distribution;

(b)  within a reasonable time prior to the filing of any Registration Statement, any prospectus, any amendment to a Registration Statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Stockholders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Stockholders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the selling Stockholders or any underwriter available for discussion of such documents;

(i) within a reasonable time prior to the filing of any document which is to be incorporated by reference into a Registration Statement or a prospectus, provide copies of such document to counsel for the Stockholders and underwriters; fairly consider such reasonable changes in such document prior to or after the filing thereof as counsel for such Stockholders or such underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

(c) cause each Registration Statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement and during the distribution of the registered shares (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(d) notify each Stockholder promptly, and, if requested by such Stockholder, confirm such advice in writing, (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective if such Registration Statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 promulgated by the Securities Act, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of a Registration Statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period a Registration Statement is effective as a result of which such Registration Statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(e) promptly furnish to counsel for each underwriter, if any, and for the respective Stockholders copies of any correspondence with the SEC or any state securities authority relating to the Registration Statement or prospectus;

(f) otherwise comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force); and

(g) use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible time.

Section 8.3 Due Diligence. In connection with each registration and offering of shares to be sold by Stockholders, the Company will, in accordance with customary practice, make available for inspection by representatives of the Stockholders and underwriters and any counsel or accountant retained by such Stockholder or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

Section 8.4 Information from Stockholders. Each Stockholder that holds shares covered by any Registration Statement will furnish to the Company such information regarding itself as is required to be included in the Registration Statement, the ownership of shares by such Stockholder and the proposed distribution by such Stockholder of such shares, and make such customary representations to the Company, as the Company may from time to time reasonably request in writing. Each Stockholder authorizes the Company to include such information in the applicable Registration Statement or other documents prepared or filed in connection therewith. Each Stockholder further agrees to promptly notify the Company of any inaccuracies or changes in the information provided to the Company that it becomes aware of that may occur subsequent to the date hereof at any time while a Registration Statement including shares owned by such Stockholder remains effective. Each Stockholder agrees to distribute Registrable Securities included in the Registration Statement only in the manner described in the applicable Registration Statement.

Section 8.5 Additional Agreements of Stockholders.

(a) Each Stockholder agrees to, following such time that such Stockholder becomes aware, as expeditiously as possible, notify the Company of the occurrence of any event that makes any statement made in any Registration Statement or any related prospectus regarding such Stockholder untrue in any material respect or that requires the making of any changes in either a Registration Statement or prospectus regarding such Stockholder.

(b) Each Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.2(d)(ii) or Section 4.2(d)(iv) hereof, such Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement until such Stockholder’s receipt of the copies of any necessary supplements or amendments to such Registration Statement or applicable prospectus, and, if so directed by the Company, such Stockholder will deliver to the Company all copies in its possession, other than permanent file copies then in such Stockholder’s possession, of the Registration Statement or applicable prospectus covering such Registrable Securities at the time of receipt of such notice. Each Stockholder agrees that in the event it receives any notice from the Company under Section 4.2(d)(ii) or Section 4.2(d)(iv), it will not disclose such fact to any person.

Section 8.6 Non-Closing Shares Registration Statements. In connection with any non-shelf registered offering or shelf registration that is demanded by Stockholders in accordance with Section 2.2 or as to which piggyback rights apply pursuant to Section 2.3, the Company will:

(a) cooperate with the Stockholders selling shares and the sole underwriter or managing underwriter of an underwritten offering shares, if any, to facilitate the timely preparation and delivery of certificates representing the shares to be sold and not bearing any restrictive legends; and enable such shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Stockholders or the sole underwriter or managing underwriter of an underwritten offering of shares, if any, may reasonably request at least five (5) Business Days prior to any sale of such shares;

(b) furnish to each Stockholder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the shares; the Company hereby consents to the use of the prospectus, including each preliminary prospectus, by each such Stockholder and underwriter in connection with the offering and sale of the shares covered by the prospectus or the preliminary prospectus;

(c) (i) use all reasonable efforts to register or qualify the shares being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Stockholder holding shares covered by a registration statement, shall reasonably request; (ii) use all reasonable efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Stockholder to consummate the disposition in each such jurisdiction of such shares owned by such Stockholder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of shares in connection therewith) in any such jurisdiction;

(d) use all reasonable efforts to cause all shares being sold to be qualified for inclusion in or listed on NASDAQ or any other U.S. securities exchange on which shares issued by the Company are then so qualified or listed if so requested by the Stockholders, or if so requested by the underwriter or underwriters of an underwritten offering of shares, if any;

(e) cooperate and assist in any filings required to be made with Financial Industry Regulatory Authority and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(f) use all reasonable efforts to facilitate the distribution and sale of any shares being offered, including by making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be requested by the lead managing underwriter of an underwritten offering; and

(g) enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such shares and in connection therewith:

(i) make such representations and warranties to the selling Stockholders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to each selling Stockholder and the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Stockholders and underwriters;

(iii) obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the selling Stockholders, if permissible, and the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings;

(iv) to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Stockholders providing for, among other things, the appointment of such representative as agent for the selling Stockholders for the purpose of soliciting purchases of shares, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants

The above shall be done at such times as customarily occur in similar non-shelf registered offerings or shelf registrations, as applicable.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by the Company. In the event of any registration under the Securities Act by any Registration Statement, pursuant to rights granted in this Agreement, of shares held by Stockholders, the Company will hold harmless Stockholders, each director, officer, employee and Affiliate of the Stockholders and each other person, if any, who controls any Stockholder within the meaning of the Securities Act (each, a “Controlling Person”), against any losses, claims, damages, or liabilities (including legal fees and costs of court), joint or several, to which Stockholders or such Controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (a) contained, on its effective date, in any Registration Statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) contained in any preliminary prospectus, if used prior to the effective date of such Registration Statement, or in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus), or which arise out of or are based upon the omission or alleged omission (if so used) to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading; and will reimburse Stockholders and each such Controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, or liability; provided, however, that the Company shall not be liable to any Stockholder or Controlling Persons in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or such amendment or supplement, solely in reliance upon and in conformity with information furnished to the Company through a written instrument duly executed by such Stockholder specifically for use in the preparation thereof. In connection with any underwritten public offering effected under a Registration Statement, the Company will agree to indemnify the underwriters on terms and conditions customary for such an offering. This indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party, and shall survive the transfer (in accordance with the terms hereof) of such Registrable Securities by the seller thereof.

Section 9.2 Indemnification by Stockholders. Each Stockholder will, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.1) the Company, each director, officer, employee and Affiliate of the Company and any Person who controls the Company within the meaning of the Securities Act with respect to any statement or omission from such Registration Statement, or any amendment or supplement to it, if such statement or omission was made solely in reliance upon and in conformity with information furnished to the Company through a written instrument duly executed by such Stockholder specifically regarding such Stockholder for use in the preparation of such Registration Statement or amendment or supplement; provided, however, that such Stockholder shall not be liable in any such case to the extent that prior to the filing of any such Registration Statement amendment or supplement, such Stockholder has furnished in writing to the Company information expressly for use in such Registration Statement or prospectus or any amendment or supplement which corrected or made not misleading information previously furnished to the Company. This indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company, its directors, officers or controlling Persons, and shall survive the transfer of such Registrable Securities by the seller thereof. Notwithstanding the foregoing, the liability of any such Stockholder shall not exceed an amount equal to the net proceeds realized by such Stockholder from the sale of Registrable Securities pursuant to such Registration Statement.

Section 9.3 Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding Sections of this Article V, the indemnified party will, if a resulting claim is to be made or may be made against and indemnifying party, give written notice to the indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Article V, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (a) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (b) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within 60 days after notice of any such action or proceeding, or (c) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent. No indemnifying party will consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

Section 9.4 Contribution. If the indemnification required by this Article V from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable losses, claims, damages, liabilities, or expenses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect (a) the relative benefit of the indemnifying and indemnified parties and (b) if the allocation in clause (a) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (a) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damage, liabilities, and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 5.4. Notwithstanding the provisions of this Section 5.4, no indemnifying or contributing party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by such party exceeds the amount of any damages which such party has otherwise been required to pay by reason of an untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such a fraudulent misrepresentation.

ARTICLE X

other agreements

Section 10.1 Transfer of Rights.

(a) This Agreement is personal to the parties hereto and not assignable or transferable; provided, however, that notwithstanding the foregoing, a Stockholder may assign and transfer its rights and obligations under this Agreement to a Permitted Transferee in connection with a transfer or sale of Registrable Securities to such Person, which assignment or transfer shall only be effective upon receipt by the Company of a duly executed commitment by such Permitted Transferee to be bound by the terms of this Agreement, in the form attached hereto as Exhibit A, in which case this Agreement shall be assigned to, and may be enforced by, such Permitted Transferee, and such Permitted Transferee shall thereupon have all of the rights and obligations of its transferor hereunder.

(b) In the event the Company engages in a merger or consolidation in which the Registrable Securities are converted into securities of another company, and which securities are not tradable without registration under the Securities Act, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to Stockholders by the issuer of such securities. To the extent such new issuer, or any other company acquired by the Company in a merger or consolidation, was bound by registration rights obligations that would conflict with the provisions of this Agreement, the Company will, unless the Required Stockholders otherwise agree, use its best efforts to modify any such “inherited” registration rights obligations so as not to interfere in any material respects with the rights provided under this Agreement.

Section 10.2 Limited Liability. Notwithstanding any other provision of this Agreement, neither the members, general partners, limited partners or managing directors, or any directors or officers of any members, general or limited partner, advisory director, nor any future members, general partners, limited partners, advisory directors, or managing directors, if any, of any Stockholder shall have any personal liability for performance of any obligation of such Stockholder under this Agreement in excess of the respective capital contributions of such members, general partners, limited partners, advisory directors or managing directors to such Stockholder.

Section 10.3 Rule 144. If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of any Stockholder, make such information available) and it will take such further action as any Stockholder may reasonably request, so as to enable such Stockholder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Stockholder, the Company will deliver to such Stockholder a written statement as to whether it has complied with such requirements.

Section 10.4 In-Kind Distributions. If any Stockholder seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, the Company will work with such Stockholder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Stockholder.

Section 10.5 No Inconsistent Agreements. The Company has not entered into, and on or after the date of this Agreement will not enter into, any agreement that conflicts with the provisions hereof.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date so given, if delivered personally, (ii) on the date sent, if delivered by facsimile with telephone confirmation of receipt, (iii) on the second Business Day following the date deposited in the mail if mailed via an internationally recognized overnight courier and (iv) on the fourth (4th) Business Day following the date deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid, in each case, to the other party at the following addresses:

if to any Stockholder, to the address listed on Annex A, with copies (which shall not constitute notice) to the respective persons listed on Annex A.

if to the Company, to:

Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 1718
New York, New York 10170
Attention: James P. Prenetta, Jr., Executive Vice President and General Counsel
Email: jprenetta@fusionconnect.com

Section 11.2 Section Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specifically indicated.

Section 11.3 Use of Terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Whenever the words “include”, “included” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” shall refer to this Agreement as a whole, unless the context clearly requires otherwise. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.4 Governing Law. This Agreement will be governed and construed in accordance with the internal Laws of the State of Delaware, without regard to any applicable conflict of laws principles (whether of the State of Delaware or any other jurisdiction).

Section 11.5 Consent to Jurisdiction and Service of Process. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and, in the absence of such jurisdiction, the United States District Court for the District of Delaware, and, in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any Delaware state court sitting in New Castle County (together, the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Chosen Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Chosen Courts, and any appellate court hearing actions or proceedings therefrom, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Chosen Courts, and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Chosen Courts. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 11.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 11.7 Amendments; Termination. This Agreement may be amended or modified only by an instrument in writing executed by the Company and the Required Stockholders. Any such amendment and modification will apply to all Stockholders equally, without distinguishing between them. This Agreement will terminate as to any Stockholder when it no longer holds any Registrable Securities. This Agreement will no longer be applicable to Registrable Securities that are registered in a public offering on NASDAQ or any other U.S. securities exchange on which Registrable Securities issued by the Company are then so qualified or listed.

Section 11.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby. The registration rights granted under this Agreement supersede any registration, qualification or similar rights with respect to any of the shares of Company Common Stock granted under any other agreement to the parties hereto.

Section 11.9 Severability. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. Any provision of this Agreement held invalid or unenforceable shall be deemed reformed, if practicable, to the extent necessary to render it valid and enforceable and to the extent permitted by law and consistent with the intent of the parties to this Agreement.

Section 11.10 Counterparts. This Agreement may be executed in multiple counterparts, including by means of facsimile, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date first written above.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

By:
       Name:
       Title:

BCHI HOLDINGS, LLC

By:
       Name:
       Title:

       Notices:

EXHIBIT A

FORM OF JOINDER TO

REGISTRATION RIGHTS AGREEMENT

This JOINDER to the Registration Rights Agreement, dated as of __________, 2017 (the “Registration Rights Agreement”), of Fusion Telecommunications International, Inc., a Delaware corporation (the “Company”), is executed on behalf of the undersigned (“Stockholder”), effective as of the date set forth on the signature page below, with reference to the following facts:

A.           Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Registration Rights Agreement.

B.           Stockholder has acquired Registrable Securities from a Stockholder (in this instance, as defined in the Registration Rights Agreement) (the “Original Stockholder”), is the Permitted Transferee of the Original Stockholder and, in connection with such transfer, the registration rights of such Original Stockholder are being assigned to Stockholder in accordance with the terms of Section 6.1 of the Registration Rights Agreement, and the Registration Rights Agreement requires Stockholder to become a party thereto if Stockholder desires to avail itself of the registration rights therein, and Stockholder agrees to do so in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

1.           Agreement to be Bound. Stockholder hereby agrees that upon execution of this Joinder, Stockholder shall become a party to the Registration Rights Agreement as a “Stockholder” and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Registration Rights Agreement applicable to Stockholder and the Registrable Securities held by Stockholder as though an original party thereto.

2.           Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

3.           Notices. For purposes of Section 7.1 of the Registration Rights Agreement, all notices, demands or other communications to Stockholder shall be directed to Stockholder’s address set forth below Stockholder’s signature below.

[Signature Page Follows]

IN WITNESS WHEREOF, Stockholder has executed this Joinder effective as of the date set forth below.

STOCKHOLDER:

By:

Name:

Title:

ADDRESS:

Date:

Exhibit D
Consumer/SMB Business Carve-out

Prior to the Closing, BCHI and the BCHI Subsidiaries will distribute to the shareholders of BCHI the equity of an entity containing certain assets associated with their consumer and single line business services business as more fully described below, and will enter into agreements and arrangements, containing, among others, terms set forth below, each of which distributions, agreements and arrangements will be preapproved by the Company. As used herein, on and after the Effective Time, BCHI means the Surviving Company and its Subsidiaries.

1.
Distribution. Immediately prior to the Effective Time, BCHI will distribute to its shareholders all the equity interests in Spinco (as defined below) (the “Distribution”). The time of the Distribution is herein referred to as the “Distribution Time”.

2.
Assets. Prior to the Distribution Time, BCHI and the BCHI Subsidiaries will transfer to a newly created Subsidiary of BCHI or to Tempo Telecom, LLC or another current subsidiary of BCHI approved by the Company (such company being hereinafter referred to as “Spinco”) (i) all customer contracts and accounts relating thereto with respect to the then existing consumer business of BCHI and the BCHI Subsidiaries and all customer contracts and accounts relating thereto with respect to their single-line business services business (collectively, the “Consumer/SMB Business Customers”), (ii) any assets that are used solely to support the Consumer/SMB Business Customers, (iii) any other assets that are reasonably agreed by the Parties as necessary to support the services provided to the Consumer/SMB Business Customers, and (iv) the patents set forth on Annex 1 to this Exhibit D and any associated marks in the United States and Canada, which patents will be licensed to the Surviving Company under a perpetual, royalty free, worldwide license. The services currently provided by BCHI and the BCHI Subsidiaries to the Consumer/SMB Business Customers include landline local voice services, associated long distance voice services, associated ancillary services such as adjunct-to-basic services that are intended to facilitate completion of calls through utilization of basic telephone service facilities including, but not limited to, call waiting, speed dialing, caller ID, call blocking, call forwarding, and voicemail, and associated carrier access services; the Tempo consumer wireless voice and data services; and Canadian consumer landline local voice services and related features (including, but not limited to, call waiting, speed dialing, caller ID, call blocking, call forwarding, and voicemail) associated long distance voice services (including, but not limited to long distance calling plans, post-paid and prepaid calling cards), and associated ancillary services (such as adjunct-to-basic services that are intended to facilitate completion of calls through utilization of basic telephone service facilities including, but not limited to 9-1-1 emergency service, local operator service, 4-1-1 directory assistance, 3-1-1 non-Emergency municipal government services, 6-1-1 repairs, and 7-1-1 message relay service) (collectively, the “Consumer/SMB Business”).

3.
Liabilities. The Parties agree that Spinco will, as of the Distribution Time, have accounts receivable and accounts payable that have a net aggregate value of $0. The Parties will cooperate in good faith to determine which accounts receivable and accounts payable related to the Consumer/SMB Business will be transferred to Spinco prior to the Distribution Time to achieve such net $0 aggregate value. No liabilities, other than those associated with the accounts payable, will be assumed by Spinco other than accounts payable as determined by this Section 3.

4.
Employees. The Parties will cooperate in good faith to determine the employees of BCHI and its Subsidiaries to be offered employment by Spinco in connection with the Distribution.

5.
Wholesale Agreement. The Company and BCHI will mutually develop the terms of a wholesale agreement under the terms of which Spinco will purchase specific services from the Surviving Company, these services will include services currently purchased by BCHI and the BCHI Subsidiaries from various third-party carriers and services available directly from the Company and its Subsidiaries; the agreement will be structured in a manner designed to enable the parties to maximize the benefit of any existing volume discounts provided by third party carriers.

6.
Transition Services Agreement.

(a) The Company and BCHI will negotiate the terms of a transition services agreement, under which Surviving Company and its Subsidiaries will provide Spinco and its Subsidiaries with various agreed upon support services that are reasonably required by Spinco to support the Consumer/SMB Business Customers, for a period of up to three (3) years following the Distribution Time. The cost of such services will be mutually agreed upon by the Company and BCHI.

(b)  If, prior to the Distribution Time, Spinco is unable to obtain all required regulatory approvals, licenses and permits necessary for it to legally operate the Consumer/SMB Business, Spinco and the Surviving Company will enter into a management agreement, the terms of which will be agreed by BCHI and the Company in advance of the Distribution Time.

(c) If the transactions contemplated by this Exhibit D cannot be consummated on the terms set forth herein due to the failure to obtain any required regulatory approvals or consents with respect to any material contracts or arrangements, BCHI and the Company will work in good faith to restructure these transactions in a manner that provides the parties with substantially the same economic and commercial position as if such transactions had occurred as set forth in this Exhibit D.

7.
Valuation; Adjustments to Distribution.

(b) The value of the Consumer/SMB Business as of the Distribution Time will be calculated as follows (the “Distribution Value”): (i) EBITDA of the Consumer/SMB Business for the last full calendar month prior to the Distribution Time; multiplied by (ii) 12; multiplied by (iii) $3.48. For purposes of the foregoing, EBITDA of the Consumer/SMB Business will be calculated in accordance with the methodology used in creating the information included on Annex 2 to this Exhibit D. BCHI will calculate the Distribution Value in good faith and provide the calculation to the Company for its reasonable verification. If the Company and BCHI are unable to reach agreement concerning the value of the Consumer/SMB Business, the parties will submit the matter to an independent accounting firm for their determination.

(c) If the Distribution Value is less than $25 million, then, immediately prior to the Distribution Time, BCHI will deliver to Spinco a promissory note payable to Spinco in an amount equal to the excess of $25 million over the Distribution Value. This promissory note will be payable on the one-year anniversary of the Closing Date and may be settled by Surviving Company, at its election, either in cash or in shares of Company Common Stock, such shares to be calculated in accordance with the formula set forth in clause (c) below.

(d) If the Distribution Value is greater than $25 million (the “Excess Value”), then the BCHI shareholders will either (i) make a cash payment, at the Distribution Time, to BCHI in an amount equal to the Excess Value, or (ii) cause Spinco to issue a promissory note payable to BCHI in an amount equal to the Excess Value, payable on the one-year anniversary of the Closing Date, which at the election of Spinco can be paid in cash, or paid by the transfer of a number of shares of the common stock of the Company equal to (rounded up or down to the nearest whole share) (1) the Excess Value, divided by (2) the greater of (A) $2.00, or (B) the weighted average daily closing price of the Company Common Stock, as reported by NASDAQ (or any successor to such exchange), for the ten (10) consecutive trading days ending immediately prior to the third Business Day preceding the date of such transfer.

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Annex 1

Patents of the Consumer/SMB Business

Patent Title	Application No.	Registration No.	Country
CALL SCREENING SYSTEM AND METHOD	2597377	2,597,377	Canada
CALL SCREENING SYSTEM AND METHOD	12/673,377	8,577,002	United States

Annex 2

EBITDA of the Consumer/SMB Business